                                                         Filed pursuant to 424b5
                                                      Registration No. 333-51789


THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A FINAL PROSPECTUS SUPPLEMENT AND PROSPECTUS WILL BE DELIVERED TO PURCHASERS OF THESE SECURITIES. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 Subject to Completion, dated February 25, 2002

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 14, 1998)

                               20,000,000 Shares

                                 [TESORO LOGO]
                          TESORO PETROLEUM CORPORATION
                                  Common Stock

--------------------------------------------------------------------------------

We are offering 20,000,000 shares of our common stock. We will receive all of the net proceeds from the sale of these shares.

Our common stock is listed on the New York Stock Exchange and on the Pacific
Exchange under the symbol "TSO". On February   , 2002, the last reported sale
price of our common stock on the New York Stock Exchange was $     per share.

        INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS"
             BEGINNING ON PAGE S-17 OF THIS PROSPECTUS SUPPLEMENT.

                                                              PER SHARE        TOTAL
                                                              ---------        -----
Public offering price.......................................  $               $
Underwriting discounts and commissions......................  $               $
Proceeds to us (before expenses)............................  $               $

We have granted the underwriters a 30-day option to purchase up to an additional 3,000,000 shares of common stock to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers, on behalf of the underwriters, expects to deliver the shares of
common stock to purchasers on or about           , 2002.

--------------------------------------------------------------------------------

LEHMAN BROTHERS
                        GOLDMAN, SACHS & CO.
                                              FRIEDMAN BILLINGS RAMSEY
            , 2002

                              [Inside Front Cover]

                               TABLE OF CONTENTS

                                                              PAGE NO.
                                                              --------
                        PROSPECTUS SUPPLEMENT
About this Prospectus Supplement............................     S-1
Incorporation of Certain Information by Reference...........     S-2
Forward-Looking Statements..................................     S-3
Prospectus Supplement Summary...............................     S-5
Risk Factors................................................    S-17
Use of Proceeds.............................................    S-24
Capitalization..............................................    S-26
Pro Forma Financial Statements..............................    S-27
Business....................................................    S-34
Description of Common Stock.................................    S-52
Underwriting................................................    S-52
Legal Matters...............................................    S-55
Index to Financial Statements...............................     F-1
                              PROSPECTUS
Available Information.......................................       i
Incorporation of Certain Documents by Reference.............       i
Certain Forward-Looking Statements..........................      ii
The Company.................................................       1
Recent Developments.........................................       1
The Tesoro Capital Trusts...................................       2
Use of Proceeds.............................................       3
Ratio of Earnings to Fixed Charges..........................       3
Risk Factors................................................       3
Description of Debt Securities..............................       4
Description of Preferred Stock..............................      10
Description of Common Stock.................................      11
Description of The Stock Purchase Contracts and The Stock
  Purchase Units............................................      11
Description of the Trust Preferred Securities...............      12
Description of the Trust Guarantees.........................      13
Relationship Among the Trust Preferred Securities, The
  Subordinated Debt Securities and The Guarantees...........      15
Plan of Distribution........................................      17
Legal Matters...............................................      18
Experts.....................................................      18

                            ------------------------

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     We provide information to you about this offering of shares of our common stock in two separate documents. The accompanying prospectus provides general information, some of which may not apply to this offering, and this prospectus supplement describes the specific details regarding this offering. Generally, when we refer to this "prospectus", we are referring to both documents combined. Additional information is incorporated by reference in this prospectus. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

     You should rely only upon the information contained or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the common stock offered hereby by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. You should assume the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     This prospectus contains information about certain contracts or other documents that is not necessarily complete. When we make such statements, we refer you to the actual copies of the contracts or documents (that we will make available upon request), because the information is qualified in all respects by reference to those documents.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You also may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our common stock is listed and traded on the New York Stock Exchange and the Pacific Exchange under the trading symbol "TSO". Our reports, proxy statements and other information filed with the SEC also can be inspected and copied at the New York Stock Exchange, 20 Broad Street, New York, New York, and at the Pacific Exchange, 301 Pine Street, San Francisco, California.

     This prospectus "incorporates by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until we complete this offering:

     - Our Annual Report on Form 10-K for the year ended December 31, 2001;

     - Our Current Report on Form 8-K filed on September 21, 2001, as amended by Amendment No. 1 to our Current Report on Form 8-K filed on October 24, 2001 and Amendment No. 2 to our Current Report on Form 8-K filed on November 5, 2001;

     - Our Current Report on Form 8-K filed on February 4, 2002;

     - Our Current Report on Form 8-K filed on February 5, 2002;

     - Our two Current Reports on Form 8-K filed on February 21, 2002;

     - Our Current Report on Form 8-K filed on February 22, 2002; and

     - The description of our common stock included in our Registration Statement on Form 8-A dated April 21, 1969, as amended by a Form 8 dated April 23, 1969.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

          Tesoro Petroleum Corporation
          Attention: Corporate Communications
          300 Concord Plaza Drive
          San Antonio, Texas 78216-6999
          (210) 828-8484

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are included, or incorporated by reference in, this prospectus supplement, including in the sections entitled "Prospectus Supplement Summary", "Risk Factors", and "Business" included herein, "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 2001, and Exhibit
99.2 included in our Current Report on Form 8-K filed on February 5, 2002, and relate to, among other things, projections of revenues, earnings, earnings per share, cash flows, capital expenditures or other financial items, EBITDA (as defined herein), throughput, expectations regarding the Mid-Continent Acquisition (as defined herein), expectations regarding the pending acquisition of the Golden Eagle Assets (as defined herein), discussions of estimated future revenue enhancements and cost savings. These statements also relate to our business strategy, goals and expectations concerning our market position, future operations, margins, profitability, liquidity and capital resources. We have used the words "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "plan", "predict", "project", "will" and similar terms and phrases to identify forward-looking statements in this prospectus supplement.

     Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect the results of our operations and whether the forward-looking statements ultimately prove to be correct. Accordingly, these forward-looking statements are qualified in their entirety by reference to the factors described in "Risk Factors" and elsewhere in this prospectus supplement.

     Actual results and trends in the future may differ materially depending on a variety of factors including, but not limited to:

     - changes in general economic conditions;

     - the timing and extent of changes in commodity prices and underlying demand for our products;

     - the availability and costs of crude oil, other refinery feedstocks and refined products;

     - changes in our cash flow from operations, liquidity and capital requirements resulting from the pending acquisition of the Golden Eagle Assets;

     - our ability to consummate the pending acquisition of the Golden Eagle Assets;

     - our ability to (1) successfully integrate acquisitions, including the Pipeline System and the pending acquisition of the Golden Eagle Assets, and (2) identify and complete future strategic acquisitions;

     - fluctuations in our stock price, including fluctuations as a result of the announcement of the pending acquisition of the Golden Eagle Assets;

     - adverse changes in the ratings assigned to our trade credit and debt instruments;

     - increased interest rates and the condition of the capital markets;

     - the direct or indirect effects on our business resulting from terrorist incidents or acts of war;

     - political developments in foreign countries;

     - changes in our inventory levels;

     - changes in the cost or availability of third-party vessels, pipelines and other means of transporting feedstocks and products;

     - changes in fuel and utility costs for our facilities;

     - disruptions due to equipment interruption or failure at our or third-party facilities;

     - execution of planned capital projects;

     - state and federal environmental, economic, safety and other policies and regulations, any changes therein, and any legal or regulatory delays or other factors beyond our control;

     - adverse rulings, judgments, or settlements in litigation or other legal or tax matters, including unexpected environmental remediation costs in excess of any reserves;

     - actions of customers and competitors;

     - weather conditions affecting our operations or the areas in which our products are marketed; and

     - earthquakes or other natural disasters affecting operations.

     Many of these factors are described in greater detail in our filings with the SEC. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. We undertake no obligation to update any information contained in this prospectus or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this prospectus supplement.

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the matters discussed under the caption "Risk Factors" and the detailed information and financial statements included or incorporated by reference in this prospectus. When used in this prospectus supplement, the terms "Tesoro", "we", "our" and "us" except as otherwise indicated or as the context otherwise indicates, refer to Tesoro Petroleum Corporation and its subsidiaries. The term "Acquisitions" refers to the pending acquisition of the Golden Eagle Assets and the Mid-Continent Acquisition. Unless otherwise indicated herein or the context indicates otherwise, the information contained in this prospectus supplement gives effect to the pending acquisition of the Golden Eagle Assets.

                                  THE COMPANY

OVERVIEW

     We are an independent refiner and marketer with three operating segments -- (1) refining crude oil and other feedstocks and selling petroleum products in bulk and wholesale markets ("Refining"), (2) selling motor fuels and convenience products and services in the retail market ("Retail") and (3) providing petroleum products and logistics services to the marine and offshore exploration and production industries ("Marine Services"). Through our Refining segment, we manufacture products including primarily gasoline and gasoline blendstocks, jet fuel, diesel fuel and residual fuel for sale to a wide variety of commercial customers in the United States and countries in the Pacific Rim. Our Retail segment distributes motor fuels through a retail network of gas stations under the Tesoro, Mirastar, Tesoro Alaska and other brands. Our Marine Services segment markets and distributes a broad range of petroleum products, chemicals and supplies and provides logistical support services to the marine and offshore exploration and production industries operating in the Gulf of Mexico. We are evaluating various strategic opportunities (including a possible sale of all or a part of this business) to capitalize on the value of our Marine Services assets.

THE TRANSFORMATION OF TESORO

     Beginning in 1998, we entered into a series of acquisitions and strategic initiatives that we believe have enhanced our competitive position, the composition and geographical focus of our assets and our financial performance. Components of this transformation include:

     - expansion of our refining capacity through the acquisition of our Hawaii and Washington refineries in 1998 and our Mid-Continent refineries in 2001, which increased our rated crude oil capacity (excluding the pending acquisition of the Golden Eagle Assets) by more than four times the 1997 level;

     - divestiture of our exploration and production assets at the end of 1999 to focus on the refining and marketing sector;

     - expansion of our branded retail network (excluding the pending acquisition of the Golden Eagle Assets), as measured by number of stations, by two and one-half times the 1997 level, increasing our ability to realize the value of our refined products;

     - creation of an integrated refining and marketing system focusing on connected markets in the western United States;

     - our investment in capital projects to increase our ability to process less expensive feedstocks, maximize high value products and increase throughput; and

     - improvement of our refinery reliability and safety.

The pending acquisition of the Golden Eagle Assets in California is the next step in our transformation. We expect the pending acquisition of the Golden Eagle Assets to increase our rated crude oil capacity by an additional 168,000 barrels per day ("bpd") and, in combination with the four refineries acquired since

1998, to increase our total rated crude oil capacity to 558,000 bpd from 72,000 bpd in 1997. The following table summarizes the stages of our transformation:

                                              REFINING AND RETAIL SEGMENTS
                            ----------------------------------------------------------------
                                                                                 PRO FORMA
                                1997            1998(A)          2001(B)          2001(C)
                            -------------    -------------    -------------    -------------
REFINING:
Number of Refineries......              1                3                5                6
Rated Crude Oil Capacity
  (thousand bpd)..........             72              275              390              558
Primary Markets Served....         Alaska           Alaska           Alaska           Alaska
                                                    Hawaii           Hawaii           Hawaii
                                                       PNW(d)           PNW(d)           PNW(d)
                                                                       Utah             Utah
                                                              North Dakota/    North Dakota/
                                                                  Minnesota        Minnesota
                                                                                  California
RETAIL:
Tesoro-Owned Stations (end
  of period)..............             35               61              213              283
Total Branded Stations
  (end of period).........            194              232              677              747

FINANCIAL -- REFINING AND
  RETAIL (in millions)(e):
Identifiable Assets (end
  of period)..............         $337.4         $1,077.7         $2,448.7         $3,679.7
Revenues..................         $720.9         $1,268.0         $5,045.3         $7,940.1
EBITDA(f).................          $33.2            $94.8           $301.2           $670.7

---------------

(a) Data for the Washington refinery (acquired in August 1998) and the Hawaii operations (acquired in May 1998) since their date of acquisition.

(b) Data for the Mid-Continent refining and retail operations have been included in the amounts above since September 6, 2001, their acquisition date.

(c) Pro forma for the Acquisitions as if they had occurred on January 1, 2001.

(d) Pacific Northwest (Washington, Oregon and Idaho).

(e) The Refining and Retail segment excludes corporate and unallocated data.

(f) Earnings before extraordinary items, interest and financing costs, interest income, income taxes and depreciation and amortization ("EBITDA") is a measure we use for internal analysis and in presentations to analysts, investors and lenders. The calculation of EBITDA is not based on accounting principles generally accepted in the United States ("U.S. GAAP") and should not be considered as an alternative to net earnings or cash flows from operating activities (which are determined in accordance with U.S. GAAP), as an indicator of operating performance or as a measure of liquidity. EBITDA may not be comparable to similarly titled measures used by other entities. Pro forma EBITDA is EBITDA as defined before the impact of a year-end, non-cash $56 million writedown of inventories to current market value for the Golden Eagle Assets for the year ended December 31, 2001.

PENDING ACQUISITION OF THE GOLDEN EAGLE ASSETS

     Through a subsidiary, we entered into a sale and purchase agreement with Ultramar Inc., a subsidiary of Valero Energy Corporation, on February 4, 2002, which was amended on February 20, 2002. We agreed to acquire the 168,000 bpd Golden Eagle refinery located in Martinez, California near the San Francisco Bay Area along with 70 associated retail sites throughout northern California (collectively, the "Golden

Eagle Assets"). The purchase price for the Golden Eagle Assets is $995 million plus the market value of feedstock and refined product inventories at closing, assumed to be $130 million.

     We expect the pending acquisition of the Golden Eagle Assets to increase our combined rated crude oil capacity by more than 40% to 558,000 bpd. In addition, our branded retail network will expand to approximately 750 locations, including nearly 100 stations in California. We intend to close the pending acquisition of the Golden Eagle Assets, which is subject to customary conditions and approval by the Federal Trade Commission and the Attorneys General of the States of California and Oregon, in April 2002. We intend to finance the acquisition with a combination of debt (including an amendment to our senior secured credit facility) and public or private equity. Operating income and EBITDA (before the impact of a year-end, non-cash $56 million writedown of inventories to current market value) for the Golden Eagle Assets for the year ended December 31, 2001 was $147 million and $247 million, respectively. For this period, based upon information provided by the seller, the average daily throughput of the Golden Eagle Assets was 142,000 bpd. In March 2001, the seller restarted the 63,000 bpd No. 3 crude unit, significantly increasing the total amount of crude oil capacity at the refinery. At the same time, the seller restarted the 20,000 bpd No. 2 reformer unit, significantly improving the value of refinery output. As a result of these and other improvements made at the refinery, we expect average daily throughput at the refinery and the value of the refined product output, excluding the impact of turnarounds, to be substantially better than its historical rates and yields.

RECENT ACQUISITIONS

     On September 6, 2001, we acquired two refineries in North Dakota and Utah and related storage, distribution and retail assets from certain affiliates of BP. The acquired assets include a 60,000 bpd refinery in Mandan, North Dakota and a 55,000 bpd refinery in Salt Lake City, Utah. The acquired assets also include related bulk storage facilities, eight product distribution terminals, and retail assets consisting of 42 retail stations and contracts to supply a jobber network of over 280 retail stations. In connection with the acquisition of the North Dakota refinery, we purchased a North Dakota-based, common-carrier crude oil pipeline and gathering system ("Pipeline System") from certain affiliates of BP on November 1, 2001. The Pipeline System is the primary crude supply carrier for our Mandan, North Dakota refinery. The purchase of the Pipeline System and the acquisition of the North Dakota and Utah refineries and related storage, distribution and retail assets are collectively referred to as the "Mid-Continent Acquisition". We assumed certain liabilities and obligations (including costs associated with transferred employees and environmental matters) related to the acquired assets, subject to specified levels of indemnification. The Mid-Continent Acquisition enabled us to increase the size and scope of our operations and diversify our earnings and geographic exposure. We paid $756.1 million in cash (including $83.0 million for hydrocarbon inventories) for these assets. Pro forma operating income and EBITDA for these assets for the year ended December 31, 2001 (including the period under BP ownership), was $137.6 million and $163.7 million, respectively.

     In November 2001, we acquired 46 retail fueling facilities, including 37 retail stations with convenience stores and nine commercial cardlock facilities, located in Washington, Oregon and Idaho from a privately-held company based in Seattle, Washington.

REFINING

     We operate the largest refineries in Hawaii and Utah, the second largest refinery in Alaska, the only refinery in North Dakota and the second largest refinery in northern California. Our six refineries have a combined rated crude oil capacity of 558,000 bpd, as follows:

     - 168,000 bpd in Martinez, California;

     - 108,000 bpd in Anacortes, Washington;

     - 95,000 bpd in Kapolei, Hawaii on the island of Oahu;

     - 72,000 bpd in Kenai, Alaska;

     - 60,000 bpd in Mandan, North Dakota; and

     - 55,000 bpd in Salt Lake City, Utah.

     Our refinery system yield consists primarily of gasoline and gasoline blendstocks, jet fuel, diesel fuel and residual fuel oil. We also manufacture other products, including liquefied petroleum gas and liquid asphalt. During 2001 (excluding the pending acquisition of the Golden Eagle Assets), products from our refineries accounted for approximately 79% of our sales volumes, with the remaining 21% purchased from other refiners and suppliers. Rated crude oil capacity and actual throughput rates of crude oil and other feedstocks by refinery are as follows:

                                                                         THROUGHPUT (BPD)
                                                   RATED CRUDE     -----------------------------
REFINERY                                           OIL CAPACITY     1999       2000       2001
--------                                           ------------    -------    -------    -------
                                                      (BPD)
CALIFORNIA AND SOUTHWEST(a)
  California.....................................    168,000          *          *            --
PACIFIC NORTHWEST
  Washington.....................................    108,000        98,100    116,600    119,400
  Alaska.........................................     72,000        48,700     48,500     50,000
MID-PACIFIC
  Hawaii.........................................     95,000        86,900     84,400     87,100
MID-CONTINENT(b)
  North Dakota...................................     60,000            --         --     17,100
  Utah...........................................     55,000            --         --     16,500
                                                     -------       -------    -------    -------
     TOTAL REFINERY SYSTEM(a)(b).................    558,000       233,700    249,500    290,100
                                                     =======       =======    =======    =======

---------------

* Throughput rates are not meaningful for the California refinery prior to ownership by the seller in September 2000 because it was operated as part of a larger refinery system.

(a) Based upon information provided by the seller, California refinery throughput since the refinery was acquired by the seller was 45,400 bpd (averaged over the full year) in 2000 and 142,000 bpd in 2001. Based upon information provided by the seller, throughput averaged over the 122 days in 2000 that the seller owned the refinery was 136,200 bpd.

(b) Throughput volumes include the Mid-Continent refineries since we acquired them on September 6, 2001, averaged over 365 days. Throughput averaged over the 117 days that we owned the Mid-Continent refineries in 2001 was 53,500 bpd in North Dakota and 51,500 bpd in Utah. Prior to 2001, we believe that annual throughput averaged 54,500 bpd and 50,600 bpd at the North Dakota refinery in 1999 and 2000, respectively, and 50,700 bpd and 51,100 bpd at the Utah refinery in 1999 and 2000, respectively.

     At the Washington refinery, throughput was higher than the rated crude oil capacity in 2000 and 2001 due to operational improvements and the processing of other feedstocks in addition to crude oil. Throughput at the Alaska refinery has been below capacity levels, reflecting supply, demand and marketing economics in the region. Scheduled refinery maintenance turnarounds temporarily reduced throughput in Washington and Alaska in 1999, in Hawaii and North Dakota in 2000 and in Utah in 2000 and 2001.

     The seller of the Golden Eagle Assets has begun construction of a project at the refinery that we expect will increase the capacity of the California Air Resources Board ("CARB") gasoline that can be produced at the refinery by 20,000 bpd and enable us to conform with CARB III gasoline specifications scheduled to be effective on January 1, 2003. Based upon a review by an independent engineering firm, we believe that this project will cost a total of $122 million, a portion of which has been or will be paid by the seller. We expect to spend approximately $103 million in 2002 and 2003 to complete this project. Furthermore, we expect that the project will be substantially complete by the end of 2002.

     Our manufacturing strategy focuses on improving refinery reliability and safety and investing in capital projects to increase our ability to process less expensive feedstocks, maximize high value products and increase throughput. We commenced a heavy oil conversion project at our Washington refinery in 2000, which will enable us to process a larger proportion of lower-cost heavy crude oils, to manufacture a larger proportion of higher-value gasoline, and to reduce production of lower-value heavy products. We expect to spend approximately $116 million (including capitalized interest) for this project, of which $97 million had been spent through December 31, 2001. The de-asphalting unit, one of the major components of this project, has been in operation since late September 2001. The upgrade of the fluid catalytic cracking unit, the final major component of this project, is expected to be fully operational by the end of the first quarter of 2002. We estimate that the total heavy oil conversion project will increase annual operating profit by $30 million to $40 million (estimated $15 million to $20 million in 2002). The actual profit to be contributed by the heavy oil conversion project is subject to several factors, including, among others, refinery throughput, market values of light and heavy refined products, availability of economic heavy feedstocks, price differentials between light and heavy crude oils and operating expenses, including fuel and utility costs.

     We also operate refined product terminals in the following states:

     - Alaska -- Anchorage and Kenai;

     - California -- Martinez, Port Hueneme and Stockton;

     - Hawaii -- on the islands of Hawaii, Kauai, Maui and Oahu;

     - Idaho -- Boise and Burley;

     - Minnesota -- Minneapolis/St. Paul, Moorehead and Sauk Center;

     - North Dakota -- Jamestown and Mandan;

     - Utah -- Salt Lake City; and

     - Washington -- Anacortes, Port Angeles and Vancouver.

     In addition, we distribute products through third-party terminals and truck racks in our market areas. Terminals we operate are supplied primarily by our refineries. Fuel distributed through third-party terminals also is supplied by our refineries and through purchases and exchange arrangements with other refining and marketing companies.

     In August 2001, we opened an office in Long Beach, California to provide supply and marketing activities in the southwestern United States. Our goal is to establish a marketing operation in California capable of providing us and other independent marketers in California with a competitive and secure supply of products. To further these objectives, we lease approximately 500,000 barrels of storage capacity with waterborne access in southern California through September 2004. We believe that our Long Beach office and southern California storage capacity, together with the Golden Eagle Assets, will provide us with a competitive advantage in connected markets which should lower our operating, transportation and distribution costs and provide market penetration with competitive prices. We consider connected markets to include markets that are connected to our refining operations by pipelines, trucks, railcars, vessels or other means of conveyance as well as markets that, while not physically connected, are joined by means of exchange supply agreements between participants in those markets.

RETAIL

     Following the consummation of the acquisition of the Golden Eagle Assets, our Retail segment will include a network of approximately 750 branded retail stations (under the Tesoro, Mirastar, Tesoro Alaska and other brands), including over 280 Tesoro-owned retail gasoline stations and over 460 jobber/dealer stations (third-party retail distributors) in the western and mid-continental United States. These numbers include 70 retail stations to be acquired in the pending acquisition of the Golden Eagle Assets, over 320 retail stations connected with the Mid-Continent Acquisition and 46 retail fueling facilities acquired from a privately-held Seattle, Washington company in November 2001. We are in the process of rebranding the exterior signage for our acquired Tesoro-owned stations. Our retail network provides a committed outlet for a portion of the motor fuels produced at our refineries and provides a more profitable outlet for motor fuels than the wholesale market.

     We developed our Mirastar brand to be used exclusively under an agreement with Wal-Mart whereby we build and operate retail fueling facilities on parking lots of selected Wal-Mart store locations. Our relationship with Wal-Mart covers 17 western states. Each of the sites under our agreement with Wal-Mart is subject to a ground lease with a ten-year primary term and two options, exercisable at our discretion, to extend a site's lease for additional terms of five years. At December 31, 2001, we had 55 Mirastar stations in operation. Though dependent on Wal-Mart to offer sites, we expect to construct an additional 50 to 60 stations in each of 2002 and 2003. The average cost of constructing a standard Mirastar station with four fuel dispensers is approximately $550,000. The average investment in Mirastar stations will increase in the future with the construction of stations having more than four fueling dispensers.

MARINE SERVICES

     Our Marine Services segment markets and distributes a broad range of petroleum products, chemicals and supplies and provides logistical support services to the marine and offshore exploration and production industries operating in the Gulf of Mexico. These operations are conducted through a network of 15 terminals located on the Texas and Louisiana Gulf Coasts. We also own tugboats, barges and trucks used in the Marine Services operations.

     We are evaluating various strategic opportunities (including a possible sale of all or a part of this business) to capitalize on the value of our Marine Services assets. Our Marine Services business accounted for approximately 5% of our operating income and historical EBITDA for the year ended December 31, 2001.

                       STRATEGY AND COMPETITIVE STRENGTHS

     Our goal is to create value by:

     - maximizing our earnings, cash flows and return on capital employed by reducing costs, increasing efficiencies and optimizing existing assets; and

     - increasing our competitiveness by expanding our size and market presence through a combination of internal growth initiatives and selective acquisitions that are accretive to earnings and cash flow and provide operational synergies.

     We believe that we are well positioned to execute this strategy as a result of the following competitive strengths:

     Geographic and Cash Flow Diversity. The Mid-Continent Acquisition has diversified, and we believe the pending acquisition of the Golden Eagle Assets will further diversify, our geographical and operational sources of earnings and cash flow. As a result of the Mid-Continent Acquisition, we commenced refining and marketing operations in the mid-continental United States and expanded our operations in the western United States. The pending acquisition of the Golden Eagle Assets will continue our efforts to expand our presence in California and add another supply point in our core marketing area from which we supply our growing retail network. This geographical diversity reduces our dependence on any one market, which we believe should reduce the volatility of our earnings and cash flow.

     Operations in Attractive Markets. Our operations, including the Acquisitions, are based in markets with industry spreads typically above those in the Gulf Coast and East Coast markets.

     Integrated Refining System. With the addition of the Golden Eagle refinery, we will enhance our ability to optimize our operations among our refineries in California, Washington, Hawaii and Alaska. Each of these refineries has ship docking and off-loading capabilities which allow us to ship a portion of the intermediate feedstock produced at one refinery to another refinery and process it into finished product with higher economic value (net of transportation expenses). The waterborne access of these refineries, along with the tankers we charter, allow us to optimize our crude purchasing activities.

     Platform for Retail Expansion. Our retail operations provide a committed outlet for our products at higher margins than products sold at wholesale. We are using the North Dakota refinery and related assets as a platform for retail expansion in the Minneapolis/St. Paul market and the Utah refinery to expand our proprietary supply to the eastern Washington state market, offering us further retail expansion opportunities. Our agreement with Wal-Mart provides us additional growth opportunities to build and operate retail fueling facilities under the Mirastar brand on sites at selected Wal-Mart store locations in the western United States.

     Solid Track Record. Over the last several years, we have made significant operating improvements in each of our business segments while reducing our overall financial leverage. We have established a solid track record of operating stability and growth, and EBITDA from our Refining and Retail operations has grown from $33.2 million for the year ended December 31, 1997 to $670.7 million for the year ended December 31, 2001 (pro forma for the Acquisitions before the impact of a year-end, non-cash writedown of inventories to current market value). While leverage has historically increased as a result of acquisitions, we have successfully decreased debt levels with increased cash flow, asset sales and aggressive debt repayment efforts. We have significantly reduced our leverage on two separate occasions since the end of 1993. We decreased our total debt to capitalization ratio from 82% on December 31, 1993 to 23% on December 31, 1996. Additionally, we reduced this ratio from 56% on June 30, 1998 to 33% on June 30, 2001. These results demonstrate our experience and commitment to reducing debt levels, as well as our long-term focus on operating with a balanced capital structure.

     Experienced Management Team. We benefit from a strong and experienced management team at both the corporate and operating levels. Our senior management team has an average of 25 years of experience in the energy industry. Our management team has significantly improved our operating and financial performance over the last five years. In addition, our management team has demonstrated its ability to integrate acquisitions involving significant increases in assets, capacity and employees, as evidenced by our successful integration of the Washington and Hawaii refineries in 1998 and the Mid-Continent refineries in 2001.
                            ------------------------

     We were incorporated in Delaware in 1968. Our principal executive offices are located at 300 Concord Plaza Drive, San Antonio, Texas 78216-6999 and our telephone number is (210) 828-8484.

                                  THE OFFERING

Common Stock offered..........   20,000,000 shares

Common Stock to be outstanding
after the offering............   61,445,297 shares

Dividend Policy...............   We do not currently pay dividends on our common
                                 stock and our senior secured credit facility contains covenants limiting our ability to pay dividends.

Use of Proceeds...............   We estimate that we will receive net proceeds
                                 from the offering, without exercise of the over-allotment option, of approximately $255.5 million. We intend to use the net proceeds, along with other sources of cash, to fund the pending acquisition of the Golden Eagle Assets.
                                 If the pending acquisition of the Golden Eagle
                                 Assets does not occur or if we do not receive certain consents from existing lenders, we intend to use the net proceeds to temporarily pay down existing bank debt until we can amend our senior secured credit facility. See "Use of Proceeds".

Over-allotment option.........   3,000,000 shares

New York Stock Exchange
symbol........................   TSO

     The number of shares outstanding after the offering is based on the number of shares of our stock outstanding as of February 1, 2002. Unless we indicate otherwise, all information in this prospectus supplement assumes that the underwriters' over-allotment option is not exercised and excludes shares reserved for issuance on the exercise of options granted or available under our stock option plans. See "Risk Factors" in this prospectus supplement for a discussion of certain factors that you should consider before making an investment in our common stock.

           SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

     The following tables set forth certain of our summary historical condensed consolidated financial data and certain pro forma information after giving effect to this offering, the Acquisitions, the related financings and the conversion of our Premium Equity Securities ("PIES(SM)") into shares of our common stock. The summary historical financial information presented below for each of the years ended December 31, 1999, 2000 and 2001 has been derived from the financial statements incorporated by reference in this prospectus. The pro forma results of consolidated operations for the year ended December 31, 2001 and the pro forma balance sheet data as of December 31, 2001 are derived from our unaudited pro forma financial statements included and incorporated by reference in this prospectus. The unaudited pro forma information set forth below is not necessarily indicative of the results that actually would have been achieved had this offering, the Acquisitions, related financings and the conversion of the PIES(SM) been consummated on January 1, 2001 or December 31, 2001 as the case may be, or that may be achieved in the future. The unaudited pro forma financial statements do not reflect any benefits from potential cost savings or revenue enhancements resulting from our integration of the Golden Eagle Assets or the Mid-Continent Acquisition. You should read this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K incorporated by reference in this prospectus and the Pro Forma Financial Statements, Consolidated Financial Statements of Tesoro Petroleum Corporation, the Financial Statements of the Golden Eagle Refining and Marketing Assets Business and the Combined Financial Statements of The North Dakota and Utah Refining and Marketing Business of BP Corporation North America Inc. included or incorporated by reference in this prospectus.

                                                                     TESORO HISTORICAL            PRO FORMA
                                                              --------------------------------    ---------
                                                                        YEARS ENDED DECEMBER 31,
                                                              ---------------------------------------------
                                                                1999        2000      2001(A)       2001
                                                              --------    --------    --------    ---------
                                                                   (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Revenues
  Refining..................................................  $2,661.7    $4,612.6    $4,554.1       *
  Retail....................................................     227.4       305.0       491.2       *
  Marine Services...........................................     111.2       186.8       172.5       *
                                                              --------    --------    --------
    Total Revenues..........................................   3,000.3     5,104.4     5,217.8    $8,112.6
                                                              --------    --------    --------    --------
Costs of Sales and Expenses
  Refining..................................................   2,516.6     4,388.0     4,288.9       *
  Retail....................................................     209.5       300.1       455.2       *
  Marine Services...........................................     102.7       173.7       159.8       *
  Corporate and other.......................................      41.0        43.7        57.8       *
  Depreciation and amortization.............................      42.9        45.5        57.4       *
                                                              --------    --------    --------    --------
    Total Costs of Sales and Expenses.......................   2,912.7     4,951.0     5,019.1     7,656.2
                                                              --------    --------    --------    --------
Operating Income............................................      87.6       153.4       198.7       456.4
Interest and Financing Costs, Net of Capitalized Interest...     (37.6)      (32.7)      (52.8)     (175.5)
Interest Income.............................................       1.2         2.8         1.0         1.0
                                                              --------    --------    --------    --------
Earnings From Continuing Operations Before Income Taxes.....      51.2       123.5       146.9       281.9
Income Tax Provision........................................      19.0        50.2        58.9       116.4
                                                              --------    --------    --------    --------
Earnings From Continuing Operations, Net....................      32.2        73.3        88.0       165.5
Earnings from Discontinued Operations, Net of Income
  Taxes(b)..................................................      42.8          --          --          --
                                                              --------    --------    --------    --------
Net Earnings................................................      75.0        73.3        88.0       165.5
Preferred Dividend Requirements(c)..........................      12.0        12.0         6.0          --
                                                              --------    --------    --------    --------
Net Earnings Applicable to Common Stock.....................  $   63.0    $   61.3    $   82.0    $  165.5
                                                              ========    ========    ========    ========
Earnings Per Share From Continuing Operations
  Basic.....................................................  $   0.62    $   1.96    $   2.26    $   2.70
  Diluted...................................................  $   0.62    $   1.75    $   2.10    $   2.67
Net Earnings Per Share
  Basic.....................................................  $   1.94    $   1.96    $   2.26    $   2.70
  Diluted...................................................  $   1.92    $   1.75    $   2.10    $   2.67
Weighted Average Common Shares
  Basic.....................................................      32.4        31.2        36.2        61.4
  Diluted(c)................................................      32.8        41.8        41.9        61.9

                                                                     TESORO HISTORICAL            PRO FORMA
                                                              --------------------------------    ---------
                                                                        YEARS ENDED DECEMBER 31,
                                                              ---------------------------------------------
                                                                1999        2000      2001(A)       2001
                                                              --------    --------    --------    ---------
                                                                   (DOLLARS IN MILLIONS)
OTHER DATA:
Net Earnings Per Share Before Writedown of Inventories(d)
  Basic.....................................................        --          --          --    $   3.26
  Diluted...................................................        --          --          --    $   3.23
EBITDA(e)
  Refining..................................................  $  145.1    $  224.6    $  265.2           *
  Retail....................................................      17.9         4.9        36.0           *
  Marine Services...........................................       8.5        13.1        12.7           *
                                                              --------    --------    --------    --------
        Total Segment EBITDA................................     171.5       242.6       313.9       683.4
  Corporate and unallocated.................................     (41.0)      (43.7)      (57.8)      (57.8)
                                                              --------    --------    --------    --------
        Total from Continuing Operations....................     130.5       198.9       256.1       625.6
  Discontinued operations...................................     110.3          --          --          --
                                                              --------    --------    --------    --------
        Total Consolidated EBITDA...........................  $  240.8    $  198.9    $  256.1    $  625.6
                                                              ========    ========    ========    ========
Cash Flows From (Used In)
  Operating activities......................................  $  112.7    $   90.4    $  214.4           *
  Investing activities......................................     166.3       (88.0)     (976.7)          *
  Financing activities......................................    (149.2)     (130.1)      800.1           *
                                                              --------    --------    --------    --------
Increase (Decrease) in Cash and Cash Equivalents............  $  129.8    $ (127.7)   $   37.8           *
                                                              ========    ========    ========    ========
Capital Expenditures(f)
  Refining..................................................  $   54.7    $   56.5    $  140.0           *
  Retail....................................................      17.7        31.0        43.2           *
  Marine Services...........................................       1.5         3.2         3.1           *
  Corporate.................................................      10.8         3.3        23.2           *
                                                              --------    --------    --------    --------
        Total Continuing Operations.........................      84.7        94.0       209.5           *
  Discontinued operations...................................      56.5          --          --           *
                                                              --------    --------    --------    --------
        Total Capital Expenditures..........................  $  141.2    $   94.0    $  209.5           *
                                                              ========    ========    ========    ========
Rated Crude Oil Refining Capacity (thousand bpd)............       275         275         390         558
Number of Branded Retail Stations (end of year)
  Tesoro-owned..............................................        62          83         213         283
  Jobber/dealer.............................................       182         193         464         464
                                                              --------    --------    --------    --------
    Total Stations..........................................       244         276         677         747
                                                              ========    ========    ========    ========
BALANCE SHEET DATA:
Cash and Cash Equivalents...................................  $  141.8    $   14.1    $   51.9    $   51.9
Working Capital.............................................     290.0       247.8       339.5       472.7
Property, Plant and Equipment, Net..........................     731.6       781.4     1,522.3     2,352.3
Total Assets................................................   1,486.5     1,543.6     2,662.3     3,893.3
Total Debt and Other Obligations(g).........................     417.6       310.6     1,146.9     2,062.4
Stockholders' Equity(c)(h)..................................     623.1       669.9       757.0     1,012.5

---------------

 *  Not available.

(a) Financial results of the Mid-Continent refining and retail operations have been included in the amounts above since September 6, 2001, their acquisition date.

(b) In December 1999, we sold our oil and gas exploration and production operations and recorded an aftertax gain of $39.1 million from the sales of these operations.

(c) The assumed conversion of PIES(SM) into 10.35 million shares of our common stock for 1999 produced anti-dilutive results and therefore was not included in the diluted calculations of earnings per share. The PIES(SM) automatically converted into shares of common stock in July 2001, which eliminated our $12 million annual preferred dividend requirement.

(d) Basic and diluted earnings per share before the impact of a year-end, non-cash $56 million writedown of inventories to current market value for the Golden Eagle Assets for the year ended December 31, 2001.

(e) The calculation of EBITDA is not based on U.S. GAAP and should not be considered as an alternative to net earnings or cash flows from operating activities (which are determined in accordance with U.S. GAAP), as an indicator of operating performance or as a measure of liquidity. EBITDA may not be comparable to similarly titled measures used by other entities. Pro forma EBITDA is EBITDA as defined before the impact of a year-end, non-cash $56 million writedown of inventories to current market value for the Golden Eagle Assets for the year ended December 31, 2001.

(f) Capital expenditures excluded $783.4 million in 2001 to fund acquisitions in the Refining and Retail segments.

(g) In September 2001, we entered into a senior secured credit facility. We subsequently issued $215 million principal amount of our 9 5/8% Senior Subordinated Notes to repay a capital markets term loan under our senior secured credit facility.

(h) We have not paid dividends on our common stock since 1986.

                   SUMMARY REFINING AND RETAIL OPERATING DATA

                                                                   FISCAL YEARS
                                                              -----------------------
                                                              1999     2000     2001
                                                              -----    -----    -----
REFINERY THROUGHPUT (thousand bpd):
California Refinery(a)......................................      *        *       --
Washington Refinery.........................................   98.1    116.6(b) 119.4(b)
Hawaii Refinery.............................................   86.9     84.4     87.1
Alaska Refinery.............................................   48.7     48.5     50.0
North Dakota Refinery(c)....................................     --       --     17.1
Utah Refinery(c)............................................     --       --     16.5
                                                              -----    -----    -----
    Total Throughput........................................  233.7    249.5    290.1
                                                              -----    -----    -----
REFINERY SYSTEM YIELD (thousand bpd):
California and Southwest Refinery(d)........................      *        *       --
                                                              -----    -----    -----
Pacific Northwest Refineries
  Gasoline and gasoline blendstocks.........................   71.4     74.2     73.1
  Jet fuel..................................................   29.7     31.4     28.4
  Diesel fuel...............................................   21.3     27.5     29.5
  Heavy oils, residual products and other...................   29.7     38.0     44.3
                                                              -----    -----    -----
    Total for the Pacific Northwest Refineries..............  152.1    171.1    175.3
                                                              -----    -----    -----
Mid-Pacific Refinery
  Gasoline and gasoline blendstocks.........................   21.5     20.8     19.8
  Jet fuel..................................................   28.6     26.2     27.5
  Diesel fuel...............................................   11.4     11.7     14.0
  Heavy oils, residual products and other...................   30.2     26.8     26.8
                                                              -----    -----    -----
    Total for the Mid-Pacific Refinery......................   91.7     85.5     88.1
                                                              -----    -----    -----
Mid-Continent Refineries(e)
  Gasoline and gasoline blendstocks.........................     --       --     17.6
  Jet fuel..................................................     --       --      3.5
  Diesel fuel...............................................     --       --      9.4
  Heavy oils, residual products and other...................     --       --      4.4
                                                              -----    -----    -----
    Total for the Mid-Continent Refineries..................     --       --     34.9
                                                              -----    -----    -----
GROSS REFINING MARGIN ($/barrel):
Pacific Northwest...........................................  $6.55    $7.89    $7.42
Mid-Pacific.................................................  $4.46    $4.80    $5.85
Mid-Continent...............................................     --       --    $8.19(f)
NUMBER OF BRANDED RETAIL STATIONS (end of period):(g)
Tesoro (including Tesoro Alaska) --
  Tesoro-owned..............................................     62       63      138
  Jobber/dealer.............................................    182      193      183
Mirastar --
  Tesoro-owned..............................................     --       20       55
Other --
  Tesoro-owned..............................................     --       --       20(h)
  Jobber/dealer.............................................     --       --      281
Total Branded Retail Stations --
  Tesoro-owned..............................................     62       83      213
  Jobber/dealer.............................................    182      193      464

---------------
 * Throughput and yield rates are not meaningful for the California refinery prior to ownership by the seller in September 2000 because it was operated as part of a larger refining system.

(a) Based upon information provided by the seller, California refinery throughput, since the refinery was acquired by the seller, was 45,400 bpd (averaged over the full year) in 2000 and 142,000 bpd in 2001. Based upon information provided by the seller, throughput averaged over the 122 days in 2000 that the seller owned the refinery was 136,200 bpd.

(b) At the Washington refinery, throughput and refined products manufactured were higher than the rated crude oil capacity in 2000 and 2001 due to operational improvements and the processing of other feedstocks in addition to crude oil.

(c) Throughput volumes include the Mid-Continent refineries since we acquired them on September 6, 2001, averaged over 365 days. Throughput averaged over the 117 days that we owned the Mid-Continent refineries in 2001 was 53,500 bpd in North Dakota and 51,500 bpd in Utah. Prior to 2001, we believe that annual throughput averaged 54,500 bpd and 50,600 bpd at the North Dakota refinery in 1999 and 2000, respectively, and 50,700 bpd and 51,100 bpd at the Utah refinery in 1999 and 2000, respectively.

(d) Based upon information provided by the seller, California refinery yield, since the refinery was acquired by the seller, was 45,000 bpd (averaged over the full year) in 2000 and 139,700 bpd in 2001. Based upon information provided by the seller, yield averaged over the 122 days in 2000 that the seller owned the refinery was 134,900 bpd.

(e) Refinery system yield includes the Mid-Continent refineries since we acquired them on September 6, 2001, averaged over 365 days. Refinery system yield averaged over the 117 days that we owned the Mid-Continent refineries in 2001 was 108,700 bpd.

(f) Gross refining margin for 2001 included amounts for the Mid-Continent refineries since their acquisition on September 6, 2001.

(g) Excludes 70 retail stations from the pending acquisition of the Golden Eagle Assets.

(h) We acquired these stations in recent acquisitions and they are in the process of being rebranded to the Tesoro brand.

                                  RISK FACTORS

     Your investment in our common stock will involve risks. Before you decide to purchase any common stock, you should carefully consider the following risk factors and other information contained, or incorporated by reference, in this prospectus.

RISKS RELATING TO THIS OFFERING

OUR ABILITY TO SELL MORE SHARES IN THE FUTURE MAY ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

     Upon consummation of this offering (assuming no exercise of the underwriters' over-allotment option), we will have 61,445,297 shares of common stock outstanding. Future sales of our common stock by existing stockholders pursuant to Rule 144 under the Securities Act, or through the exercise of outstanding registration rights or otherwise, could have an adverse effect on the prevailing market price of our common stock and our ability to raise additional capital. Except for the common stock to be sold in this offering, we have agreed not to offer, sell, contract to sell or otherwise issue any shares of our common stock (except pursuant to outstanding options and warrants) or other capital stock or securities convertible into or exchangeable for, or any rights to acquire, common stock or other capital stock, with certain exceptions including certain exceptions for common stock or other capital stock issued or sold in connection with future acquisitions by us or in private equity transactions in connection with the pending acquisition, prior to the expiration of 30 days from the date of this prospectus supplement without the prior written consent of Lehman Brothers Inc., on behalf of the underwriters. Our executive officers and directors have agreed not to sell any such shares for 30 days following the date of this prospectus supplement without the consent of Lehman Brothers Inc., on behalf of the underwriters. Thereafter, all such shares held by our executive officers and directors will be eligible for sale in the public market (subject, in most cases, to applicable volume limitations and other resale conditions imposed by Rule 144). The sale, or the availability for sale, of substantial amounts of our common stock or securities convertible into common stock in the public market at any time subsequent to the date of this prospectus supplement could adversely affect the prevailing market price of our common stock.

OUR GOVERNING DOCUMENTS INCLUDE CHANGE OF CONTROL PROVISIONS WHICH COULD RESULT IN YOU RECEIVING LESS FOR YOUR SHARES OF COMMON STOCK THAN OTHERWISE MIGHT BE AVAILABLE.

     Certain provisions of our Restated Certificate of Incorporation, as amended, and Bylaws may have the effect of discouraging or delaying attempts to gain control of Tesoro, including provisions which could result in our stockholders receiving less for their shares of common stock than otherwise might be available in the event of a take-over attempt. These provisions include: (1) authorizing directors to fill vacancies on our board of directors that occur between annual meetings; (2) restricting the persons who may call a special meeting of stockholders; (3) authorizing the issuance of preferred stock; (4) requiring advance notice for stockholder proposals; and (5) requiring our board of directors to fix a record date prior to conducting a consent solicitation. Furthermore, certain provisions of Delaware law may also discourage or hinder attempts by third parties to obtain control of Tesoro. In addition, certain events that could lead to a change of control of Tesoro will constitute a change of control under the indentures relating to our senior subordinated notes and require us to make an offer to purchase those notes. A change of control is also a default under our senior secured credit facility.

RISKS RELATING TO THE ACQUISITIONS

THE PENDING ACQUISITION OF THE GOLDEN EAGLE ASSETS IS SUBJECT TO CLOSING CONDITIONS THAT COULD PREVENT US FROM ACQUIRING THE ASSETS ON THE SCHEDULED TIMETABLE OR AT ALL, AND WE COULD LOSE OUR $53.75 MILLION DEPOSIT.

     We entered into a sale and purchase agreement on February 4, 2002 for the Golden Eagle Assets, which was amended on February 20, 2002. If the acquisition is not consummated by May 31, 2002 and the failure to close is a result of our default (including default because of our failure to obtain adequate financing for the acquisition) under the sale and purchase agreement, we will forfeit our $53.75 million earnest money deposit. In addition to customary closing conditions, the consummation of the acquisition is subject to approval by the Federal Trade Commission and the Attorneys General of the States of California and Oregon. The failure to obtain these approvals or to meet the customary closing conditions could delay or prevent the consummation of the acquisition.

WE COULD FACE SIGNIFICANT EXPOSURE TO LIABILITIES THAT WE HAVE ASSUMED OR AGREED TO ASSUME IN CONNECTION WITH THE MID-CONTINENT ACQUISITION AND, FOLLOWING CLOSING, THE ACQUISITION OF THE GOLDEN EAGLE ASSETS.

     We have assumed or agreed to assume a substantial portion of the sellers' obligations, responsibilities, liabilities, costs and expenses arising out of or incurred in connection with the Mid-Continent refineries. This includes, subject to certain exceptions, certain of the sellers' obligations, liabilities, costs and expenses for violations of health, safety and environmental laws relating to the assets, including certain known and unknown obligations, liabilities, costs and expenses arising or incurred prior to, on or after the closing date. We also assumed the sellers' obligations and liabilities under a consent decree among the United States, BP Exploration and Oil Co., Amoco Oil Company and Atlantic Richfield Company. BP entered into this consent decree for the Mid-Continent refineries for various alleged violations. As the new owner of these refineries, we are required to address issues including leak detection and repair, flaring protection and sulfur recovery unit optimization. We estimate we will have to spend an aggregate of $18 million to comply with this consent decree. In addition, we have agreed to indemnify the sellers for all losses of any kind incurred in connection with or related to these assumed liabilities.

     In addition to paying the purchase price for the Golden Eagle Assets, upon the closing of the acquisition of the Golden Eagle Assets, we have agreed to assume a substantial portion of the seller's obligations, responsibilities, liabilities, costs and expenses arising out of or incurred in connection with the operation of the Golden Eagle Assets. This includes, subject to certain exceptions, certain of the seller's obligations, liabilities, costs and expenses for environmental compliance matters relating to the assets, including certain known and unknown obligations, liabilities, costs and expenses arising or incurred prior to, on or after the closing date. Subject to certain conditions, we have also agreed to assume the seller's obligations pursuant to its settlement efforts with the Environmental Protection Agency concerning the
Section 114 refinery enforcement initiative under the Clean Air Act, except for any potential monetary penalties, which the seller will retain.

     Following the closing of the pending acquisition of the Golden Eagle Assets, we also will assume and take assignment of certain of the seller's obligations and rights (including certain indemnity rights) arising out of or related to the agreement pursuant to which the seller purchased the refinery in 2000. The seller has agreed to use commercially reasonable efforts to persuade Phillips Petroleum Company, as successor to Tosco Corporation ("Phillips"), to consent to this assignment, including the seller's rights to indemnification of up to $50 million on environmental matters existing prior to the seller's acquisition of the Golden Eagle Assets. If the seller cannot obtain a consent from Phillips, the seller has agreed to provide us with a "back-to-back" indemnity that will indemnify us against any liability for which the seller is entitled to recover under the corresponding indemnity. The seller's indemnity, however, is non-recourse to the seller and is limited to amounts the seller actually receives from Phillips, less any legal or other enforcement costs the seller incurs. Therefore, the indemnification that we may be entitled to receive may not be sufficient to cover any losses or damages we incur.

     The operation of refineries and pipelines is inherently subject to spills, discharges or other releases of petroleum or hazardous substances. If any of these events occurred or occurs in connection with the Mid-Continent Acquisition assets or the pending acquisition of the Golden Eagle Assets, other than events for which we are indemnified, we will be liable for all costs and penalties associated with their remediation under federal, state or local environmental laws or common law, and will be liable for property damage to third parties caused by contamination from releases and spills. The penalties and clean-up costs that we could have to pay for releases or spills, or the amounts that we could have to pay to third parties for damage to their property, could be significant and the payment of these amounts could have a material adverse effect on our business, financial condition and results of operations.

     The operation of the Mid-Continent and Golden Eagle refineries is and will continue to be subject to hazards and risks inherent in refining operations and in transporting and storing crude oil and refined products, including fires, natural disasters, explosions, pipeline ruptures and spills and mechanical failure of equipment. Any of these events can result in environmental pollution and property damage. Our assumption of liability for these events that occurred before closing could expose us to significant and costly liabilities, the payment of which could have a material adverse effect on our business, financial condition and results of operations.

THE GOLDEN EAGLE REFINERY MAY NOT CURRENTLY MEET OUR SAFETY STANDARDS, WHICH COULD CAUSE US TO INCUR POTENTIALLY SIGNIFICANT LIABILITY FOR ANY FUTURE HAZARDS.

     The Golden Eagle refinery may not currently meet our internal safety and environmental standards. We anticipate that it could take several years of continued focus on improving the reliability and maintenance of the Golden Eagle refinery before it will comply with our internal safety requirements. Therefore, we may be required to spend a higher amount on capital expenditures for the Golden Eagle refinery than for our other refineries. In addition, because of past incidents at the Golden Eagle refinery, we may face a significantly increased financial burden in obtaining sufficient property and liability insurance.

AS A RESULT OF THE MID-CONTINENT ACQUISITION, WE HAVE SIGNIFICANT PIPELINE CAPACITY AND VARIOUS OBLIGATIONS WITH WHICH WE MAY BE UNFAMILIAR.

     Prior to the Mid-Continent Acquisition, we did not own refineries or pipelines in the mid-continent region and had no experience in operating pipelines in those states. In addition, the Pipeline System significantly increased the quantity of crude oil pipeline which we own and operate. Our management is more experienced at operating refineries than pipelines, so we may face regulatory and operational matters with which we are unfamiliar. While we have entered into transition services agreements (as amended) for BP to operate the refined products pipeline and the crude oil Pipeline System on our behalf until December 15, 2002, our current knowledge level, infrastructure and employees may not be sufficient to efficiently operate the Pipeline System if we are required to suddenly take over its operation. In addition, we have entered into agreements with BP pursuant to which BP has agreed to purchase some of the products from the Utah refinery and a majority of the products from the North Dakota refinery. If, however, BP fails to purchase these products under the agreements, we currently are unfamiliar with customers in those markets and we would suffer losses in revenue until we find third-party purchasers.

INTEGRATING OUR OPERATIONS WITH THE MID-CONTINENT ACQUISITION ASSETS AND, IF ACQUIRED, THE GOLDEN EAGLE ASSETS, MAY STRAIN OUR RESOURCES.

     The significant expansion of our business and operations, both in terms of geography and magnitude resulting from the Mid-Continent Acquisition and the pending acquisition of the Golden Eagle Assets, may strain our administrative, operational and financial resources. The integration of the Golden Eagle Assets will require the dedication of management resources that may temporarily detract from our day-to-day business or hinder integration of the Pipeline System. These types of demands and uncertainties could have a material adverse effect on our business, financial condition and results of operations. We may not be able to manage the combined operations and assets effectively or realize any of the anticipated benefits of the Pipeline System or the pending acquisition of the Golden Eagle Assets.

RISKS RELATING TO OUR BUSINESS

WE HAVE A SUBSTANTIAL AMOUNT OF DEBT THAT COULD LIMIT OUR FLEXIBILITY IN OPERATING OUR BUSINESS OR LIMIT OUR ACCESS TO FUNDS WE NEED TO GROW OUR BUSINESS.

     Giving effect to the pending acquisition of the Golden Eagle Assets and the application of the net proceeds as described in this prospectus, our pro forma consolidated indebtedness as of December 31, 2001 would have been $2,062.4 million (including the outstanding 9% Senior Subordinated Notes due 2008 and

9 5/8% Senior Subordinated Notes due 2008, but excluding an additional $174 million available under our revolving credit facility). Following our announcement of the pending acquisition of the Golden Eagle Assets, we were put on credit watch by the rating agencies. Furthermore, we also will be required to incur a substantially increased amount of indebtedness to consummate the pending acquisition of the Golden Eagle Assets. Our high degree of leverage may have important consequences, including the following:

     - we may have difficulties obtaining additional or favorable financing for capital expenditures, working capital, acquisitions or other purposes;

     - a substantial portion of our cash flow will be used to make debt service payments, which will reduce the funds that would otherwise be available to us for operations and future business opportunities;

     - our debt level could limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     - our debt level may place us at a competitive disadvantage to our less leveraged competitors;

     - our debt level makes us more vulnerable to the impact of economic downturns and adverse developments in our business; and

     - our floating rate debt level makes us more vulnerable to the impact of an increase in interest rates.

     Our ability to meet our expenses and debt obligations, to refinance our debt obligations and to fund capital expenditures will depend on our future performance, which will be affected by general economic, financial, competitive, legislative, regulatory and other factors beyond our control.

     Our business may not generate sufficient cash flow, or we may not be able to borrow funds under our senior secured credit facility, in an amount sufficient to enable us to service our indebtedness or make capital expenditures. If we are unable to generate sufficient cash flow from operations or to borrow sufficient funds to service our debt, we may be required to sell assets, reduce capital expenditures, refinance all or a portion of our existing debt or obtain additional financing. We may not be able to sell assets, refinance our debt or borrow more money on terms acceptable to us, if at all. Additionally, the covenants contained in our senior secured credit facility and our indentures restrict our ability to incur additional debt.

THE VOLATILITY OF CRUDE OIL PRICES, REFINED PRODUCT PRICES AND FUEL AND UTILITY SERVICE PRICES MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR CASH FLOW AND RESULTS OF OPERATIONS.

     Our refining and wholesale marketing earnings and cash flows from operations depend on the margin above fixed and variable expenses (including the cost of refinery feedstocks) at which we are able to sell refined products. In recent years, the prices of crude oil and refined products have fluctuated substantially. These prices depend on numerous factors beyond our control, including the demand for crude oil, gasoline and other refined products, which are subject to, among other things:

     - changes in the economy and the level of foreign and domestic production of crude oil and refined products;

     - worldwide political conditions;

     - availability of crude oil and refined product imports;

     - marketing of alternative and competing fuels;

     - government regulations; and

     - local factors, including market conditions and the level of operations of other refineries in our markets.

     Our sale prices for refined products are influenced by the commodity price of crude oil. Generally, an increase or decrease in the price of crude oil results in a corresponding increase or decrease in the price of gasoline and other refined products. The timing of the relative movement of the prices, however, as well as the overall change in product prices, can reduce profit margins and could have a significant impact on our refining and wholesale marketing operations and our earnings and cash flows. In addition, we maintain inventories of crude oil, intermediate products and refined products, the values of which are subject to rapid fluctuation in market prices. Also, crude oil supply contracts are generally term contracts with market-responsive pricing provisions. We purchase our refinery feedstocks prior to selling the refined products manufactured. Price level changes during the period between purchasing feedstocks and selling the manufactured refined products from these feedstocks could have a significant effect on our financial results. We also purchase refined products manufactured by others for sale to our customers. Price level changes during the periods between purchasing and selling these products could have a material adverse effect on our business, financial condition and results of operations.

     The rising costs and unpredictable availability of fuel and utility services used by our refineries and other operations have increased operating costs and will continue to impact production and delivery of products. Fuel and utility prices have been and will continue to be affected by supply and demand for fuel and utility services in both local and regional markets.

TERRORIST ATTACKS AND THREATS OR ACTUAL WAR MAY NEGATIVELY IMPACT OUR BUSINESS.

     Our business is affected by general economic conditions and fluctuations in consumer confidence and spending, which can decline as a result of numerous factors outside of our control, such as terrorist attacks and acts of war. Recent terrorist attacks in the United States, as well as events occurring in response to or in connection with them, including future terrorist attacks against U.S. targets, rumors or threats of war, actual conflicts involving the United States or its allies, or military or trade disruptions impacting our suppliers or our customers, may adversely impact our operations. As a result, there could be delays or losses in the delivery of supplies and raw materials to us, decreased sales of our products (especially sales to our customers that purchase jet fuel) and extension of time for payment of accounts receivable from our customers (especially our customers in the airline industry). Strategic targets such as energy-related assets (which could include refineries such as ours) may be at greater risk of future terrorist attacks than other targets in the United States. These occurrences could have an adverse impact on energy prices, including prices for our crude oil and refined products, and an adverse impact on the margins from our refining and wholesale marketing operations. In addition, disruption or significant increases in energy prices could result in government-imposed price controls. It is possible that any or a combination of these occurrences could have a material adverse effect on our business.

COMPLIANCE WITH VARIOUS ENVIRONMENTAL REQUIREMENTS COULD INCREASE THE COST OF OPERATING OUR BUSINESS.

     All of our operations are subject to extensive requirements relating to air emissions, water discharges, waste management and other environmental matters that can entail costly compliance measures. For example, we currently anticipate that revised standards for low sulfur content in gasoline and highway diesel fuel will require us to spend approximately $100 million through 2006 and $45 million in years after 2006 to comply with regulations that will be applicable to several of our currently owned refineries at various dates (depending on the refinery and the fuel involved) between 2004 and 2010, and that other air emissions and environmental requirements will require us to spend at least an additional $60 million through 2006. In addition, the Golden Eagle Assets will require substantial expenditures to address upcoming "clean fuels" requirements, including California regulations to phase out the use of the oxygenate known as MTBE by the end of 2002. Based upon a review by an independent engineering firm, we believe that clean fuels costs at the Golden Eagle refinery will cost a total of $122 million, a portion of which has been or will be paid by the seller. We expect to spend approximately $103 million in 2002 and 2003 to comply with these requirements. Furthermore, we expect that the project will be substantially complete by the end of 2002. We also expect to spend approximately $24 million by 2006 at the Golden Eagle refinery to meet the "ultra low sulfur diesel" standards. The measures we anticipate for achieving compliance with these and other obligations may not be sufficient to meet these requirements or our compliance costs may significantly exceed current estimates. If we fail to meet environmental requirements, we may be subject to administrative, civil and criminal proceedings by state and federal authorities, as well as civil proceedings by environmental groups and other individuals, which could result in substantial fines and penalties against us as well as orders that could limit or halt our operations.

     The Golden Eagle Assets are also subject to extensive environmental requirements. We anticipate that capital expenditures addressing environmental issues at the refinery such as controls on emission of nitrogen oxides and piping upgrades required to be made pursuant to orders from California's Regional Water Quality Control Board with jurisdiction over the refinery, and requirements as a result of a pending settlement of a lawsuit by a citizens' group concerning coke dust emissions from the refinery's Pittsburg Dock loading facility, will total approximately $32 million during 2002. Although some portion of these costs are being and will continue to be incurred by the seller of the Golden Eagle Assets prior to the closing of the transaction, a substantial portion of the work will remain after the closing, the costs of which we will incur. In addition, we estimate that we will incur approximately $96 million in environmental capital expenditures at the refinery for similar projects from 2003 through 2006 and $90 million beyond 2006.

     In addition, soil and groundwater conditions at the Golden Eagle refinery (including the Amorco terminal and the coke terminal) may entail substantial expenditures over time. Although existing information is limited, our preliminary estimate of costs to address soil and groundwater conditions at the refinery in connection with various projects, including those required pursuant to orders by the California Regional Water Quality Control Board, is approximately $66 million, of which approximately $43 million is anticipated to be incurred through 2006 and the balance afterwards. We believe we will be entitled to indemnification, directly or indirectly, from former owners or operators of the refinery (or their successors) under two separate indemnification agreements, for approximately $59 million of such costs. We cannot assure you that any indemnification will be realized.

     Additionally, soil and groundwater conditions at approximately 50 of the 70 retail stations to be acquired through the pending acquisition of the Golden Eagle Assets may require expenditures of approximately $6 million in the aggregate, pursuant to orders and regulations set by the California Regional Water Quality Control Board. We also expect to spend approximately $3 million in the aggregate on capital improvements to meet new California vapor control equipment requirements at each of the retail facilities.

     Our Refining and Marine Services segments operate in environmentally sensitive coastal waters, where tanker, pipeline and refined product transportation operations are closely regulated by local and federal agencies and monitored by environmental interest groups. Our California, Mid-Pacific and Pacific Northwest refineries import crude oil feedstocks by tanker. Transportation of crude oil and refined product over water involves inherent risk and subjects us to the provisions of the Federal Oil Pollution Act of 1990 and state laws in California, Washington, Hawaii, Alaska and the U.S. Gulf Coast. The Golden Eagle refinery will be subject to the same federal and to California laws governing the transportation of crude oil and refined products over water. Among other things, these laws require us to demonstrate in some situations our capacity to respond to a "worst case discharge" to the maximum extent possible. We have contracted with various spill response service companies in the areas in which we transport crude oil and refined product to meet the requirements of the Federal Oil Pollution Act of 1990 and state laws. However, there may be accidents involving tankers transporting crude oil or refined products, and response services may not respond to a "worst case discharge" in a manner that will adequately contain that discharge or we may be subject to liability in connection with a discharge.

     Our operations are inherently subject to accidental spills, discharges or other releases of petroleum or hazardous substances that may make us liable to governmental entities or private parties under federal, state or local environmental laws, as well as under common law. These may involve contamination associated with facilities we currently own or operate, facilities we formerly owned or operated and facilities to which we sent wastes or by-products for treatment or disposal and other contamination. Accidental discharges may occur in the future, future action may be taken in connection with past discharges, governmental agencies may assess damages or penalties against us in connection with any past or future contamination, or third parties may assert claims against us for damages allegedly arising out of any past or future contamination.

     From time to time we have been, and presently are, subject to litigation and investigations with respect to environmental and related matters. We may become involved in further litigation or other proceedings, or we may be held responsible in any existing or future litigation or proceedings, the costs of which could be material.

     We have in the past operated service stations with underground storage tanks in various jurisdictions, and currently operate service stations in Hawaii, Alaska and 16 states in the mid-continental and western United States that have underground storage tanks. Federal and state regulations and legislation govern the storage tanks and compliance with these requirements can be costly. The operation of underground storage tanks also poses certain other risks, including damages associated with soil and groundwater contamination. Leaks from underground storage tanks at one or more of our service stations may occur, or previously operated service stations may impact soil or groundwater that could result in fines or civil liability for us.

THE DANGERS INHERENT IN OUR OPERATIONS AND THE POTENTIAL LIMITS ON INSURANCE COVERAGE COULD EXPOSE US TO POTENTIALLY SIGNIFICANT LIABILITY COSTS.

     Our operations are subject to hazards and risks inherent in refining operations and in transporting and storing crude oil and refined products, such as fires, natural disasters, explosions, pipeline ruptures and spills and mechanical failure of equipment at our or third-party facilities, any of which can result in environmental pollution, personal injury claims and other damage to our properties and the properties of others. We do not maintain insurance coverage against all potential losses and we could suffer losses for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our business, financial condition and results of operations.

IF WE ARE UNABLE TO MAINTAIN AN ADEQUATE SUPPLY OF FEEDSTOCKS, OUR RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED.

     We may not continue to have an adequate supply of feedstocks, primarily crude oil, available to our five refineries to sustain our current level of refining operations. If additional crude oil becomes necessary at one or more of our refineries, we intend to implement available alternatives that are most advantageous under then prevailing conditions. Implementation of some alternatives could require the consent or cooperation of third parties and other considerations beyond our control. In particular, the North Dakota refinery is landlocked and does not have a diversity of pipelines to allow us to transport crude oil to it. The North Dakota refinery, therefore, is completely dependent upon the delivery of crude oil through the Pipeline System. If outside events cause an inadequate supply of crude oil, or if the Pipeline System transports lower volumes of crude oil, our anticipated revenues could decrease. If we are unable to obtain supplemental crude oil volumes, or are only able to obtain these volumes at uneconomic prices, our results of operations could be adversely affected.

WE ARE SUBJECT TO INTERRUPTIONS OF SUPPLY AND INCREASED COSTS AS A RESULT OF OUR RELIANCE ON THIRD-PARTY TRANSPORTATION OF CRUDE OIL AND REFINED PRODUCTS.

     Our Washington refinery receives all of its Canadian crude oil through pipelines operated by third parties. During 2001, we also delivered approximately 24,000 bpd of finished transportation fuels products through third-party pipelines. Our Hawaii and Alaska refineries receive most of their crude oil and transport a substantial portion of refined products through ships and barges. Our Mid-Continent refineries receive substantially all of their crude oil through pipelines. In addition to environmental risks discussed above, we could experience an interruption of supply or an increased cost to deliver refined products to market if the ability of the pipelines or vessels to transport crude oil or refined product is upset because of accidents, governmental regulation or third-party action. A prolonged upset of the ability of a pipeline or vessels to transport crude oil or product could have a material adverse effect on our business, financial condition and results of operations.

                                USE OF PROCEEDS

     We estimate our net proceeds from this offering to be approximately $255.5 million after deducting underwriting fees and offering expenses. Assuming consummation of the acquisition of the Golden Eagle Assets, we will use the net proceeds of this offering, along with other sources, to fund the acquisition.

     The following table illustrates the estimated sources and uses of funds for this offering and the pending acquisition of the Golden Eagle Assets assuming consummation of the acquisition:

                                                                AMOUNT
                                                              -----------
                                                              (DOLLARS IN
                                                               MILLIONS)
SOURCES(a):
Shares of common stock offered hereby.......................   $  270.0
Debt financing..............................................      915.5
                                                               --------
     Total Sources..........................................   $1,185.5
                                                               ========
USES:
Purchase Price for Golden Eagle Assets(b)...................   $  995.0
Feedstock and refined product inventories for the Golden
  Eagle Assets(c)...........................................      130.0
Expenses(d).................................................       60.5
                                                               --------
     Total Uses.............................................   $1,185.5
                                                               ========

---------------
(a) We intend to finance the acquisition with a combination of debt (including an amendment to our senior secured credit facility) and public or private equity.

(b) On February 4, 2002, we paid a $53.75 million earnest money deposit in connection with our agreement to purchase the Golden Eagle Assets. The deposit was funded partially with cash on hand and with borrowings under our senior secured credit facility.

(c) There will be a post-closing adjustment if the actual value of the feedstock and refined product inventories differs from this assumed value. We assume that the current market value of the feedstock and refined product inventories required for the Golden Eagle Assets is $130 million.

(d) Estimated fees, commissions and expenses related to the pending acquisition of the Golden Eagle Assets and related debt and equity financing (including costs of $14.5 million related to this offering).

     Pending consummation of the acquisition of the Golden Eagle Assets, we will invest the proceeds in interest bearing, highly liquid instruments.

     While our senior secured credit facility requires that proceeds of an equity offering be used to repay outstanding debt under the facility if the proceeds are not reinvested within 30 days, we are seeking a consent to delay this repayment so that we may use the proceeds of this offering to fund, in part, the pending acquisition of the Golden Eagle Assets. If we do not receive the consent from the lenders under our senior secured credit facility or if the consummation of the acquisition of the Golden Eagle Assets does not occur, we intend to use the net proceeds from this offering to repay debt under our senior secured credit facility provided by a syndicate of lenders led by Lehman Brothers Inc., as Lead Arranger, Lehman Commercial Paper Inc., as Syndication Agent, and Bank One, NA, as Administrative Agent. Lehman Commercial Paper Inc., an affiliate of Lehman Brothers Inc., is a lender under our senior secured credit facility and therefore may receive proceeds from the repayment of a portion of our senior secured credit facility that may be repaid with proceeds from this offering. We intend to repay some or all of the following bank debt, which was used to fund the Mid-Continent Acquisition:

     - the $85 million tranche A term loan, of which $85 million was outstanding at February 21, 2002;

     - the $90 million delayed draw term loan, of which $90 million was outstanding at February 21, 2002; and

     - the $450 million tranche B term loan, of which $450 million was outstanding at February 21, 2002.

     The tranche A term loan and delayed draw term loan mature on September 6, 2006 and the tranche B term loan matures on September 6, 2007. Borrowings under our senior secured credit facility bear interest at either a base rate (4.75% at February 1, 2002) or a eurodollar rate (ranging from 1.7% to 1.9% at February 1,
2002), plus an applicable margin. The applicable margin at February 1, 2002 for the tranche A term loan and the delayed draw term loan was 1.25% in the case of the base rate and 2.25% in the case of the eurodollar rate. The applicable margin for the tranche B term loan was 1.75% in the case of the base rate and 2.75% in the case of the eurodollar rate. Additionally, the tranche B eurodollar rate is deemed to be no less than 3.0%. These initial applicable margins are the highest margins applicable to the respective base and eurodollar rates and will vary in relation to the ratios of our consolidated total debt to consolidated EBITDA, as defined in our senior secured credit facility.

                                 CAPITALIZATION

     The following table sets forth our consolidated capitalization as of December 31, 2001 (1) on a historical basis (including the Mid-Continent Acquisition), (2) as adjusted to give effect to the pending acquisition of the Golden Eagle Assets, the application of the net proceeds of this offering and related financings and (3) as adjusted to give effect to the application of the net proceeds of this offering assuming the pending acquisition of the Golden Eagle Assets does not occur for reasons other than a default by Tesoro.

     You should read this table in conjunction with our consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K incorporated by reference in this prospectus and other financial information included elsewhere or incorporated by reference in this prospectus.

                                                                     DECEMBER 31, 2001
                                                  -------------------------------------------------------
                                                                                            PRO FORMA AS
                                                                                            ADJUSTED FOR
                                                                      PRO FORMA AS          THIS OFFERING
                                                                    ADJUSTED FOR THE         ASSUMING NO
                                                                   ACQUISITION OF THE        ACQUISITION
                                                                  GOLDEN EAGLE ASSETS,         OF THE
                                                                   THIS OFFERING AND        GOLDEN EAGLE
                                                  HISTORICAL       RELATED FINANCINGS          ASSETS
                                                  ----------    ------------------------    -------------
                                                                   (DOLLARS IN MILLIONS)
Cash and cash equivalents.......................   $   51.9             $   51.9(a)           $   51.9
                                                   --------             --------              --------
Debt, including current portion:
  Senior Secured Credit Facility(b).............      625.0                625.0(c)              369.5
  Debt incurred for acquisition of the Golden
     Eagle Assets(c)............................         --                915.5                    --
  9% Senior Subordinated Notes due 2008.........      297.6                297.6                 297.6
  9 5/8% Senior Subordinated Notes due 2008.....      215.0                215.0                 215.0
  Other debt(d).................................        9.3                  9.3                   9.3
                                                   --------             --------              --------
     Total debt, including current portion......    1,146.9              2,062.4                 891.4
Stockholders' equity(c).........................      757.0              1,012.5               1,012.5
                                                   --------             --------              --------
     Total capitalization.......................   $1,903.9             $3,074.9              $1,903.9
                                                   ========             ========              ========

---------------
(a) On February 4, 2002, we paid a $53.75 million earnest money deposit in connection with our agreement to purchase the Golden Eagle Assets. The deposit was funded partially with cash on hand and with borrowings under our senior secured credit facility.

(b) As of February 1, 2002, the revolving credit facility had total availability of $165.6 million, which included a sublimit of $90 million for the issuance of letters of credit. We had outstanding letters of credit in the aggregate amount of $9.4 million. A portion of the debt financing is expected to be funded from an amendment to our existing senior secured credit facility.

(c) We intend to finance the acquisition with a combination of debt (including an amendment to our senior secured credit facility) and public or private equity.

(d) Other debt consists primarily of capital lease obligations.

                         PRO FORMA FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed balance sheet gives effect to the following events as if each had occurred on December 31, 2001:

     - this offering;

     - the pending acquisition of the Golden Eagle Assets; and

     - borrowings under our senior secured credit facility and other debt financings, as necessary to consummate the pending acquisition of the Golden Eagle Assets.

     The Mid-Continent Acquisition and the related financings closed during the course of 2001 and are included in Tesoro's historical balance sheet as of December 31, 2001 as reported in our Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated herein by reference.

     The following unaudited pro forma combined condensed statements of operations give effect to the following events as if each had occurred on January 1, 2001:

MID-CONTINENT ACQUISITION:

     - consummation of the Mid-Continent Acquisition;

     - the related borrowings under our existing senior secured credit facility; and

     - the offering of our 9 5/8% Senior Subordinated Notes due 2008.

PENDING ACQUISITION OF THE GOLDEN EAGLE ASSETS:

     - this offering;

     - the pending acquisition of the Golden Eagle Assets; and

     - borrowings under our senior secured credit facility and other debt financings, as necessary to consummate the pending acquisition of the Golden Eagle Assets.

OTHER ADJUSTMENT:

     - the July 1, 2001 conversion of our PIES(SM) into shares of our common stock.

     As reported in our Annual Report on Form 10-K for the year ended December 31, 2001, Tesoro's historical results of operations for the year ended December 31, 2001 included results of the Mid-Continent Acquisition (excluding the Pipeline System) and related interest and financing costs for the period September 6, 2001 (the closing date for those assets) through December 31, 2001 and results of the Pipeline System and related interest and financing costs for the period November 1, 2001 (the closing date for the Pipeline System) through December 31, 2001.

     The pending acquisition of the Golden Eagle Assets will be accounted for using the purchase method of accounting. The estimates of the fair value of the Golden Eagle Assets and related liabilities are based on preliminary valuations. These valuations will be updated with respect to inventories, property, plant and equipment, intangible assets and certain assumed liabilities, and will change from the amounts shown.

     The unaudited pro forma combined condensed financial statements are based on assumptions that we believe are reasonable under the circumstances and are intended for informational purposes only. They are not necessarily indicative of the future financial position or future results of the combined companies or of the financial position or the results of operations that would have actually occurred had the Acquisitions taken place as of the date or for the periods presented. The unaudited pro forma combined condensed statement of operations does not reflect any benefits from potential cost savings or revenue enhancements resulting from the integration of the operations of the Acquisitions. The unaudited pro forma combined condensed statement of operations contains allocations of corporate overhead totaling $23.3 million related to the historical Mid-Continent Acquisition and Golden Eagle Assets financial statements. We believe the actual incremental corporate overhead that we will incur will be less than the allocated amounts.

     These unaudited pro forma combined condensed statements should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K incorporated by reference in this prospectus, as well as the historical Consolidated Financial Statements of Tesoro Petroleum Corporation, the Financial Statements of The North Dakota and Utah Refining and Marketing Business of BP Corporation North America Inc. and the Financial Statements of Golden Eagle Refining and Marketing Assets Business (the "Golden Eagle Business") included or incorporated by reference in this prospectus.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               DECEMBER 31, 2001

                                                     HISTORICAL                 PRO FORMA
                                                --------------------    --------------------------
                                                             GOLDEN
                                                             EAGLE
                                                 TESORO     BUSINESS    ADJUSTMENTS      COMBINED
                                                --------    --------    -----------      ---------
                                                              (DOLLARS IN MILLIONS)
                                              ASSETS
Current Assets:
  Cash and cash equivalents...................  $   51.9    $    0.2      $  (0.2)(a)    $   51.9
  Receivables.................................     384.9          --           --           384.9
  Inventories.................................     431.8       163.0        (25.0)(b)       569.8
  Prepayments and other.......................       9.4         7.7         (7.7)(a)         9.4
                                                --------    --------      -------        --------
          Total Current Assets................     878.0       170.9        (32.9)        1,016.0
                                                --------    --------      -------        --------
Property, Plant and Equipment.................   1,852.7       830.7         (0.7)(b)     2,682.7
  Less accumulated depreciation and
     amortization.............................    (330.4)      (58.6)        58.6(b)       (330.4)
                                                --------    --------      -------        --------
  Net Property, Plant and Equipment...........   1,522.3       772.1         57.9         2,352.3
                                                --------    --------      -------        --------
Goodwill......................................      95.2       199.4       (177.4)(b)       117.2
Other Assets..................................     166.8        58.6        146.4(b)        407.8
                                                                             36.0(c)
                                                --------    --------      -------        --------
          Total Assets........................  $2,662.3    $1,201.0      $  30.0        $3,893.3
                                                ========    ========      =======        ========

                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued liabilities....  $  504.1    $  110.6      $(105.8)(b)    $  508.9
  Lease termination obligation................        --        36.1        (36.1)(b)          --
  Current maturities of debt and other
     obligations..............................      34.4          --           --(c)         34.4
                                                --------    --------      -------        --------
          Total Current Liabilities...........     538.5       146.7       (141.9)          543.3
Deferred Income Taxes.........................     136.9        85.9        (85.9)(a)       136.9
Other Liabilities.............................     117.4        33.9         21.3(b)        172.6
Debt and Other Obligations....................   1,112.5          --        915.5(c)      2,028.0
Net Parent Investment.........................        --       934.5       (934.5)(d)          --
Stockholders' Equity:
  Common stock................................       7.2          --          3.3(e)         10.5
  Additional paid-in capital..................     448.4          --        252.2(e)        700.6
  Retained earnings...........................     321.9          --           --           321.9
  Treasury stock..............................     (20.5)         --           --           (20.5)
                                                --------    --------      -------        --------
          Total Stockholders' Equity..........     757.0          --        255.5         1,012.5
                                                --------    --------      -------        --------
               Total Liabilities and
                 Stockholders' Equity.........  $2,662.3    $1,201.0      $  30.0        $3,893.3
                                                ========    ========      =======        ========

         NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               DECEMBER 31, 2001

(a) Represents an adjustment to exclude assets and liabilities of the Golden Eagle Business we are not acquiring.

(b) The following is a preliminary estimate of the purchase price for the Golden Eagle Assets (in millions):

Purchase price under the sale and purchase agreement........  $  995.0
Assumed purchased value of feedstock and refined product
  inventories...............................................     130.0
Estimated direct costs of acquisition.......................      10.0
                                                              --------
     Total purchase price...................................  $1,135.0
                                                              ========

    There will be a post-closing adjustment if the actual value of the feedstock and refined products inventories differs from the assumed value. We assume that the feedstock and refined product inventories required for the Golden Eagle Assets are approximately $130 million.

    For purposes of this pro forma analysis, the above estimated purchase price has been allocated based on a preliminary assessment of the fair value of the assets to be acquired and liabilities to be assumed as follows (in millions):

    Property, plant and equipment...............................  $  830.0
    Inventories:
      Feedstocks and refined products...........................     130.0
      Materials and supplies....................................       8.0
    Other assets, including intangible and turnaround assets....     205.0
    Goodwill....................................................      22.0
    Environmental and employee benefit liabilities..............     (60.0)
                                                                  --------
         Total purchase price...................................  $1,135.0
                                                                  ========

    Preliminarily, we are not recording a liability related to a lease termination obligation recorded on the seller's historical balance sheet. This liability was recorded to reflect the remaining lease payments on a MTBE facility which the seller had planned to stop operating at the end of 2002. However, our present plans are to reconfigure the facility at an estimated cost of less than $5 million and to operate the facility throughout the lease term.

(c) Represents an adjustment to aggregate borrowings of $915.5 million to finance the pending acquisition of the Golden Eagle Assets and to pay an estimated $36 million in related fees, expenses and debt issuance costs. All borrowings have been reflected as non-current for the purposes of this pro forma analysis; however, based on the ultimate terms of our financing, some of this amount could be classified as current maturities.

(d) Represents the elimination of historical equity related to the Golden Eagle Business.

(e) Represents $270 million in estimated gross proceeds from this offering used to finance a portion of the pending acquisition of the Golden Eagle Assets, less expected issuance costs of $14.5 million.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001

                                  HISTORICAL                    PRO FORMA            HISTORICAL           PRO FORMA
                          ---------------------------   -------------------------   ------------   ------------------------
                                                        MID-CONTINENT                              GOLDEN EAGLE
                                     MID-CONTINENT(1)     AND OTHER      ADJUSTED   GOLDEN EAGLE     BUSINESS
                           TESORO      ACQUISITION       ADJUSTMENTS      TESORO      BUSINESS     ADJUSTMENTS     COMBINED
                          --------   ----------------   -------------    --------   ------------   ------------    --------
                                                   (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Revenues................  $5,217.8        $972.3(2)        $   --        $6,190.1     $2,020.6       $ (98.1)(g)   $8,112.6
Costs and Expenses:
  Costs of sales and
    operating
    expenses............   4,857.5         835.0             (5.5)(a)     5,687.0      1,758.2         (98.1)(g)    7,348.3
                                                                                                         1.2(h)
  Writedown of
    inventories to
    market value........        --            --               --              --         55.9(4)         --           55.9
  Selling, general and
    administrative
    expenses............     104.2          19.1(3)            --           123.3         15.4(3)         --          138.7
  Depreciation and
    amortization........      57.4          15.2             (1.2)(b)        75.3         44.0          (5.4)(i)      113.3
                                                              3.9(c)                                    (6.9)(j)
                                                                                                         7.5(k)
                                                                                                        (1.2)(h)
                          --------        ------           ------        --------     --------       -------       --------
Operating Income........     198.7         103.0              2.8           304.5        147.1           4.8          456.4
Interest and Financing
  Costs, Net of
  Capitalized
  Interest..............     (52.8)           --            (37.2)(d)       (90.0)          --         (85.5)(l)     (175.5)
Interest Income.........       1.0            --               --             1.0           --            --            1.0
                          --------        ------           ------        --------     --------       -------       --------
Earnings Before Income
  Taxes.................     146.9         103.0            (34.4)          215.5        147.1         (80.7)         281.9
Income Tax Provision....      58.9          41.2            (13.1)(e)        87.0         60.1         (30.7)(m)      116.4
                          --------        ------           ------        --------     --------       -------       --------
Net Earnings............      88.0          61.8(2)         (21.3)          128.5         87.0         (50.0)         165.5
Preferred Dividend
  Requirements..........       6.0            --             (6.0)(f)          --           --            --             --
                          --------        ------           ------        --------     --------       -------       --------
Net Earnings Applicable
  to Common Stock.......  $   82.0        $ 61.8           $(15.3)       $  128.5     $   87.0       $ (50.0)      $  165.5
                          ========        ======           ======        ========     ========       =======       ========
Weighted Average Common
  Shares:
    Basic...............      36.2                            5.2(f)                                    20.0(n)        61.4
                          ========                         ======                                    =======       ========
    Diluted.............      41.9                                                                      20.0(n)        61.9
                          ========                                                                   =======       ========
Net Earnings Per Share:
    Basic...............  $   2.26                                                                                 $   2.70
                          ========                                                                                 ========
    Diluted.............  $   2.10                                                                                 $   2.67
                          ========                                                                                 ========

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                            STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 2001

INFORMATIONAL NOTES

(1) Includes the Mid-Continent Acquisition (excluding the Pipeline System) for the period from January 1, 2001 through September 5, 2001, and the Pipeline System for the period from January 1, 2001 through October 31, 2001. The results of operations of the Mid-Continent Acquisition (excluding the Pipeline System) are included in Tesoro's historical results from the date of acquisition, September 6, 2001 through December 31, 2001. The results of operations of the Pipeline System are included in Tesoro's historical results from the date of acquisition, November 1, 2001 through December 31, 2001.

(2) In connection with the Mid-Continent Acquisition, we entered into certain offtake agreements with BP to provide us with a distribution channel for a portion of our refined products produced at these refineries. The offtake agreements commit approximately 37,220 bpd of refined products for a period ranging from two to five years. Historically, BP sold these volumes through its distribution network, which included retail stations and jobbers. The product sales prices that we will receive under the offtake agreements may be less than BP historically realized. A decrease in product sales price of 1 cent per gallon would have resulted in a decrease in revenues of $5.7 million and a decrease in net earnings of $3.4 million for the year ended December 31, 2001.

(3) Historical Mid-Continent Acquisition results include $7.9 million, or $0.08 per pro forma diluted share, of allocated corporate overhead. Historical Golden Eagle Business results include $15.4 million, or $0.15 per pro forma diluted share, of allocated corporate overhead.

(4) Represents a year-end, non-cash $55.9 million, or $0.56 per pro forma diluted share, writedown of inventories to current market values. Excluding the impact of this writedown, pro forma diluted net earnings would have been $3.23 per share.

MID-CONTINENT ADJUSTMENTS

(a) Represents an adjustment to conform the accounting policy for refinery maintenance turnaround costs to our policy.

(b) Represents an adjustment in depreciation expense due to the change in property, plant and equipment from book value to fair value. Pro forma depreciation is calculated on the straight-line method over estimated useful lives of 28 years for refinery and pipeline assets and 16 years for terminals and retail assets.

(c) Represents the amortization of acquired intangible assets over their estimated useful lives (weighted average life of 19 years). Intangible assets include jobber agreements, customer contracts, refinery permits and plans and refinery technology.

(d) Represents additional interest expense and amortization of debt issuance costs under our senior secured credit facility and senior subordinated notes, offset by a decrease in interest expense and amortization of debt issuance costs related to our prior credit facility.

(e) Represents the income tax effect of the adjustments above at a combined statutory tax rate of 38%.

OTHER ADJUSTMENT

(f) Represents the elimination of the preferred dividend requirements upon conversion of our PIES(SM) into shares of our common stock on July 1, 2001.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                    STATEMENTS OF OPERATIONS -- (CONTINUED)

GOLDEN EAGLE ADJUSTMENTS

(g) Represents an adjustment to eliminate excise taxes on wholesale sales collected on behalf of governmental agencies associated with the seller's operations from both revenues and costs of sales and operating expenses to conform to our accounting policy.

(h) Represents an adjustment to conform the accounting policy for classifying amortization of refinery maintenance turnaround costs to our policy.

(i) Represents an adjustment to eliminate the seller's historical goodwill amortization of $5.4 million. As we will account for our purchase under SFAS No. 141 and No. 142, we will not amortize goodwill resulting from the pending acquisition of the Golden Eagle Assets.

(j) Represents an adjustment to record depreciation expense based on our preliminary allocation of fair values to property, plant and equipment based on a weighted-average estimated useful life of 22 years and estimated salvage value of 10%.

(k) Represents an adjustment to record amortization of acquired intangible assets assuming a weighted average life of 20 years.

(l) Represents an adjustment to record interest expense (and amortization of deferred financing costs) on borrowings required to finance the pending acquisition of the Golden Eagle Assets and to pay related fees, expenses and debt issuance costs at a weighted average annual interest rate of 8%. A 1/8% change in the interest rate associated with these borrowings would have a $1.1 million effect on annual interest expense. A $10 million change in the amount of borrowings necessary to finance the pending acquisition of the Golden Eagle Assets would have a $0.8 million effect on annual interest expense.

(m) Represents the income tax effect of the adjustments above at a combined statutory tax rate of 38%.

(n) Represents an adjustment for this offering of 20 million shares of common stock at a price of $13.50 per share to yield gross proceeds of $270 million. The pro forma adjustments assume no exercise of the underwriters' over-allotment option. If the over-allotment option is exercised in full, the net proceeds would increase by $38.5 million, thereby reducing borrowings necessary to finance the pending acquisition of the Golden Eagle Assets and reducing annual interest expense by $3.1 million.

                                    BUSINESS

     We are an independent refiner and marketer with three operating segments -- (1) refining crude oil and other feedstocks and selling petroleum products in bulk and wholesale markets ("Refining"), (2) selling motor fuels and convenience products and services in the retail market ("Retail") and (3) providing petroleum products and logistics services to the marine and offshore exploration and production industries ("Marine Services"). Through our Refining segment, we manufacture products including primarily gasoline and gasoline blendstocks, jet fuel, diesel fuel and residual fuel for sale to a wide variety of commercial customers in the United States and countries in the Pacific Rim. Our Retail segment distributes motor fuels through a retail network of gas stations under the Tesoro, Mirastar, Tesoro Alaska and other brands. Our Marine Services segment markets and distributes a broad range of petroleum products, chemicals and supplies and provides logistical support services to the marine and offshore exploration and production industries operating in the Gulf of Mexico. We are evaluating various strategic opportunities (including a possible sale of all or a part of this business) to capitalize on the value of our Marine Services assets.

PENDING ACQUISITION OF THE GOLDEN EAGLE ASSETS

     We entered into a sale and purchase agreement with Ultramar Inc., a subsidiary of Valero Energy Corporation, on February 4, 2002, which was amended on February 20, 2002, in which we agreed to acquire the Golden Eagle Assets. The purchase price for the Golden Eagle Assets is $995 million plus the market value of feedstock and refined product inventories at closing, assumed to be $130 million.

     We expect the pending acquisition of the Golden Eagle Assets to increase our combined rated crude oil capacity by more than 40% to 558,000 bpd. In addition, we expect our branded retail network will expand to approximately 750 locations, including nearly 100 stations in California. We intend to close the pending acquisition of the Golden Eagle Assets, which is subject to customary conditions and approval by the Federal Trade Commission and the Attorneys General of the States of California and Oregon, in April 2002. We intend to finance the acquisition with a combination of debt (including an amendment to our senior secured credit facility) and public or private equity. Pro forma operating income and EBITDA (before the impact of a year-end, non-cash $56 million writedown of inventories to current market value) for the Golden Eagle Assets for the year ended December 31, 2001 was $147 million and $247 million, respectively. For this period, the average daily throughput of the Golden Eagle Assets was 142,000 bpd. In March 2001, the seller restarted the 63,000 bpd No. 3 crude unit, significantly increasing the total amount of crude oil capacity at the refinery. At the same time, the seller restarted the 20,000 bpd No. 2 reformer unit, significantly improving the value of refinery output. As a result of these and other improvements made at the refinery, we expect average daily throughput at the refinery and the value of the refined product output, excluding the impact of turnarounds, to be substantially better than its historical rates and yields.

     In addition to paying the purchase price for the Golden Eagle Assets, upon the closing of the acquisition, we have agreed to assume a substantial portion of the seller's obligations, responsibilities, liabilities, costs and expenses arising out of or incurred in connection with the operation of the Golden Eagle Assets. This includes, subject to certain exceptions, certain of the seller's obligations, liabilities, costs and expenses for violations of environmental compliance matters relating to the assets, including certain known and unknown obligations, liabilities, costs and expenses arising or incurred prior to, on or after the closing date. Subject to certain conditions, we also have agreed to assume the seller's obligations pursuant to its settlement efforts with the EPA concerning the Section 114 refinery enforcement initiative under the Clean Air Act, except for any potential monetary penalties, which the seller will retain. See "Government Regulation and Legislation -- Environmental Controls and Expenditures -- Pending Acquisition of Golden Eagle Assets".

     Following the closing of the pending acquisition of the Golden Eagle Assets, we also will assume and take assignment of certain of the seller's obligations and rights (including certain indemnity rights) arising out of or related to the agreement pursuant to which the seller purchased the refinery in 2000 from Tosco

Corporation. The seller has agreed to use commercially reasonable efforts to persuade Phillips to consent to this assignment, including the seller's rights to indemnification of up to $50 million on environmental matters existing prior to the seller's acquisition of the Golden Eagle Assets. If the seller cannot obtain a consent from Phillips, the seller has agreed to provide us with a "back-to-back" indemnity that will indemnify us against any liability for which the seller is entitled to recover under the corresponding indemnity. The seller's indemnity, however, is non-recourse to the seller and is limited to amounts the seller actually receives from Phillips, less any legal or other enforcement costs the seller incurs. Therefore, the indemnification that we may be entitled to receive may not be sufficient to cover any losses or damages we incur.

     If the pending acquisition of the Golden Eagle Assets is consummated, we expect our capital spending for 2002 would increase by approximately $128 million, primarily for environmental, regulatory and safety matters.

RECENT ACQUISITIONS

     On September 6, 2001, we acquired two refineries in North Dakota and Utah and related storage, distribution and retail assets from certain affiliates of BP. The acquired assets include a 60,000 bpd refinery in Mandan, North Dakota and a 55,000 bpd refinery in Salt Lake City, Utah. The acquired assets also include related bulk storage facilities, eight product distribution terminals, and retail assets consisting of 42 retail stations and contracts to supply a jobber network of over 280 retail stations. In connection with the acquisition of the North Dakota refinery, we purchased the Pipeline System from certain affiliates of BP on November 1, 2001. The Pipeline System is the primary crude supply carrier for our Mandan, North Dakota refinery. We assumed certain liabilities and obligations (including costs associated with transferred employees and environmental matters) related to the acquired assets, subject to specified levels of indemnification. The Mid-Continent Acquisition enabled us to increase the size and scope of our operations and diversify our earnings and geographic exposure. We paid $756.1 million in cash (including $83.0 million for hydrocarbon inventories) for these assets. Pro forma operating income and EBITDA for these assets for the year ended December 31, 2001 (including the period under BP ownership), was $137.6 million and $163.7 million, respectively.

     In November 2001, we acquired 46 retail fueling facilities, including 37 retail stations with convenience stores and nine commercial cardlock facilities, located in Washington, Oregon and Idaho from a privately-held company based in Seattle, Washington.

REFINING SEGMENT

OVERVIEW

     We own and operate petroleum refineries in California ("California and the Southwest"), Alaska and Washington (the "Pacific Northwest"), Hawaii (the "Mid-Pacific") and North Dakota and Utah (the "Mid-Continent") and sell refined products to a wide variety of customers in the mid-continental and western continental United States, Hawaii, Alaska and countries in the Pacific Rim. During 2001 (excluding the pending acquisition of the Golden Eagle Assets), products from our refineries accounted for approximately 79% of our sales volumes, with the remaining 21% purchased from other refiners and suppliers.

     Our six refineries have a combined rated crude oil capacity of 558,000 bpd. We operate the largest refineries in Hawaii and Utah, the second largest refinery in Alaska, the only refinery in North Dakota and the second largest refinery in northern California. Capacity and actual throughput rates of crude oil and other feedstocks by refinery are as follows:

                                                                         THROUGHPUT (BPD)
                                                   RATED CRUDE     -----------------------------
REFINERY                                           OIL CAPACITY     1999       2000       2001
--------                                           ------------    -------    -------    -------
                                                      (BPD)
CALIFORNIA AND SOUTHWEST(a)
  California.....................................    168,000             *          *         --
PACIFIC NORTHWEST
  Washington.....................................    108,000        98,100    116,600    119,400
  Alaska.........................................     72,000        48,700     48,500     50,000
MID-PACIFIC
  Hawaii.........................................     95,000        86,900     84,400     87,100
MID-CONTINENT(b)
  North Dakota...................................     60,000            --         --     17,100
  Utah...........................................     55,000            --         --     16,500
                                                     -------       -------    -------    -------
     TOTAL REFINERY SYSTEM(a)(b).................    558,000       233,700    249,500    290,100
                                                     =======       =======    =======    =======

---------------

* Throughput rates are not meaningful for the California refinery prior to ownership by the seller in September 2000 because it was operated as part of a larger refinery system.

(a) Based upon information provided by the seller, California refinery throughput, since the refinery was acquired by the seller was 45,400 bpd (averaged over the full year) in 2000 and 142,000 bpd in 2001. Based upon information provided by the seller, throughput averaged over the 122 days in 2000 that the seller owned the refinery was 136,200 bpd.

(b) Throughput volumes include the Mid-Continent refineries since we acquired them on September 6, 2001, averaged over 365 days. Throughput averaged over the 117 days that we owned the Mid-Continent refineries in 2001 was 53,500 bpd in North Dakota and 51,500 bpd in Utah. Prior to 2001, we believe that annual throughput averaged 54,500 bpd and 50,600 bpd at the North Dakota refinery in 1999 and 2000, respectively, and 50,700 bpd and 51,100 bpd at the Utah refinery in 1999 and 2000, respectively.

     At the Washington refinery, throughput was higher than the rated crude oil capacity in 2000 and 2001 due to operational improvements and the processing of other feedstocks in addition to crude oil. Throughput at the Alaska refinery has been below capacity levels, reflecting supply, demand and marketing economics in the region. Scheduled refinery maintenance turnarounds temporarily reduced throughput in Washington and Alaska in 1999, in Hawaii and North Dakota in 2000 and in Utah in 2000 and 2001.

     In 2001, our refinery system received 13% of its crude input from domestic mid-continental sources, 40% from foreign sources (including 16% from Canada), 33% from Alaska's North Slope, 11% from Alaska's Cook Inlet and 3% from other sources. As shown in the table below, in 2001, approximately 45%
of our total refinery system throughput was heavy crude oil, compared with 42% in 2000. Actual throughput of crude oil and other feedstocks are summarized below:

                                                   1999             2000             2001
                                               -------------    -------------    -------------
                                               VOLUME     %     VOLUME     %     VOLUME     %
                                               ------    ---    ------    ---    ------    ---
THROUGHPUT (volumes in thousand bpd):
CALIFORNIA AND SOUTHWEST(a)..................     --      --       --      --       --      --
PACIFIC NORTHWEST
  Heavy crude................................   35.9      25%    59.3      36%    77.9      46%
  Light crude................................  106.0      72     95.8      58     83.6      49
  Other feedstocks...........................    4.9       3     10.0       6      7.9       5
                                               -----     ---    -----     ---    -----     ---
     Total...................................  146.8     100%   165.1     100%   169.4     100%
                                               =====     ===    =====     ===    =====     ===
MID-PACIFIC
  Heavy crude................................   45.7      53%    46.7      55%    53.0      61%
  Light crude................................   41.2      47     37.7      45     34.1      39
                                               -----     ---    -----     ---    -----     ---
     Total...................................   86.9     100%    84.4     100%    87.1     100%
                                               =====     ===    =====     ===    =====     ===
MID-CONTINENT(b)
  Light crude................................     --      --       --      --     33.3      99%
  Other feedstocks...........................     --      --       --      --      0.3       1
                                               -----     ---    -----     ---    -----     ---
     Total...................................     --      --       --      --     33.6     100%
                                               =====     ===    =====     ===    =====     ===
TOTAL REFINERY SYSTEM(b)
  Heavy crude................................   81.6      35%   106.0      42%   130.9      45%
  Light crude................................  147.2      63    133.5      54    151.0      52
  Other feedstocks...........................    4.9       2     10.0       4      8.2       3
                                               -----     ---    -----     ---    -----     ---
     TOTAL...................................  233.7     100%   249.5     100%   290.1     100%
                                               =====     ===    =====     ===    =====     ===

---------------
(a) Based upon information provided by the seller, California refinery throughput, since the refinery was acquired by the seller was 45,400 bpd (averaged over the full year) in 2000 and 142,000 bpd in 2001. Based upon information provided by the seller, throughput averaged over the 122 days in 2000 that the seller owned the refinery, was 136,200 bpd. Throughput volumes are not meaningful for the California refinery prior to ownership by the seller in September 2000 because it was operated as part of a larger refinery system.

(b) Throughput volumes include the Mid-Continent refineries since we acquired them on September 6, 2001, averaged over 365 days. Throughput for these refineries averaged over the 117 days that we owned them in 2001 was 105,000 bpd, which would have increased our total refinery system throughput to 361,500 bpd. Prior to 2001, we believe that annual throughput at the Mid-Continent refineries averaged 105,200 bpd in 1999 and 101,700 bpd in 2000, which would have increased our total refinery system throughput to 338,900 bpd in 1999 and 351,200 bpd in 2000.

     We purchase feedstock for the refineries through term agreements and in the spot market. We purchase Alaska Cook Inlet, Alaska North Slope, Canadian and North Dakota crude oils from several suppliers under term agreements with renewal provisions. Prices under the term agreements fluctuate with market prices.

     We term charter three double-hull U.S. flag tankers to transport crude oil and refined products. One of the charters has a three-year primary term that began in May 2000 and two one-year renewal options. In March 2001, we entered into a charter for a double-hull sister ship for a two-year initial term with an option to renew for an additional year. In the second half of 2001, we entered into a one-year term charter on a third U.S. flag vessel. We also charter other tankers and ocean-going barges on a short-term basis to transport crude oil and petroleum products.

     Our refinery system yield consists primarily of gasoline and gasoline blendstocks, jet fuel, diesel fuel and residual fuel oil. We also manufacture other products, including liquefied petroleum gas and liquid asphalt. Our refinery system yield, in volume and as a percentage, is summarized below:

                                                        1999           2000           2001
                                                    ------------   ------------   ------------
                                                    VOLUME    %    VOLUME    %    VOLUME    %
                                                    ------   ---   ------   ---   ------   ---
REFINERY SYSTEM YIELD (volumes in thousand bpd):
CALIFORNIA AND SOUTHWEST REFINERY(a)..............     --     --      --     --      --     --
PACIFIC NORTHWEST REFINERIES
  Gasoline and gasoline blendstocks...............   71.4     47%   74.2     44%   73.1     42%
  Jet fuel........................................   29.7     20    31.4     18    28.4     16
  Diesel fuel.....................................   21.3     14    27.5     16    29.5     17
  Heavy oils, residual products and other.........   29.7     19    38.0     22    44.3     25
                                                    -----    ---   -----    ---   -----    ---
     Total........................................  152.1    100%  171.1    100%  175.3    100%
                                                    =====    ===   =====    ===   =====    ===
MID-PACIFIC REFINERY
  Gasoline and gasoline blendstocks...............   21.5     24%   20.8     24%   19.8     23%
  Jet fuel........................................   28.6     31    26.2     31    27.5     31
  Diesel fuel.....................................   11.4     12    11.7     14    14.0     16
  Heavy oils, residual products and other.........   30.2     33    26.8     31    26.8     30
                                                    -----    ---   -----    ---   -----    ---
     Total........................................   91.7    100%   85.5    100%   88.1    100%
                                                    =====    ===   =====    ===   =====    ===
MID-CONTINENT REFINERIES(b)
  Gasoline and gasoline blendstocks...............     --     --      --     --    17.6     50%
  Jet fuel........................................     --     --      --     --     3.5     10
  Diesel fuel.....................................     --     --      --     --     9.4     27
  Heavy oils, residual products and other.........     --     --      --     --     4.4     13
                                                    -----    ---   -----    ---   -----    ---
     Total........................................     --     --      --     --    34.9    100%
                                                    =====    ===   =====    ===   =====    ===
TOTAL REFINERY SYSTEM YIELD(b)
  Gasoline and gasoline blendstocks...............   92.9     38%   95.0     37%  110.5     37%
  Jet fuel........................................   58.3     24    57.6     23    59.4     20
  Diesel fuel.....................................   32.7     13    39.2     15    52.9     18
  Heavy oils, residual products and other.........   59.9     25    64.8     25    75.5     25
                                                    -----    ---   -----    ---   -----    ---
     Total........................................  243.8    100%  256.6    100%  298.3    100%
                                                    =====    ===   =====    ===   =====    ===

---------------

(a) Based upon information provided by the seller, California refinery yield, since the refinery was acquired by the seller, was 45,000 bpd (averaged over the full year) in 2000 and 139,700 bpd in 2001. Based upon information provided by the seller, yield averaged over the 122 days in 2000 that the seller owned the refinery was 134,900 bpd.

(b) Refinery system yield includes the Mid-Continent refineries since we acquired them on September 6, 2001, averaged over 365 days. Refinery system yield for these refineries averaged over the 117 days we owned them in 2001 was 108,700 bpd, which would increase total refinery system yield to 372,100 bpd.

     We operate refined product terminals in the following states:

     - Alaska -- Anchorage and Kenai;

     - California -- Martinez, Port Hueneme and Stockton;

     - Hawaii -- on the islands of Hawaii, Kauai, Maui and Oahu;

     - Idaho -- Boise and Burley;

     - Minnesota -- Minneapolis/St. Paul, Moorehead and Sauk Center;

     - North Dakota -- Jamestown and Mandan;

     - Utah -- Salt Lake City; and

     - Washington -- Anacortes, Port Angeles and Vancouver.

     In addition, we distribute products through third-party terminals and truck racks in our market areas. Terminals we operate are supplied primarily by our refineries. Fuel distributed through third-party terminals also is supplied by our refineries and through purchases and exchange arrangements with other refining and marketing companies.

CALIFORNIA REFINERY

     Refining. The California refinery, located in Martinez, California, approximately 30 miles east of San Francisco, is a highly complex refinery with a rated crude oil capacity of 168,000 bpd. Other major units at the refinery include a fluid catalytic cracker, fluid coker, hydrocracker and alkylation unit. These product upgrade units enable the refinery to produce primarily motor fuels including clean burning CARB gasoline and CARB diesel products as well as conventional gasoline and diesel. Other products produced at the refinery include liquefied petroleum gas, coke, fuel oil, decant oil and other residual products. A major turnaround of the refinery, including the refinery's fluid coker, began in November 2001 and is scheduled to be completed in March 2002. A turnaround of the larger of the refinery's two crude units is scheduled to begin in May 2002.

     The seller of the Golden Eagle Assets has begun construction for a project at the refinery that we expect will increase the capacity of the California Air Resources Board ("CARB") gasoline that can be produced at the refinery by 20,000 bpd and enable us to conform with CARB III gasoline specifications scheduled to be effective on January 1, 2003. Based upon a review by an independent engineering firm, we believe that this project will cost a total of $122 million, a portion of which has been or will be paid by the seller. We expect to spend approximately $103 million in 2002 and 2003 to complete this project. Furthermore, we expect that the project will be substantially complete by the end of 2002. We also expect to spend approximately $24 million by 2006 at the Golden Eagle refinery to meet the "ultra low sulfur diesel" standards.

     Beginning with its acquisition of this refinery in August 2000, the seller of the refinery has implemented an ongoing program designed to enhance the safety, reliability and overall operating performance of the refinery. For the next several years, we intend to implement a similar multi-year program to improve the reliability and safety at the refinery.

     Crude Oil Supply. The California refinery's crude oil is sourced primarily from California and Alaska, with the remainder composed primarily of spot foreign crude oil cargoes. A portion of the refinery's California and Alaska crude oil is sourced under term contracts which are primarily short-term agreements at market-related prices.

     Transportation. The refinery has waterborne access that enables it to ship and receive crude oil through its Amorco wharf and to ship and receive refined product via its Golden Eagle wharf. The seller of the California refinery recently upgraded the Amorco wharf in conjunction with the restart of the No. 3 crude unit. The Amorco wharf has a depth of 40 feet and is capable of handling vessels of up to 188,500 dead weight tons ("DWT"). The Golden Eagle wharf has a depth of 40 feet with mooring capacity to handle vessels up to 105,000 DWT, 810 feet length over all.

     The refinery also has access to California crude oils via the Unocap, Equilon and KLM pipelines. In addition, the refinery can receive crude oil via the third-party Shore Terminal at Martinez and can ship refined products via the Kinder Morgan product pipeline system.

     Terminals. We operate refined product terminals at Stockton and Port Hueneme, California. We currently distribute product at our Martinez terminal via barge and may elect in the future to make capital expenditures to enhance our distribution capabilities at this terminal.

PACIFIC NORTHWEST REFINERIES

  Washington

     Refining. The Washington refinery, located in Anacortes on the Puget Sound, about 60 miles north of Seattle, includes fluid catalytic cracking ("FCC"), alkylation, hydrotreating, vacuum distillation and catalytic reformer units. The FCC and other product upgrade units enable the Washington refinery to produce about 75% to 85% of its output as gasoline (including cleaner-burning CARB gasoline), diesel and jet fuel, depending on the mix of crude oil and other feedstock throughput. The FCC unit also can upgrade heavy vacuum gas oils from the Alaska and Hawaii refineries and other suppliers. In December 1999, the Washington refinery completed the installation of a distillate treater that increased production of low-sulfur diesel and jet fuels. A turnaround of the FCC and alkylation units is expected to be completed during the first quarter of 2002.

     We commenced a heavy oil conversion project at our Washington refinery in 2000, which will enable us to process a larger proportion of lower-cost heavy crude oils, to manufacture a larger proportion of higher-value gasoline and to reduce production of lower-value heavy products. We expect to spend approximately $116 million (including capitalized interest) for this project, of which $97 million has been spent through December 31, 2001. The de-asphalting unit, one of the major components of the heavy oil conversion project, has been in operation since late September 2001. The upgrade of the FCC unit, the final major component of the heavy oil conversion project, is in progress and we expect it to be fully operational by the end of the first quarter of 2002.

     Crude Oil Supply. The Washington refinery's crude oil is sourced primarily from Alaska, Canada and Southeast Asia. We receive crude oil from Canada at the Washington refinery through a third-party pipeline system. Other feedstock is delivered by tanker at the Washington refinery's marine terminal at Anacortes. We supply intermediate feedstocks, primarily heavy vacuum gas oil, from some of our other refineries and by spot market purchases from third-party refineries.

     Transportation. The Washington refinery receives crude oil from Canada through the 24-inch, third-party Transmountain Pipeline, which originates in Edmonton, Canada. We receive other crude oil through the Washington refinery's marine terminal. The pipeline and the marine terminal are each capable of providing 100% of the Washington refinery's feedstock needs. During 2001, the Washington refinery shipped approximately 24,000 bpd of high-value products (gasoline, jet fuel and diesel) via the third-party Olympic pipeline system, which serves the Seattle, Washington area with 16-inch and 20-inch lines and continues to Portland, Oregon with a 14-inch line. In February 2002, the Olympic pipeline system increased its tariff rate by 24.3%. We have challenged the interim tariff and, if successful, will receive a rebate for pipeline tariffs we pay after February 1, 2002, equal to the difference between the interim rate and the final approved rate. We also deliver gasoline through a neighboring refinery's truck rack, and we distribute some diesel fuel through a truck rack at our refinery. We also ship products by barge and ship. The Washington refinery can deliver significant volumes of products through our marine terminal to ships and barges. We ship all of the fuel oil production by water. Propane and asphalt are shipped by both truck and rail.

     Terminals. We operate refined product terminals at Port Angeles and Vancouver, Washington and at Stockton and Port Hueneme, California. In addition, we distribute products through third-party terminals and truck racks in our market areas. Terminals we operate are supplied primarily by our refineries. Fuel distributed through third-party terminals also is supplied by our refineries and through purchases and exchange arrangements with other refining and marketing companies.

  Alaska

     Refining. The Alaska refinery is located near Kenai, Alaska, approximately 70 miles southwest of Anchorage, where it has access to Alaskan and imported crude oil supplies. The Alaska refinery produces liquefied petroleum gas, gasoline and gasoline blendstocks, jet fuel, diesel fuel, heating oil, liquid asphalt, heavy oils and residual products. The refinery has a total rated crude oil capacity of 72,000 bpd and is the second largest refinery in the state. We completed a scheduled maintenance turnaround of all major process units at the Alaska refinery in the second quarter of 2001, and the next turnaround is scheduled for the second quarter of 2003.

     Crude Oil Supply. The Alaska refinery runs primarily the Alaska Cook Inlet crude oil that is produced close to the refinery. To a lesser extent, the refinery also runs Alaska North Slope and other crude oils. We deliver crude oil by tanker to the Alaska refinery through the Kenai Pipe Line Company marine terminal, which is a Tesoro-owned common carrier and marine dock facility, and to the Kenai Pipe Line Company marine terminal by pipeline connected directly with some of the Cook Inlet producing fields.

     Transportation. We own and operate a common-carrier petroleum products pipeline, which runs from the Alaska refinery to our terminal facilities in Anchorage and to the Anchorage airport. This ten-inch diameter pipeline has the capacity to transport approximately 40,000 bpd of products and allows us to transport light products to the terminal facilities throughout the year, regardless of weather conditions. We also own and operate a common-carrier pipeline and Kenai Pipe Line Company marine terminal, adjacent to the Alaska refinery, for unloading crude oil feedstocks and loading product inventory on tankers and barges.

     Terminals. We operate refined product terminals at Kenai and Anchorage, Alaska. In addition, we distribute products through third-party terminals and truck racks in our market areas. The terminals we operate are supplied primarily by our refineries. Fuel distributed through third-party terminals also is supplied by our refineries and through purchases and exchange arrangements with other refining and marketing companies.

MID-PACIFIC REFINERY

  Hawaii

     Refining. The Hawaii refinery, located at Kapolei in an industrial park 22 miles west of Honolulu, produces liquified petroleum gas, gasoline and gasoline blendstocks, jet fuel, diesel fuel and fuel oil. The refinery has a total rated crude oil capacity of 95,000 bpd and is the largest refinery in the state. Major product upgrade units include the distillate hydrocracker, vacuum distillation and catalytic reformer units. We completed a planned maintenance turnaround in September 2000, and the next major turnaround is scheduled for the third quarter of 2003.

     Crude Oil Supply. The Hawaii refinery's crude oil supply is sourced primarily from Alaska, Australia and Southeast Asia. We receive crude oil for the Hawaii refinery through our single-point mooring terminal and pipeline system that also can be used for receiving and loading refined products.

     Transportation. Crude oil is transported to Hawaii by tankers and discharged through our single-point mooring terminal, about 1.5 miles offshore from the Hawaii refinery. Three underwater pipelines connect the single-point mooring terminal to the Hawaii refinery to allow crude oil and products to be transferred to the Hawaii refinery and to load products from the Hawaii refinery to ships and barges. We distribute refined products to customers on the island of Oahu through a pipeline system, which includes connections to the military at several locations. We also distribute refined products to commercial customers via third-party terminals at Honolulu International Airport and Honolulu Harbor and by barge to Tesoro-owned and third-party terminal facilities on the islands of Maui, Kauai and Hawaii. Our product pipelines connect the Hawaii refinery to Barbers Point Harbor, 2.5 miles away, which is able to accommodate barges and product tankers up to 800 feet in length and reduces traffic at the single-point mooring terminal.

     Terminals. We operate refined product terminals in Hawaii on the islands of Hawaii, Kauai, Maui and Oahu. In addition, we distribute products through third-party terminals and truck racks in our market areas. Terminals we operate are supplied primarily by our refineries. Fuel distributed through third-party terminals also is supplied by our refineries and through purchases and exchange arrangements with other refining and marketing companies.

MID-CONTINENT REFINERIES

  North Dakota

     Refining. The North Dakota refinery is located near Mandan, North Dakota on 960 acres of land. The 60,000 bpd refinery is the only one in the state and serves both in-state needs and those of neighboring Minnesota. The refinery produces a slate of high-value products derived primarily from local crude oil supplies in the Williston Basin and also some Canadian crude oil, which both reach the refinery through the Pipeline System. The North Dakota refinery produces approximately 60% gasoline, 30% distillates and 10% other products. A maintenance turnaround is scheduled at the North Dakota refinery in the third quarter of 2003.

     Crude Oil Supply. The North Dakota refinery's crude oil is sourced primarily from local Williston Basin sweet crude oil. Although the current tariff structure makes local crude oil more economic, the refinery also has access to other sources of crude oil.

     The Pipeline System consists of over 700 miles of pipeline and delivers all of the North Dakota refinery's crude oil requirements as well as some crude oil requirements to regional points where there is additional demand. The Pipeline System is configured to gather crude oil from the local Williston Basin and adjacent production areas in North Dakota and Montana and transport it to the North Dakota refinery. The Pipeline System is a common carrier transporting crude oil subject to regulation by various local, state and federal agencies, including the Federal Energy Regulatory Commission. We have entered into transition services agreements (as amended) for BP to operate the Pipeline System on our behalf until December 15, 2002.

     Transportation. Our refined product pipeline system distributes approximately 85% of the North Dakota refinery's product. The main product pipeline is approximately 430 miles and has a capacity of approximately 50,000 bpd. All gasoline and distillate products produced at the North Dakota refinery, with the exception of railroad-spec diesel fuel, can be shipped on the line to downstream terminals. An additional pipeline provides railroad-spec diesel fuel via a five-mile, 5,000 bpd pipeline to the Burlington Northern rail yard in Bismarck, North Dakota. We have entered into a transition services agreement (as amended) for BP to operate the refined products pipeline on our behalf until December 15, 2002.

     Terminals. The main product pipeline of our refined product pipeline system connects the refinery to five owned product marketing terminals located in: (1) Mandan, at the North Dakota refinery; (2) Jamestown, North Dakota; (3) Moorehead, Minnesota; (4) Sauk Center, Minnesota; and (5) the Minneapolis/ St. Paul, Minnesota area. Total capacity for all five terminals is 2,830,000 barrels.

     Offtake Agreements. In connection with the Mid-Continent Acquisition, we entered into certain offtake agreements with BP for a portion of our refined products produced at these refineries. The offtake agreements related to the North Dakota refinery commit approximately 30,470 bpd (which represents approximately 59% of the historical three-year average production of 51,770 bpd) of the North Dakota refinery product for each of the first three years. In years four and five the commitment is reduced. Volumes related to the Minneapolis/St. Paul terminal, committed over five years, will decline after year three. BP initially will receive approximately 68% of the committed product via the Minneapolis/St. Paul terminal with the remainder distributed through the other Minnesota and North Dakota terminals. These agreements provide a stable distribution channel for our product, while allowing time to form relationships and seek new outlets for future product distribution. Sales prices under the offtake agreements are based on market prices at the time of sale.

  Utah

     Refining. The Utah refinery is located in Salt Lake City. The 55,000 bpd refinery is the largest in the state of Utah and is well-positioned to supply products to the growing Utah and Idaho marketing areas. The refinery produces a high-value product slate from Canadian and Rocky Mountain crude oil, which it receives via pipeline and truck from fields in Utah, Colorado, Wyoming and Canada. The Utah refinery's primary products include gasoline, diesel fuel and jet fuel, which are shipped via pipeline, rail car or truck to markets in Utah, Idaho, Wyoming, Nevada, Oregon and Washington. A maintenance turnaround is scheduled at the Utah refinery in the first quarter of 2003.

     Crude Oil Supply. The Utah refinery processes a low sulfur crude oil slate and has the flexibility to process different crude oils. As local crude oil supplies decline, local capacity can be replaced with Canadian Light Sweet or Syncrude. Local crude oils are delivered primarily via the Amoco "U" Pipeline. Canadian crude oil and other domestic crudes are delivered primarily through another pipeline system. The price of local crude oil is primarily based on the Canadian import alternative.

     Transportation. The Utah refinery's products are distributed through a system of both owned and third-party terminals and third-party pipeline connections primarily in Utah and Idaho, with some incremental product to Nevada, Washington and Wyoming.

     Terminals. In addition to sales at the refinery, we distribute product through the Chevron Pipeline to the two terminals we own at Boise and Burley, Idaho and to two terminals we lease from Northwest Terminalling Company in Pocatello, Idaho and Pasco, Washington. Total storage capacity for the three owned terminals, including the Salt Lake City terminal, is 2,467,000 barrels. In addition, the two leased terminals have an aggregate allocated throughput capacity of 10,000 bpd.

     Offtake Agreements. The offtake agreements for the Utah refinery represent approximately 6,750 bpd of refined product produced (approximately 14% of the historical three year-average production of 48,560 bpd) for periods ranging from two years to three years, depending on the terminal. The commitment under the agreements has limited gasoline volumes since we acquired substantially all of BP's retail assets in the region. A majority of the product under the agreements will be distributed through the Salt Lake City terminal. Sales prices under the offtake agreements are based on market prices at the time of sale.

WHOLESALE MARKETING

     Our Refining segment sells refined products, including gasoline and gasoline blendstocks, jet fuel, diesel fuel, heavy oil and residual products in both the bulk and wholesale markets. Sources of our product sales include our refinery system yield, products drawn from inventory balances and products purchased from third parties. Our refined products sales in the Refining segment, including intersegment sales to our Retail operations, consisted of the following:

                                                               1999      2000    2001(a)
                                                              -------    ----    -------
PRODUCT SALES (thousand bpd)
  Gasoline and gasoline blendstocks.........................    124      135       161
  Jet fuel..................................................     76       76        81
  Diesel fuel...............................................     47       54        73
  Heavy oils, residual products and other...................     56       58        61
                                                                ---      ---       ---
     Total Product Sales....................................    303      323       376
                                                                ===      ===       ===

---------------
(a) Sales volumes for 2001 include amounts for the Mid-Continent operations since their acquisition on September 6, 2001, averaged over 365 days. These amounts do not include operations related to the Golden Eagle Assets.

     In August 2001, we opened an office in Long Beach, California to provide supply and marketing activities in California and the southwestern United States. Our goal is to establish a marketing operation in California capable of providing us and other independent marketers in California with a competitive and secure supply of products. To further these objectives, we lease approximately 500,000 barrels of storage capacity with waterborne access in southern California through September 2004. We believe that our Long Beach office and southern California storage capacity, together with the Golden Eagle Assets, will provide us with a competitive advantage in connected markets which should lower our operating, transportation and distribution costs and provide market penetration with competitive prices. We consider connected markets to include markets that are connected to our refining operations by pipelines, trucks, railcars, vessels or other means of conveyance as well as markets that, while not physically connected, are joined by means of exchange supply agreements between participants in those markets.

     Gasoline and Gasoline Blendstocks. We sell gasoline and gasoline blendstocks in both the bulk and wholesale markets in the mid-continental and western United States (including Alaska and Hawaii). The demand for gasoline is seasonal in a majority of our markets, with lowest demand during the winter months.

     We also sell gasoline to wholesale customers and bulk end-users (including several major oil companies) under various supply agreements. Gasoline also is delivered to refiners and marketers in exchange for product received at other locations in the mid-continental and western United States. We also sell, at wholesale, to unbranded jobbers. We distribute product through Tesoro-owned and third-party terminals and truck racks. Although our marketing strategy in Hawaii and Alaska is to maximize in-state sales, gasoline and gasoline components produced in excess of market demand may be shipped to the U.S. West Coast or exported to other markets, principally in the Asia/Pacific area.

     We sell CARB quality blendstocks in the wholesale bulk market, generally at higher values than conventional gasoline. We continue to evaluate several additional projects at our existing refineries to increase our production capacity of CARB products. In April 2001, we entered into a nonexclusive license agreement that allows us to make and sell gasoline subject to patents held by Union Oil Company of California, a subsidiary of Unocal Corporation. This agreement removes uncertainty regarding patent royalties as we expand production and marketing of cleaner-burning gasoline.

     Jet Fuel. We are a major supplier of commercial jet fuel to passenger and cargo airlines in Alaska and Hawaii and on the U.S. West Coast. We, along with other marketers, import jet fuel into Alaska, Hawaii and the U.S. West Coast. We primarily market commercial jet fuel at airports in Anchorage, Honolulu and other Hawaiian island locations, as well as at major airports throughout the western United States.

     Diesel Fuel. We sell our diesel fuel production primarily on a wholesale basis for marine, transportation, industrial and agricultural purposes, as well as for home heating. We sell lesser amounts to end-users through marine terminals and for power generation in Hawaii and Washington. Generally, the production of diesel fuel by refiners in Alaska, Hawaii and our market areas in the western United States is typically in balance with demand. As a result of seasonal demand swings, we import and export diesel fuel from Alaska and Hawaii. See "Government Regulation and Legislation -- Environmental Controls and Expenditures" for a discussion of the effect of governmental regulations on the production of low-sulfur diesel fuel.

     Heavy Oil and Residual Products. Our Mid-Pacific and Pacific Northwest refineries have vacuum units that use atmospheric crude oil tower bottoms as a feedstock and further process these volumes into light vacuum gas oil, medium vacuum gas oil, heavy vacuum gas oil and vacuum tower bottoms. Light vacuum gas oil and medium vacuum gas oil are further processed in the Alaska and Hawaii hydrocrackers, where they are converted into jet fuel, gasoline blendstocks and diesel fuel. Heavy vacuum gas oil is used primarily as an FCC feedstock at the Washington refinery where it is upgraded to gasoline and diesel fuel. The vacuum tower bottoms are used to produce liquid asphalt, fuel oil and marine bunker fuel. We sell heavy fuel oils to other refineries, electric power producers and marine and industrial end-users. We sell our liquid asphalt for paving materials in Alaska, Hawaii and Washington. In the Pacific Northwest, demand for liquid asphalt is seasonal because mild weather conditions are needed for highway construction.

     We have marine fuel marketing operations and leased facilities at Port Angeles and Seattle, Washington, and Portland, Oregon. Marine fuels sold from these locations are supplied principally by our Pacific Northwest refineries.

     Sales of Purchased Products. In the normal course of business, we purchase refined products manufactured by others for resale to customers. The products, primarily gasoline, jet fuel, diesel fuel and industrial and marine fuel blendstocks are purchased primarily in the spot market. Sales of these products represented approximately 21% of total volumes we sold in 2001. We conduct our gasoline and diesel fuel purchase and resale activity primarily on the U.S. West Coast. The jet fuel activity primarily consists of imports into Alaska and California.

RETAIL SEGMENT

     Our Retail segment sells gasoline and diesel in retail markets in the mid-continental and western United States (including Alaska and Hawaii). The demand for gasoline is seasonal in a majority of our markets, with highest demand for gasoline during the summer driving season. We sell gasoline to retail customers through Tesoro-owned and operated sites and agreements with third-party, branded jobbers. The addition of retail stations from the Acquisitions further expands our retail market presence and diversifies our income stream. Following the consummation of the acquisition of the Golden Eagle Assets, our Retail segment will include a network of over 750 branded retail stations (under the Tesoro, Mirastar, Tesoro Alaska and other brands), including over 280 Tesoro-owned retail gasoline stations and over 460 jobber/dealer stations (third-party retail distributors) in the western and mid-continental United States. These numbers include 70 retail stations to be acquired in the pending acquisition of the Golden Eagle Assets, over 320 retail stations acquired in the Mid-Continent Acquisition and 46 retail fueling facilities acquired from a privately-held Seattle, Washington company in November 2001. Our retail network provides a committed outlet for a portion of the motor fuels produced at our refineries and provides a more profitable outlet for motor fuels than the wholesale market. The following table summarizes our retail operations as of and for the years ended December 31, 1999, 2000 and 2001:

                                                               1999      2000      2001
                                                              ------    ------    ------
NUMBER OF BRANDED RETAIL STATIONS (end of period)(a)
Tesoro (including Tesoro Alaska) --
  Tesoro-owned..............................................      62        63       138
  Jobber/dealer.............................................     182       193       183
Mirastar --
  Tesoro-owned..............................................      --        20        55
Other --
  Tesoro-owned..............................................      --        --        20(b)
  Jobber/dealer.............................................      --        --       281

                                                               1999      2000      2001
                                                              ------    ------    ------
Total Branded Retail Stations --
  Tesoro-owned (c)..........................................      62        83       213
  Jobber/dealer.............................................     182       193       464
                                                              ------    ------    ------
    Total...................................................     244       276       677
                                                              ======    ======    ======
AVERAGE NUMBER OF BRANDED STATIONS (during year)
  Tesoro-owned..............................................      61        68       132
  Jobber/dealer.............................................     177       192       274
                                                              ------    ------    ------
    Total Average Retail Stations...........................     238       260       406
                                                              ======    ======    ======
TOTAL FUEL VOLUME (millions of gallons)
  Tesoro-owned..............................................    93.5      99.2     209.7
  Jobber/dealer.............................................   105.8     115.7     186.1
                                                              ------    ------    ------
    Total Fuel Volumes......................................   199.3     214.9     395.8
                                                              ======    ======    ======
AVERAGE FUEL VOLUME PER MONTH PER STATION (thousands of
  gallons)
  Tesoro-owned..............................................   126.7     121.5     132.8
  Jobber/dealer.............................................    49.9      50.3      56.6
  Average Total Stations....................................    69.8      68.9      81.3
MERCHANDISE AND OTHER REVENUES (in millions)................  $ 51.6    $ 55.4    $ 70.6
MERCHANDISE MARGIN..........................................      31%       32%       30%

---------------
(a) Excludes 70 retail stations from the pending acquisition of the Golden Eagle Assets.

(b) We acquired these stations in recent acquisitions and they are in the process of being rebranded to the Tesoro brand.

(c) Tesoro-owned stations included 30 in Alaska, 35 in Hawaii, 47 in Washington, 37 in Utah, 11 in North Dakota and 53 in other western states at December 31, 2001.

     We developed our Mirastar brand to be used exclusively under an agreement with Wal-Mart whereby we build and operate retail fueling facilities on parking lots of selected Wal-Mart store locations. Our relationship with Wal-Mart covers 17 western states. Each of the sites under our agreement with Wal-Mart is subject to a ground lease with a ten-year primary term and two options, exercisable at our discretion, to extend a site's lease for additional terms of five years. As of December 31, 2001, we had 55 Mirastar stations in operation, 4 Mirastar stations under construction and 53 sites in various stages of development or evaluation. The availability of future sites is determined solely at Wal-Mart's option, but decisions concerning the development of a Mirastar station at a site are determined solely by us. We expect to construct an additional 50 to 60 stations in each of 2002 and 2003. Our average cost of constructing a standard Mirastar station with four fuel dispensers is approximately $550,000. The average investment in Mirastar stations will increase in the future with the construction of stations having more than four fuel dispensers.

     Many of our Tesoro-owned stations include convenience stores with the "2-Go Tesoro" brand that sell a wide variety of merchandise items or kiosks that sell limited amounts of merchandise. Our revenues from merchandise sales and other services, such as carwashes, totaled $51.6 million in 1999, $55.4 million in 2000 and $70.6 million in 2001.

     The Mid-Continent Acquisition has created economic benefits for our retail platform by providing a source of proprietary gasoline supply and additional opportunities for our expanded retail network. In addition, in November 2001, we acquired 46 retail fueling facilities, including 37 retail stations with convenience stores and nine commercial card lock facilities, located in Washington, Oregon and Idaho from a privately-held company. Our agreement with Wal-Mart provides us with additional growth opportunities to build and operate retail fueling facilities under the Mirastar brand on sites at selected Wal-Mart store locations in the western United States.

MARINE SERVICES SEGMENT

OVERVIEW

     Our Marine Services segment markets and distributes a broad range of petroleum products, chemicals and supplies and provides logistical support services to the marine and offshore exploration and production industries operating in the Gulf of Mexico. These operations are conducted through a network of 15 terminals located on the Texas and Louisiana Gulf Coasts. We also own tugboats, barges and trucks used in the Marine Services operations.

     We are evaluating various strategic opportunities (including a possible sale of all or a part of this business) to capitalize on the value of our Marine Services assets. Our Marine Services business accounted for approximately 5% of our operating income and historical EBITDA for the year ended December 31, 2001.

FUELS AND LUBRICANTS

     Marine Services markets and distributes fuels and lubricants to offshore drilling rigs, offshore production platforms, and various ships engaged in seismic surveys. Marine Services also provides petroleum products to the Gulf of Mexico fishing industry, tugboats and barges using the Intracoastal Canal System along the Gulf of Mexico and to ships entering various ports in Texas and Louisiana. Marine Services obtains its supply of fuel from local area refiners. Total gallons of fuel, primarily diesel fuel, sold by this segment amounted to approximately 171 million, 170 million and 148 million in 2001, 2000, and 1999, respectively.

     We are a distributor of major brands of marine lubricants and greases, offering a full spectrum of brands. Total sales of lubricants amounted to approximately two million gallons in each of the years 1999, 2000 and 2001.

LOGISTICAL SERVICES

     Through many of its Gulf Coast terminals, Marine Services provides full-service shore-based support for offshore drilling rigs and production platforms. These services include cranes, forklifts and loading docks for supply boats serving the offshore exploration and production industry. In addition, Marine Services provides warehousing, office space, living quarters, helicopter landing pads and long-term parking for offshore workers. Marine Services terminals also serve as "one-stop shops" for a full range of offshore exploration and production services. Products and services, such as drilling muds, environmental services, and equipment repair and fabrication, are provided through a variety of arrangements with "tenant partners".

COMPETITION AND OTHER

     The petroleum industry is highly competitive in all phases, including the refining of crude oil, the marketing of refined petroleum products and the marine services business. The industry also competes with other industries that supply the energy and fuel requirements of industrial, commercial and individual consumers. We compete with a substantial number of major integrated oil companies and other companies having greater financial and other resources. These competitors have a greater ability to bear the economic risks inherent in all phases of the industry. The recent consolidation experienced in the refining and marketing industry has reduced the number of competitors; however, it has not reduced overall competition. In addition, unlike many of our competitors, we do not produce large volumes of crude oil that can then be used in connection with our refining operations. Other larger competitors, although they do not produce crude oil, may have a competitive advantage as larger purchasers when negotiating with crude oil producers.

     The refining and marketing industries are highly competitive, with prices of feedstocks and products being the principal factors in competition. Our Washington refinery competes with several refineries on the U.S. West Coast, including refineries that have higher refining capacity than the Washington refinery and that are owned by substantially larger companies. Our Hawaii refinery competes primarily with one other refinery in Hawaii that also is located at Kapolei and that has a rated capacity of 54,000 bpd of crude oil. Historically, the other refinery produces lower volumes of jet fuel than our Hawaii refinery. The Alaska refinery competes primarily with other refineries in Alaska and on the U.S. west coast. Our refining competition in Alaska includes two refineries near Fairbanks and one refinery near Valdez. We estimate that the other refineries have a combined capacity to process approximately 270,000 bpd of crude oil. After processing the crude oil and removing the higher-value products, these refiners are permitted, because of their direct connection to the Trans Alaska Pipeline System, to return the remainder of the processed crude oil back into the pipeline system as "return oil" in consideration for a fee, thereby eliminating their need to transport and market lower-value products that are not in demand in Alaska. Our Alaska refinery is not directly connected to the Trans Alaska Pipeline System, and we, therefore, cannot return our lower-value products to the Trans Alaska Pipeline System. Our North Dakota refinery is the sole refinery in North Dakota. Refineries in Wyoming, Montana, the Midwest and the United States Gulf Coast region are the primary competitors to our North Dakota refinery. The Utah refinery is the largest of five refineries located in Utah. We estimate that the other refineries have a combined capacity to process approximately 107,500 bpd of crude oil. These five refineries collectively supply an estimated 70% of the gasoline and distillate products consumed in the States of Utah and Idaho. The bulk of the remainder is imported from refineries in Wyoming and Montana.

     Our jet fuel sales in Alaska are concentrated in Anchorage, where we are one of the principal suppliers to the Anchorage International Airport, a major hub for air cargo traffic between manufacturing regions in the Far East and markets in the United States and Europe. In Hawaii, jet fuel sales are concentrated in Honolulu, where we are the principal supplier to the Honolulu International Airport. We also serve four airports on other islands in Hawaii. In Washington, jet fuel sales are concentrated at the Seattle/Tacoma International Airport. We also supply jet fuel to customers in Portland, Oregon; Los Angeles, San Francisco and San Diego, California; Las Vegas and Reno, Nevada; and Phoenix, Arizona. Other refiners and marketers compete for sales at all of these airports. In Utah, jet fuel sales are concentrated in Salt Lake City. We also supply jet fuel to customers in Boise, Burley and Pocatello, Idaho. The North Dakota refinery supplies jet fuel to customers in Minneapolis/St. Paul and Moorehead, Minnesota and Bismark, North Dakota. We produce jet fuel in Alaska and Hawaii, both of which must import product to meet demand.

     Our Refining segment sells its diesel fuel primarily on a wholesale basis, competing with other refiners and marketers in all of its market areas. Refined products from foreign sources also compete for distillate markets in our market areas.

     We are a distributor of gasoline in Alaska, Hawaii, Utah, Washington and other western states through a network of Tesoro-operated retail stations and branded and unbranded jobbers. We supply a major oil company through a product exchange agreement, whereby gasoline in Alaska is provided in exchange for gasoline delivered to us on the U.S. West Coast. We also supply one of these major oil companies in Alaska and Hawaii through a gasoline sales agreement.

     In connection with the Mid-Continent Acquisition, we entered into certain offtake agreements with BP to provide us with a distribution channel for a portion of our refined products produced at these refineries. The offtake agreements related to the North Dakota refinery commit approximately 30,470 bpd (which represents approximately 59% of the historical three-year average production of 51,770 bpd) of the North Dakota refinery product for each of the first three years. In years four and five, the commitment is reduced. Volumes related to the Minneapolis/St. Paul terminal, committed over five years, will decline after year three. BP initially will receive approximately 68% of the committed product via the Minneapolis/St. Paul terminal with the remainder distributed through the other Minnesota and North Dakota terminals. The offtake agreements for the Utah refinery represent approximately 6,750 bpd of refined product produced (approximately 14% of the historical three year-average production of 48,560 bpd) for periods ranging from two years to three years, depending on the terminal.

     Competitive factors affecting the retail marketing of gasoline include factors such as price and quality, together with station appearance, location and brand-name identification. We compete with other petroleum companies, distributors and other developers for new locations. We compete against independent marketing companies and integrated oil companies when engaging in these marketing operations.

     Demand for services and products offered by Marine Services is significantly affected by the level of oil and gas exploration, development and production in the Gulf of Mexico. Various factors, including general economic conditions, demand for and prices of oil and natural gas, availability of equipment and materials, and government regulations and energy policies cause exploration and development activity to fluctuate and directly impact the revenues of Marine Services. We believe the principal competitive factors affecting the Marine Services operations are location of facilities, availability of logistical support services, experience of personnel and dependability of service. The market for Marine Services' products and services, particularly diesel fuel, is highly competitive and price sensitive.

GOVERNMENT REGULATION AND LEGISLATION

ENVIRONMENTAL CONTROLS AND EXPENDITURES

     All of our operations, to some degree, are affected by federal, state, regional and local laws, regulations and ordinances relating to the protection of the environment. While we believe our facilities generally are in substantial compliance with current requirements, over the next several years we expect our facilities will be engaged in meeting new requirements being adopted and promulgated by the U.S. Environmental Protection Agency and the states in which we operate. Under the federal Clean Air Act, as amended in 1990, for example, we will need to comply with the second phase of regulations establishing Maximum Achievable Control Technologies for petroleum refineries ("Refinery MACT II"). These regulations, promulgated in January 2001, will require additional air emission controls for certain processing units at several of our refineries. We expect to spend approximately $35 million in additional capital improvements at our refineries through 2006 to comply with the Refinery MACT II standards.

     Changes in fuel manufacturing standards, including those related to gasoline and diesel fuel sulfur concentrations, affect our operations. Starting January 1, 2004, the sulfur content in gasoline must be reduced to meet the new fuel manufacturing standard for gasoline. We expect to make approximately $65 million in capital improvements through 2006 and $15 million in years after 2006 to meet the new gasoline fuel standards. In December 2000, the EPA announced additional standards for allowable sulfur concentrations in highway diesel fuels. The "ultra low sulfur diesel" standards will, in general, become effective on June 1, 2006. We expect to spend approximately $35 million in capital improvements through 2006 and $30 million in years after 2006 to meet the new diesel fuel standards.

     In connection with the Mid-Continent Acquisition, we assumed the sellers' obligations and liabilities under a consent decree among the United States, BP Exploration and Oil Co., Amoco Oil Company and Atlantic Richfield Company. BP entered into this consent decree for the Mid-Continent refineries for various alleged violations. As the new owner of these refineries, we are required to address issues including leak detection and repair, flaring protection and sulfur recovery unit optimization. We estimate we will have to spend an aggregate of $18 million to comply with this consent decree. In addition, we have agreed to indemnify the sellers for all losses of any kind incurred in connection with or related to the consent decree.

     During 2001, we spent approximately $7 million on environmental capital projects. We anticipate we will make additional capital improvements of approximately $9 million in 2002, primarily for improvements to storage tanks, tank farm secondary containment and pipelines.

     Conditions that require additional expenditures may exist for various of our sites, including, but not limited to, our refineries, tank farms, retail gasoline stations (operating and closed locations) and petroleum product terminals, and for compliance with the Clean Air Act and other state and federal regulations. We currently cannot determine the amount of these future expenditures.

PENDING ACQUISITION OF GOLDEN EAGLE ASSETS

     In addition, the Golden Eagle Assets will require substantial expenditures to address upcoming "clean fuels" requirements, including California regulations to phase out the use of the oxygenate known as MTBE by the end of 2002. The seller of the Golden Eagle Assets has begun construction of a project at the Golden Eagle refinery that we expect will enable us to conform with CARB III gasoline specifications scheduled to be effective on January 1, 2003. Based upon a review by an independent engineering firm, we believe that this project will cost a total of $122 million, a portion of which has been or will be paid by the seller. We expect to spend approximately $103 million in 2002 and 2003 to complete this project. Furthermore, we expect that the project will be substantially complete by the end of 2002. We also expect to spend approximately $24 million by 2006 at the Golden Eagle refinery to meet the "ultra low sulfur diesel" standards.

     The Golden Eagle Assets are also subject to extensive environmental requirements. We anticipate that capital expenditures addressing environmental issues at the refinery such as controls on emission of nitrogen oxides and piping upgrades required to be made pursuant to orders from California's Regional Water Quality Control Board with jurisdiction over the refinery, and requirements as a result of a pending settlement of a lawsuit by a citizens' group concerning coke dust emissions from the refinery's Pittsburg Dock loading facility, will total approximately $32 million during 2002. Although some portion of these costs are being and will continue to be incurred by the seller of the Golden Eagle Assets prior to the closing of the transaction, a substantial portion of the work will remain after the closing, the costs of which we will incur. In addition, we estimate that we will incur $96 million in environmental capital expenditures at the refinery for similar projects from 2003 through 2006 and $90 million beyond 2006.

     In addition, soil and groundwater conditions at the Golden Eagle refinery (including the Amorco terminal and the coke terminal) may entail substantial expenditures over time. Although existing information is limited, our preliminary estimate of costs to address soil and groundwater conditions at the refinery in connection with various projects, including those required pursuant to orders by the California Regional Water Quality Control Board, is approximately $66 million, of which approximately $43 million is anticipated to be incurred through 2006 and the balance afterwards. We believe we will be entitled to indemnification, directly or indirectly, from former owners or operators of the refinery (or their successors) under two separate indemnification agreements, for approximately $59 million of such costs. We cannot assure you that any indemnification will be realized.

     Additionally, soil and groundwater conditions at approximately 50 of the 70 retail stations to be acquired through the pending acquisition of the Golden Eagle Assets may require expenditures of approximately $6 million in the aggregate, pursuant to orders and regulations set by the California Regional Water Quality Control Board. We also expect to spend approximately $3 million in the aggregate on capital improvements to meet new California vapor control equipment requirements at each of the retail facilities.

OIL SPILL PREVENTION AND RESPONSE

     The Federal Oil Pollution Act of 1990 and related state regulations include requirements that most oil refining, transport and storage companies maintain and update various oil spill prevention and oil spill contingency plans. We have submitted these plans and received federal and state approvals necessary to comply with the Federal Oil Pollution Act of 1990 and related regulations. Our oil spill prevention plans and procedures are frequently reviewed and modified to prevent oil releases and to minimize potential impacts should a release occur.

     We currently charter, on a long-term and short-term basis, tankers and barges for shipment of crude oil from foreign and domestic sources to our Mid-Pacific and Pacific Northwest refineries. The Federal Oil Pollution Act of 1990 requires, as a condition of operation, that we demonstrate the capability to respond to the "worst case discharge" to the maximum extent practicable. As an example, the State of Alaska requires us to provide spill-response capability to contain or control and cleanup an amount equal to 50,000 barrels of crude oil for a tanker carrying fewer than 500,000 barrels or 300,000 barrels for a tanker carrying more than 500,000 barrels. To meet these requirements, we have entered into contracts with various parties to provide spill response services. We have entered into spill-response agreements with: (1) Cook Inlet Spill Prevention and Response, Incorporated and Alyeska Pipeline Service Company for spill-response services in Alaska; (2) Clean Islands Council for response services throughout the State of Hawaii; and (3) Clean Sound Incorporated for response actions associated with the Puget Sound, Washington operations. In addition, for larger spill contingency capabilities, we have entered into contracts with Marine Spill Response Corporation in Hawaii and in the Gulf Coast region. We believe these contracts, and those with other regional spill-response organizations that are in place on a location by location basis, provide the additional services necessary to meet spill-response requirements established by state and federal law.

REGULATION OF THE PIPELINE SYSTEM

     The Pipeline System and the refined product pipeline systems in Alaska, North Dakota and Minnesota are common carriers subject to regulation by various local, state and federal agencies including the Federal Energy Regulatory Commission ("FERC") under the Interstate Commerce Act. The Interstate Commerce Act provides that, to be lawful, the rates of common carrier petroleum pipelines must be "just and reasonable" and not unduly discriminatory. New and changed rates must be filed with the FERC, which may investigate their lawfulness upon protest or on its own initiative. The FERC may suspend the effectiveness of the new rates for up to seven months. If the suspension expires before completion of the investigation, the rates go into effect, but the pipeline can be required to refund to shippers, with interest, any difference between the level the FERC determines to be lawful and the filed rates under investigation. Rates that have become final and effective may be challenged by complaint to the FERC filed by a shipper or on the FERC's own initiative. The party filing the complaint may recover reparations for the two-year period prior to the complaint, if the FERC finds the rate to be unlawful.

     The intrastate operations of the Pipeline System are subject to regulation by the North Dakota Public Services Commission. The intrastate operations of our Alaska products pipeline are subject to regulation by the Alaska Public Utilities Commission. Like the FERC, the state regulatory authorities require that shippers be notified of proposed intrastate tariff increases and have an opportunity to protest the increases. The North Dakota Public Services Commission also files with the state authorities copies of interstate tariff changes filed with the FERC. In addition to challenges to new or proposed rates, challenges to intrastate rates that have already become effective are permitted by complaint of an interested person or by independent action of the appropriate regulatory authority.

EMPLOYEES

     At December 31, 2001, we had approximately 3,290 employees. Approximately 220 employees and 270 employees at the Washington and Mid-Continent refineries, respectively, are covered by collective bargaining agreements which ran until January 31, 2002. In November 2001, eligible employees at our Mid-Pacific refinery voted to be represented by a collective bargaining representative. Although the collective bargaining agreements expired on January 31, 2002, we have entered into an agreement with our employees represented by these agreements that we will adopt the "Industry Pattern Agreement" approved by the union, a major oil company (Exxon/Mobil, BP/Amoco, Shell or Chevron/Texaco) and accepted by any two additional companies (Phillips/Tosco, Conoco or CITGO). Our employees have agreed not to engage in a strike, work stoppage or slowdown, or any other intentional interference of work production for any reason. However, with respect to our Hawaii operations, the agreement not to strike or engage in a work stoppage expires on July 1, 2002. We consider our relations with our employees to be satisfactory.

                          DESCRIPTION OF COMMON STOCK

     Our Certificate of Incorporation, as amended, currently authorizes us to issue up to 100,000,000 shares of common stock, $0.16 2/3 par value. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution, or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preference of any outstanding preferred stock. Holders of our common stock have no preemptive rights and have no rights to convert their common stock into any other securities. There are no redemption provisions with respect to any shares of our common stock. All of the outstanding shares of our common stock are, and the common stock offered hereby will be, upon issuance against full payment of the purchase price therefor, fully paid and nonassessable. As of February 1, 2002 there were issued and outstanding 41,445,297 shares of our common stock.

     The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services L.L.C.

                                  UNDERWRITING

     Under the terms of an underwriting agreement, which will be filed with the SEC, each of the underwriters named below has agreed to purchase from us the respective number of shares of common stock opposite its name below:

                                                              NUMBER OF
UNDERWRITER                                                     SHARES
-----------                                                   ----------
Lehman Brothers Inc.........................................
Goldman, Sachs & Co.........................................
Friedman, Billings, Ramsey & Co., Inc.......................
                                                              ----------
     Total..................................................  20,000,000
                                                              ==========

     The underwriting agreement provides that the underwriters are obligated to purchase, subject to certain conditions, all of the shares of common stock in the offering if any are purchased, other than those covered by the over-allotment option described below. The conditions contained in the underwriting agreement include the requirements that:

     - the representations and warranties we made to the underwriters are true,

     - there is no material change in the financial markets, and

     - we deliver to the underwriters customary closing documents.

     If an underwriter defaults, the underwriting agreement provides that the purchase commitment of the non-defaulting underwriters may be increased or the agreement may be terminated.

     We have granted to the underwriters a 30-day option after the date of this prospectus to purchase, in whole or in part, up to an aggregate of an additional 3,000,000 shares at the public offering price less underwriting discounts and commissions. This option may be exercised to cover over-allotments, if any, made in connection with the offering. To the extent that the option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter's percentage underwriting commitment in the offering as indicated on the preceding table. The foregoing limitations do not apply to stabilizing transactions, syndicate covering transactions and penalty bids for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act.

     The underwriters have advised us that they propose to offer shares of common stock directly to the public at the offering price on the cover of this prospectus supplement and to selected dealers, who may include the underwriters, at such offering price less a selling concession not
in excess of $          per share. The underwriters may allow, and the selected
dealers may re-allow, a discount from the concession not in excess of
$          per share to other dealers. After the offering, the underwriters may change the public offering price and other offering terms.

     The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase up to 3,000,000 additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay us for the shares.

                                                              NO EXERCISE    FULL EXERCISE
                                                              -----------    -------------
Per share underwriting discounts and commissions to
  be paid by us.............................................       $               $
     Total..................................................       $               $

     We estimate that the expenses of this offering, excluding underwriting discounts and commissions summarized in the table above, will be
$               .

     The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M of the Exchange Act.

     - Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotted options. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment options. The underwriters may close out any short position by either exercising their over-allotment options and/or purchasing shares in the open market.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, which is called a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

     These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

     Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make a representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

     In connection with the offering, we and our executive officers and directors have agreed that we and they will not, subject to certain limited exceptions, directly or indirectly, offer, sell, pledge or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable or exercisable for common stock or enter into any swap or other derivative transaction with similar effect as a sale of common stock, for a period of 30 days from the date of this prospectus without the prior written consent of Lehman Brothers Inc. The restrictions in this paragraph do not apply to:

     - the sale of common stock to the underwriters in this offering, including shares sold pursuant to the over-allotment option,

     - the sale or transfer of shares of common stock to us by our directors or executive officers in connection with the exercise of a currently outstanding option, warrant or right,

     - our issuance of options under any of our currently effective employee benefit plans, stock option or incentive plans or of shares of common stock upon the exercise of a currently outstanding option, warrant or right or the conversion of a security outstanding on the date of this prospectus,

     - our issuance of common stock in a private equity transaction in connection with the pending acquisition of the Golden Eagle Assets, or

     - our issuance of common stock as consideration for the purchase of any business or assets.

     We have agreed to indemnify, under certain circumstances, the underwriters against liabilities relating to the offering, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute, under certain circumstances, to payments that the underwriters may be required to make for these liabilities.

     This prospectus supplement and the accompanying prospectus are not, and under no circumstances are to be construed as, an advertisement or a public offering of shares in Canada or any province or territory thereof. Any offer or sale of shares in Canada will be made only under an exemption from the requirements to file a prospectus supplement or prospectus and an exemption form the dealer registration requirement in the relevant province or territory of Canada in which such offer or sale is made.

     Purchasers of the shares of common stock may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price on the cover of this prospectus supplement.

     A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online, and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

     Other than the prospectus in electronic format, the information on any underwriter's or selling group member's web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of this prospectus or the registration statement, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

     From time to time, Lehman Brothers Inc. has provided, and may continue to provide, investment banking or commercial banking services to us for which we have paid the customary fees and commissions. Lehman Brothers Inc. was among the initial purchasers of our 9 5/8% Senior Subordinated Notes due 2008 offered in November 2001. Lehman Commercial Paper Inc., an affiliate of Lehman

Brothers Inc., is a lender under our senior secured credit facility and therefore may receive proceeds from the repayment of a portion of our senior secured credit facility which may be repaid with proceeds from this offering. Lehman Brothers also acted as our financial advisor in connection with the pending acquisition of the Golden Eagle Assets. This offering is being conducted pursuant to NASD Conduct Rule 2710(c)(8).

                                 LEGAL MATTERS

     The validity of the common shares will be passed upon for us by Fulbright & Jaworski L.L.P., Houston, Texas. Certain legal matters with respect to the common shares will be passed upon for the underwriters by Simpson Thacher & Bartlett, New York, New York.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
AUDITED FINANCIAL STATEMENTS OF GOLDEN EAGLE REFINING AND
  MARKETING ASSETS BUSINESS
Report of Independent Public Accountants....................   F-2
Balance Sheets -- December 31, 2001 and 2000................   F-3
Statements of Income -- Year Ended December 31, 2001 and
  Four Months Ended December 31, 2000.......................   F-4
Statements of Cash Flows -- Year Ended December 31, 2001 and
  Four Months Ended December 31, 2000.......................   F-5
Statements of Changes in Net Parent Investment -- Four
  Months Ended December 31, 2000 and Year Ended December 31,
  2001......................................................   F-6
Notes to Combined Financial Statements......................   F-7

CONSOLIDATED FINANCIAL STATEMENTS OF TESORO PETROLEUM
  CORPORATION
Independent Auditors' Report................................  F-22
Statements of Consolidated Operations -- Years Ended
  December 31, 2001, 2000 and 1999..........................  F-23
Consolidated Balance Sheets -- December 31, 2001 and 2000...  F-24
Statements of Consolidated Stockholders' Equity -- Years
  Ended December 31, 2001, 2000 and 1999....................  F-25
Statements of Consolidated Cash Flows -- Years Ended
  December 31, 2001, 2000 and 1999..........................  F-26
Notes to Consolidated Financial Statements..................  F-27

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Valero Energy Corporation:

     We have audited the accompanying balance sheets of the Golden Eagle Refining and Marketing Assets Business as of December 31, 2001 and 2000, and the related statements of income, cash flows and changes in net parent investment for the year ended December 31, 2001 and the four months ended December 31, 2000 (included herein on pages F-3 through F-21). These financial statements are the responsibility of Valero Energy Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Golden Eagle Refining and Marketing Assets Business as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the year ended December 31, 2001 and the four months ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

                                                         /s/ ARTHUR ANDERSEN LLP

San Antonio, Texas
February 14, 2002, except Note 16
to the financial statements for which
the date is February 20, 2002

              GOLDEN EAGLE REFINING AND MARKETING ASSETS BUSINESS

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                 2001        2000
                                                              ----------   --------
ASSETS

CURRENT ASSETS:
  Cash......................................................  $      189   $    171
  Receivable from Tosco Corporation.........................          --      3,014
  Inventories...............................................     162,982    169,436
  Current deferred income tax asset.........................       2,804         --
  Other current assets, net.................................       4,870      5,313
                                                              ----------   --------
     TOTAL CURRENT ASSETS...................................     170,845    177,934
                                                              ----------   --------
Property, plant and equipment...............................     830,727    712,963
Less accumulated depreciation and amortization..............     (58,575)   (21,531)
                                                              ----------   --------
  Property, plant and equipment, net........................     772,152    691,432
Other assets, net...........................................     258,008     35,742
                                                              ----------   --------
     TOTAL ASSETS...........................................  $1,201,005   $905,108
                                                              ==========   ========

LIABILITIES AND NET PARENT INVESTMENT

CURRENT LIABILITIES:
  Accounts payable and accrued liabilities..................  $   90,212   $ 96,482
  Taxes other than income taxes.............................      20,405     20,057
  Current deferred income tax liabilities...................          --     13,680
  Lease termination obligation..............................      36,088         --
                                                              ----------   --------
     TOTAL CURRENT LIABILITIES..............................     146,705    130,219
Deferred income tax liabilities.............................      85,872     27,492
Employee benefit obligations................................      29,930     24,501
Other long-term liabilities.................................       3,954      2,297
                                                              ----------   --------
     TOTAL LIABILITIES......................................     266,461    184,509
Net parent investment.......................................     934,544    720,599
                                                              ----------   --------
     TOTAL LIABILITIES AND NET PARENT INVESTMENT............  $1,201,005   $905,108
                                                              ==========   ========

              See accompanying notes to the financial statements.

              GOLDEN EAGLE REFINING AND MARKETING ASSETS BUSINESS

                              STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                               YEAR ENDED    FOUR MONTHS ENDED
                                                              DECEMBER 31,     DECEMBER 31,
                                                                  2001             2000
                                                              ------------   -----------------
SALES AND OTHER REVENUES....................................   $2,020,596        $841,761
                                                               ----------        --------

COSTS AND EXPENSES:
  Cost of products sold.....................................    1,281,347         612,759
  Write-down of inventories to market value.................       55,930              --
  Operating expenses........................................      309,673          91,825
  General and administrative expenses.......................       15,378           5,794
  Taxes other than income taxes.............................      167,447          45,261
  Depreciation and amortization.............................       43,969          12,229
  (Gain) loss on sale of property, plant and equipment......         (247)            184
                                                               ----------        --------
     TOTAL COSTS AND EXPENSES...............................    1,873,497         768,052
                                                               ----------        --------

INCOME BEFORE INCOME TAX EXPENSE............................      147,099          73,709

  Income tax expense........................................       60,097          30,121
                                                               ----------        --------

NET INCOME..................................................   $   87,002        $ 43,588
                                                               ==========        ========

              See accompanying notes to the financial statements.

              GOLDEN EAGLE REFINING AND MARKETING ASSETS BUSINESS

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               YEAR ENDED    FOUR MONTHS ENDED
                                                              DECEMBER 31,     DECEMBER 31,
                                                                  2001             2000
                                                              ------------   -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................   $  87,002         $  43,588
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................      43,969            12,229
  (Gain) loss on sale of property, plant and equipment......        (247)              184
  Deferred income taxes.....................................      41,896            24,336
  Write-down of inventories to market value.................      55,930                --
  Changes in operating assets and liabilities:
     Decrease (increase) in receivables.....................       4,825            (3,014)
     Increase in inventories................................     (21,785)           (6,307)
     Decrease (increase) in other current assets............         443            (3,727)
     (Decrease) increase in accounts payable and accrued
       liabilities..........................................     (17,559)           93,539
     Increase in taxes other than income taxes..............         348             4,248
  Increase in employee benefit obligations..................       5,429             1,792
  (Decrease) increase in other long-term liabilities........        (143)              548
                                                               ---------         ---------
       NET CASH PROVIDED BY OPERATING ACTIVITIES............     200,108           167,416
                                                               ---------         ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures........................................    (120,693)          (21,509)
Earn-out payment, net of working capital settlement, in
  connection with the Golden Eagle Refinery acquisition.....    (148,219)             (905)
Catalyst costs..............................................      (1,362)               --
Deferred refinery turnaround costs..........................     (56,519)               --
Advances to employees under notes receivable................        (501)           (2,842)
Repayments of employee notes receivable.....................          14                --
Proceeds from sale of assets................................         247                --
                                                               ---------         ---------
       NET CASH USED IN INVESTING ACTIVITIES................    (327,033)          (25,256)
                                                               ---------         ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net cash advances from (repayments to) parent...............     126,943          (142,141)
                                                               ---------         ---------
       NET CASH PROVIDED BY (USED IN) FINANCING
          ACTIVITIES........................................     126,943          (142,141)
                                                               ---------         ---------
NET INCREASE IN CASH........................................          18                19
CASH AT BEGINNING OF PERIOD.................................         171               152
                                                               ---------         ---------
CASH AT END OF PERIOD.......................................   $     189         $     171
                                                               =========         =========
NON-CASH ACTIVITIES:
Increase in receivable from Tosco Corporation...............   $  (1,811)        $      --
Increase in inventories.....................................     (27,691)               --
Decrease in property, plant and equipment...................       4,000             4,001
Increase in accounts payable and accrued liabilities........      47,377                --
Increase in other long-term liabilities.....................       1,800                --
Decrease in employee benefit obligations....................          --               (80)
Increase in goodwill........................................     (23,675)           (3,921)

              See accompanying notes to the financial statements.

              GOLDEN EAGLE REFINING AND MARKETING ASSETS BUSINESS

                 STATEMENTS OF CHANGES IN NET PARENT INVESTMENT
                                 (IN THOUSANDS)

BALANCE AS OF AUGUST 31, 2000 (UNAUDITED)...................    $ 819,152
  Net income................................................       43,588
  Net cash repayments to parent.............................     (142,141)
                                                                ---------
BALANCE AS OF DECEMBER 31, 2000.............................      720,599
  Net income................................................       87,002
  Net cash advances from parent.............................      126,943
                                                                ---------
BALANCE AS OF DECEMBER 31, 2001.............................    $ 934,544
                                                                =========

              See accompanying notes to the financial statements.

              GOLDEN EAGLE REFINING AND MARKETING ASSETS BUSINESS
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000

NOTE 1: BUSINESS DESCRIPTION

     During the period covered by these financial statements, Ultramar Diamond Shamrock Corporation (UDS), an independent refining and marketing company, owned and operated 7 refineries and marketed its products through over 4,500 company-operated and dealer-operated convenience stores. Ultramar Inc. (Ultramar), a subsidiary of UDS, owned and operated two refineries (the Golden Eagle refinery and the Wilmington refinery) and marketed its products through over 200 company-operated and dealer-operated convenience stores.

     In conjunction with Valero Energy Corporation's (Valero) acquisition of UDS on December 31, 2001, the U.S. Federal Trade Commission (FTC) approved a consent decree requiring divestiture of certain UDS assets. Pursuant to the consent decree, the assets to be divested were required to be put into a trust, with the future operations of those assets controlled by an independent trustee selected by the FTC. These assets and their related operations are referred to as the Golden Eagle Refining and Marketing Assets Business (the Business) and include:

     - the 168,000-barrel per day Golden Eagle Refinery located in the San Francisco Bay area and all tangible assets used in the operation of the refinery including docks, tanks and pipelines;

     - the wholesale marketing business, which includes primarily sales to unbranded customers located in the northern half of California, Fresno and north, and Reno, Nevada; and

     - 70 Beacon- and Ultramar-branded convenience stores located in Northern California, including land, buildings, pump equipment, underground storage tanks and various store equipment.

     The Golden Eagle Refinery, which UDS acquired on August 31, 2000, is located on 2,300 acres in Contra Costa County, California near San Francisco. The refinery relies primarily on a blend of California and foreign crude oil to produce conventional gasolines and diesel and California Air Resource Board
(CARB) specification reformulated gasoline and diesel. In addition to the main refinery processing units, the refinery complex includes three wharves, water treatment systems, pipelines, and a chemical production facility. The refinery has approximately 140 tanks with combined capacity of 7,700,000 barrels for crude oil and other feedstocks and refined products.

     The 70 convenience stores sell various grades of gasoline and diesel, and merchandise products such as cigarettes, beverages, groceries, and health and beauty aids.

     Under the terms of the consent decree, the Business was assigned 6 term sales contracts (wholesale customers) and 9 refined product exchange contracts. The exchange contracts provide for the delivery of refined products to unaffiliated companies at third party terminals in exchange for delivery of a similar quantity of refined products to the Business by these unaffiliated companies at specified locations. In addition, Ultramar has the option to purchase refined products from the Business at market prices to supply branded convenience stores located in Northern California, which are being retained by Ultramar.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation: These audited financial statements have been prepared in accordance with United States generally accepted accounting principles. The financial statements represent a carve-out financial statement presentation of the operations of the Business and reflect UDS' historical cost basis as of and for the year ended December 31, 2001 and as of and for the four months ended December 31, 2000. These financial statements do not include any adjustments that might result from a sale of the Business.

     The financial statements include allocations and estimates of direct and indirect UDS general and administrative costs attributable to the operations of the Business. In addition, it was assumed that the majority of refined product sales from the refinery were made to the wholesale marketing business and the wholesale

              GOLDEN EAGLE REFINING AND MARKETING ASSETS BUSINESS
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

marketing business then sold those refined products to third parties, to UDS' branded jobbers and to the 70 convenience stores being sold. The sales between the refinery and the wholesale marketing business and between the wholesale marketing business and the 70 convenience stores being sold have been eliminated in these financial statements. Management believes that the assumptions, estimates and allocations used to prepare these financial statements are reasonable. However, the allocations may not necessarily be indicative of the costs and expenses that would have resulted if the Business had been operated as a separate entity.

     The Business' results of operations may be affected by seasonal factors, such as the demand for petroleum products, which vary during the year, or industry factors that may be specific to a particular period, such as industry supply capacity and refinery turnarounds.

     Use of Estimates: The preparation of financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. On an ongoing basis, management reviews their estimates based on currently available information. Changes in facts and circumstances may result in revised estimates.

     Inventories: Crude oil and refined product inventories are valued at the lower of cost or market (net realizable value). Cost is determined primarily on the last-in, first-out (LIFO) basis. Materials, supplies and convenience store merchandise are valued at average cost, but not in excess of market value.

     Property, Plant and Equipment: Additions to property, plant and equipment, including capitalized interest, are recorded at cost. Depreciation is provided principally using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the related asset.

     Goodwill: The excess of UDS' purchase price over the fair value of net assets of the Golden Eagle refinery (goodwill) was amortized using the straight-line method over 20 years. For a discussion of goodwill, see the discussion of FASB Statement No. 142 below.

     Impairment: Long-lived assets, including goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The evaluation of recoverability is performed using undiscounted estimated net cash flows generated by the related assets. The amount of impairment is determined as the amount by which the net carrying value exceeds discounted estimated net cash flows.

     Refinery Turnaround Costs: Refinery turnaround costs are deferred when incurred and amortized over the period of time estimated to lapse until the next turnaround occurs which is typically three to four years. These costs include, among other things, the cost to repair, restore, refurbish or replace refinery equipment such as vessels, tanks, reactors, piping, valves, fittings, rotating equipment, instrumentation, electrical equipment, heat exchangers, and fired heaters.

     Environmental Remediation Costs: Environmental remediation costs are expensed and the related accrual established when site restoration and environmental remediation and cleanup obligations are either known or considered probable and can be reasonably estimated. Accrued liabilities are not discounted to present value and are not reduced by possible recoveries from third parties. Environmental costs include initial site surveys, costs for remediation and restoration, including direct internal costs, and ongoing monitoring costs, as well as fines, damages and other costs, when estimable. Adjustments to initial estimates are recorded, from time to time, to reflect changing circumstances and estimates based upon additional information developed in subsequent periods. See
Note 12 regarding environmental liabilities retained by Tosco Corporation, which has been subsequently acquired by Phillips Petroleum Company.

              GOLDEN EAGLE REFINING AND MARKETING ASSETS BUSINESS
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Net Parent Investment: The net parent investment represents a net balance as the result of various transactions between the Business and UDS. The balance is the result of the Business' participation in UDS' central cash management program under which all of the Business' cash receipts were remitted to and all cash disbursements were funded by UDS. Other transactions affecting the net parent investment include intercompany sales to UDS and administrative and support expenses incurred by UDS that were allocated to the Business. There are no terms of settlement or interest charges associated with the net parent investment balance.

     Revenue Recognition: Sales and other revenues are recognized when the related goods are shipped and all significant obligations have been satisfied.

     Shipping and Handling Fees and Costs: Shipping and handling fees and costs are classified in cost of products sold. Such fees and costs relate to the transportation (via ship, train, truck or pipeline) of crude oil and other feedstocks to the refinery and refined products from the refinery to wholesale markets and company-operated and dealer-operated convenience stores.

     Excise Taxes: Federal excise and state motor fuel taxes collected on the sale of products and remitted to governmental agencies are included in sales and other revenues and in taxes other than income taxes. For the year ended December 31, 2001 and the four months ended December 31, 2000, excise taxes were $156,803,000 and $42,247,000, respectively.

     Income Taxes: Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred amounts are measured using enacted tax rates expected to apply to taxable income in the year those temporary differences are expected to be recovered or settled.

     Historically, the Business' results have been included in the consolidated federal and state income tax returns filed by UDS. The income tax provisions in the statements of income represent the current and deferred income taxes that would have resulted if the Business were a stand-alone taxable entity filing its own income tax returns. Accordingly, the calculations of income tax provisions and deferred taxes necessarily require certain assumptions, allocations and estimates which management believes are reasonable to reflect the tax reporting for the Business as a stand-alone taxpayer.

     Comprehensive Income: The Business has reported no comprehensive income due to the absence of items of other comprehensive income in all periods presented.

     Derivative Instruments and Hedging Activities: Effective January 1, 2001, the Business adopted Financial Accounting Standards Board (FASB) Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. This statement established accounting and reporting standards for derivative instruments and for hedging activities. It requires that all derivative instruments be recognized as either assets or liabilities in the balance sheet and be measured at their fair value. The statement requires that changes in the derivative instrument's fair value be recognized currently in earnings unless specific hedge accounting criteria are met.

     The adoption of Statement No. 133, as amended, could increase volatility in the Business' net income and other comprehensive income based on the level of derivative instruments utilized and the extent of hedging activities, which are subject to change from time to time based on management's decision as to the appropriate strategies and overall risk exposure levels. There was no impact of adopting Statement No. 133, as amended, on January 1, 2001 as no derivative assets or liabilities were held.

     The Business enters into contracts that provide for the purchase of crude oil and other feedstocks and for the sale of refined products. Certain of these contracts meet the definition of a derivative instrument in

              GOLDEN EAGLE REFINING AND MARKETING ASSETS BUSINESS
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

accordance with Statement No. 133, as amended. The Business believes that these contracts qualify for the normal purchases and normal sales exception under Statement No. 133, as amended, because they will be delivered in quantities expected to be used or sold over a reasonable period of time in the normal course of business. Accordingly, these contracts are designated as normal purchases and normal sales contracts and are not required to be recorded as derivative instruments under Statement No. 133, as amended.

     In addition, the Business uses commodity futures contracts to procure a large portion of its crude oil requirements and to hedge its exposure to crude oil, refined product and natural gas price volatility. Under Statement No. 133, as amended, these commodity futures contracts are not designated as hedging instruments and therefore are marked to market each period. The Business uses commodity price swaps to manage its exposure to price volatility related to forecasted purchases of crude oil, other feedstocks and natural gas and sales of refined products. Under Statement No. 133, as amended, commodity price swaps are not designated as hedges and are therefore adjusted to market each period.

NEW ACCOUNTING PRONOUNCEMENTS

  FASB Statement No. 141

     In June 2001, the FASB issued Statement No. 141, "Business Combinations." Statement No. 141 addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, "Business Combinations," and Statement No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." All business combinations within the scope of Statement No. 141 are to be accounted for using the purchase method. The provisions of Statement No. 141 apply to all business combinations initiated after June 30, 2001 and to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001 or later. The Business has not entered into a business combination subsequent to July 1, 2001.

  FASB Statement No. 142

     Also in June 2001, the FASB issued Statement No. 142, "Goodwill and Other Intangible Assets." Statement No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets." Statement No. 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The provisions of Statement No. 142 are required to be applied starting with fiscal years beginning after December 15, 2001. This statement is required to be applied at the beginning of an entity's fiscal year and to be applied to all goodwill and other intangible assets recognized in its financial statements at that date. The statement provides that goodwill and other intangible assets that have indefinite useful lives will not be amortized but instead will be tested at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives, but such lives will not be limited to 40 years. Goodwill amortization for the year ended December 31, 2001 and the four months ended December 31, 2000 was $5,348,000 and $558,000, respectively. Impairment losses that arise due to the initial application of Statement No. 142 are to be reported as resulting from a change in accounting principle. As a result of this statement, management believes that future reported net income may be more volatile because impairment losses related to goodwill are likely to occur irregularly and in varying amounts.

  FASB Statement No. 143

     In June 2001, the FASB also issued Statement No. 143, "Accounting for Asset Retirement Obligations." This statement establishes standards for accounting for an obligation associated with the retirement of a

              GOLDEN EAGLE REFINING AND MARKETING ASSETS BUSINESS
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

tangible long-lived asset. An asset retirement obligation should be recognized in the financial statements in the period in which it meets the definition of a liability as defined in FASB Concepts Statement No. 6, "Elements of Financial Statements." The amount of the liability would initially be measured at fair value. Subsequent to initial measurement, an entity would recognize changes in the amount of the liability resulting from (a) the passage of time and (b) revisions to either the timing or amount of estimated cash flows. Statement No. 143 also establishes standards for accounting for the cost associated with an asset retirement obligation. It requires that, upon initial recognition of a liability for an asset retirement obligation, an entity capitalize that cost by recognizing an increase in the carrying amount of the related long-lived asset. The capitalized asset retirement cost would then be allocated to expense using a systematic and rational method. Statement No. 143 will be effective for financial statements issued for fiscal years beginning after June 15, 2002, with earlier application encouraged. The Business is currently evaluating the impact of adopting this new statement.

  FASB Statement No. 144

     In August 2001, the FASB issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Statement No. 144 addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. This statement supersedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," but retains Statement No. 121's fundamental provisions for recognition and measurement of impairment of long-lived assets to be held and used and measurement of long-lived assets to be disposed of by sale. This statement also supersedes APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. Statement No. 144 does not apply to goodwill or other intangible assets, the accounting and reporting of which is addressed in newly issued Statement No. 142, "Goodwill and Other Intangible Assets." The provisions of Statement No. 144 are effective for financial statements for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. The Business is currently evaluating the impact of adopting this new statement.

NOTE 3: ACQUISITION OF THE GOLDEN EAGLE REFINERY BY UDS

     On August 31, 2000, Ultramar acquired Tosco Corporation's 168,000 barrel per day Avon Refinery (renamed the Golden Eagle Refinery) located in the San Francisco bay area of California. The initial purchase price of $806,812,000 included the crude oil, other feedstock and refined product inventories and the assumption of certain liabilities. The purchase was funded by UDS through a combination of proceeds from a bridge loan, sales of accounts receivable under an existing securitization facility and borrowings under a commercial paper program. The terms of the purchase and sale agreement also provided for additional consideration of up to $150,000,000 over an eight-year period if average annual West Coast refinery margins exceeded historical averages.

     The acquisition was accounted for using the purchase method. The purchase price was allocated based on the estimated fair values of the individual assets and liabilities at the date of acquisition. During the subsequent year, September 1, 2000 through August 31, 2001, it was determined that the estimated fair values of inventories, accrued liabilities, other long-term liabilities and the lease termination obligation were understated and property, plant and equipment was overstated. In addition, West Coast refinery margins exceeded historical averages resulting in the full $150,000,000 of contingent consideration becoming due to Tosco Corporation. In accordance with the purchase and sale agreement, the $150,000,000 was paid to Tosco

              GOLDEN EAGLE REFINING AND MARKETING ASSETS BUSINESS
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Corporation in November 2001. The following table summarizes the revisions to the initial allocation of purchase price.

                                                     ALLOCATION    ALLOCATION    ALLOCATION
                                                     AUGUST 31,   DECEMBER 31,   AUGUST 31,
                                                        2001          2000          2000
                                                     ----------   ------------   ----------
                                                                 (IN THOUSANDS)
Inventories and other current assets...............   $179,794      $150,292      $150,292
Property, plant and equipment......................    641,999       645,999       650,000
Goodwill...........................................    205,351        33,458        28,632
Accrued liabilities................................    (11,289)           --            --
Employee benefit liabilities.......................    (22,032)      (22,032)      (22,112)
Lease termination obligation.......................    (36,088)           --            --
Other long-term liabilities........................     (1,800)           --            --
                                                      --------      --------      --------
          Total purchase price.....................   $955,935      $807,717      $806,812
                                                      ========      ========      ========

NOTE 4: INVENTORIES

     Inventories consisted of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
                                                                (IN THOUSANDS)
Crude oil and other feedstocks..............................  $ 67,855   $ 75,992
Refined products and other finished products and convenience
  store items...............................................    85,434     75,681
Materials and supplies......................................     8,283         --
Refined products due under exchange contracts...............     1,410     17,763
                                                              --------   --------
          Total inventories.................................  $162,982   $169,436
                                                              ========   ========

     As of December 31, 2001, the Business recorded a $55,930,000 non-cash reduction in the carrying value of crude oil and refined product inventories to reduce such inventories to market value which was lower than LIFO cost.

NOTE 5: OTHER CURRENT ASSETS

     Other current assets consisted of the following:

                                                               DECEMBER 31,
                                                              ---------------
                                                               2001     2000
                                                              ------   ------
                                                              (IN THOUSANDS)
Prepaid expenses (primarily ad valorem taxes)...............  $3,644   $5,313
Derivative asset, net of $923 deemed uncollectible..........   1,226       --
                                                              ------   ------
          Other current assets, net.........................  $4,870   $5,313
                                                              ======   ======

              GOLDEN EAGLE REFINING AND MARKETING ASSETS BUSINESS
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 6: PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consisted of the following:

                                                                      DECEMBER 31,
                                                     ESTIMATED     -------------------
                                                   USEFUL LIVES      2001       2000
                                                   -------------   --------   --------
                                                                     (IN THOUSANDS)
Refining facilities..............................  15 - 30 years   $711,408   $645,999
Retail facilities................................   5 - 30 years     48,053     46,201
Construction in progress.........................                    71,266     20,763
                                                                   --------   --------
          Total..................................                   830,727    712,963
Accumulated depreciation and amortization........                   (58,575)   (21,531)
                                                                   --------   --------
  Property, plant and equipment, net.............                  $772,152   $691,432
                                                                   ========   ========

NOTE 7: OTHER ASSETS

     Other assets consisted of the following:

                                                                 DECEMBER 31,
                                                              ------------------
                                                                2001      2000
                                                              --------   -------
                                                                (IN THOUSANDS)
Goodwill, net of accumulated amortization of $5,906 in 2001
  and $558 in 2000..........................................  $199,446   $32,900
Refinery turnaround costs, net of accumulated amortization
  of $1,286 in 2001.........................................    55,233        --
Employee notes receivable...................................     3,329     2,842
                                                              --------   -------
  Other assets, net.........................................  $258,008   $35,742
                                                              ========   =======

NOTE 8: INCOME TAXES

     The amounts presented below relate only to the Business and were calculated as if the Business filed separate federal and state income tax returns.

              GOLDEN EAGLE REFINING AND MARKETING ASSETS BUSINESS
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The provision for income taxes consisted of the following:

                                                          YEAR ENDED    FOUR MONTHS ENDED
                                                         DECEMBER 31,     DECEMBER 31,
                                                             2001             2000
                                                         ------------   -----------------
                                                                  (IN THOUSANDS)
Current:
  Federal..............................................    $12,474           $ 4,333
  State................................................      5,727             1,452
                                                           -------           -------
          Total current................................     18,201             5,785
                                                           -------           -------
Deferred:
  Federal..............................................     37,144            21,032
  State................................................      4,752             3,304
                                                           -------           -------
          Total deferred...............................     41,896            24,336
                                                           -------           -------
Provision for income taxes.............................    $60,097           $30,121
                                                           =======           =======

     Deferred income taxes arise from temporary differences between the tax bases of assets and liabilities and their reported amounts in the Business' financial statements. The components of the Business' net deferred income tax liabilities consisted of the following:

                                                                DECEMBER 31,
                                                              -----------------
                                                               2001      2000
                                                              -------   -------
                                                               (IN THOUSANDS)
Deferred income tax assets:
  LIFO inventory............................................  $ 1,020   $    --
  Goodwill..................................................       --       191
  Accrued liabilities.......................................    1,783       537
  Other long-term liabilities...............................    1,167     1,404
  Net operating loss carryforwards..........................       --       795
  Alternative minimum tax credit............................    6,536     4,332
                                                              -------   -------
          Total deferred income tax assets..................   10,506     7,259
                                                              -------   -------
Deferred income tax liabilities:
  LIFO inventory............................................       --    14,217
  Property, plant and equipment.............................   60,851    24,945
  Refinery turnaround costs.................................   31,795     9,269
  Goodwill..................................................      928        --
                                                              -------   -------
          Total deferred income tax liabilities.............   93,574    48,431
                                                              -------   -------
          Net deferred income tax liabilities...............  $83,068   $41,172
                                                              =======   =======

              GOLDEN EAGLE REFINING AND MARKETING ASSETS BUSINESS
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The differences between the Business' effective income tax rate and the U.S. federal statutory rate is reconciled as follows:

                                                          YEAR ENDED    FOUR MONTHS ENDED
                                                         DECEMBER 31,     DECEMBER 31,
                                                             2001             2000
                                                         ------------   -----------------
U. S. federal statutory rate...........................      35.0%            35.0%
State income taxes (net of federal tax benefit)........       5.8              5.8
Other..................................................       0.1              0.1
                                                             ----             ----
  Effective income tax rate............................      40.9%            40.9%
                                                             ====             ====

NOTE 9:  RELATED-PARTY TRANSACTIONS

     Transactions between the Business and UDS included sales of refined products from the Business to UDS and the allocation of salary and employee benefit costs, insurance costs, and administrative fees from UDS to the Business.

     The Business participated in UDS' centralized cash management program under which cash receipts and cash disbursements were processed through UDS' cash accounts with a corresponding credit or charge to an intercompany account. This intercompany account is included in the net parent investment balance.

     During the year ended December 31, 2001 and the four months ended December 31, 2000, UDS provided the Business with certain general and administrative services, including the centralized corporate functions of legal, accounting, treasury, engineering, information technology, human resources and other corporate services. Charges for these services were allocated based on various factors, including investments in property, personnel headcount, and refinery capacity. Management believes that the amount of general and administrative expenses allocated to the Business is a reasonable approximation of the costs related to the Golden Eagle Refinery and northern California retail operations. For purposes of these financial statements, payables and receivables related to transactions between the Business and UDS are included as a component of the net parent investment.

     The following table summarizes transactions with UDS:

                                                          YEAR ENDED    FOUR MONTHS ENDED
                                                         DECEMBER 31,     DECEMBER 31,
                                                             2001             2000
                                                         ------------   -----------------
                                                                  (IN THOUSANDS)
Sales and other revenues...............................    $42,738           $    --
Operating expenses.....................................     77,046            23,750
General and administrative expenses....................     15,378             5,794

NOTE 10:  EMPLOYEE BENEFIT PLANS

     Employees who work in the Business are included in the various employee benefit plans of UDS. These plans include qualified, non-contributory defined benefit retirement plans, defined contribution 401(k) plans, employee and retiree medical, dental and life insurance plans, long-term incentive plans (i.e., stock options and bonuses) and other such benefits. For the purposes of these carve-out financial statements, the Business is considered to be participating in multi-employer benefit plans of UDS.

     The Business' allocated share of UDS employee benefit plan expenses were $16,996,000 and $4,908,000 for the year ended December 31, 2001 and the four months ended December 31, 2000, respectively. These employee benefit plan expenses are included in operating expenses with the related payroll costs.

              GOLDEN EAGLE REFINING AND MARKETING ASSETS BUSINESS
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     In connection with the acquisition of the Golden Eagle Refinery on August 31, 2000, UDS assumed $22,032,000 related to employee pension and other post-retirement benefit obligations. The amount accrued by the Business for pension and other post-retirement benefit obligations as of December 31, 2001 and 2000 is reflected in the employee benefit obligations in the related balance sheets. The weighted-average assumptions used in computing the actuarial present value of such benefit obligations were as follows:

                                                         YEAR ENDED     FOUR MONTHS ENDED
                                                        DECEMBER 31,      DECEMBER 31,
                                                            2001              2000
                                                       --------------   -----------------
Discount rate........................................           7.00%             7.75%
Expected long-term rate of return on plan assets.....           8.75%             9.50%
Rate of compensation increases.......................           5.00%             4.50%
Health care cost trend rate..........................          10.00%             7.70%
                                                        decreasing to     decreasing to
                                                       ultimate trend    ultimate trend
                                                        rate of 5.50%     rate of 5.60%
                                                              in 2006           in 2006

NOTE 11: CONTINGENCIES AND COMMITMENTS

  Leases and Contracts

     The Business leases a wide variety of facilities and equipment under operating leases, including the MTBE facility discussed below, office equipment and transportation equipment. Rent expense approximated $10,970,000 (including $5,720,000 for the MTBE facility lease) and $2,822,000 for the year ended December 31, 2001 and the four months ended December 31, 2000, respectively.

     Future minimum rental payments applicable to non-cancelable operating leases as of December 31, 2001, excluding the MTBE facility lease payments subsequent to 2002, are as follows (in thousands):

2002........................................................   $ 6,789
2003........................................................       812
2004........................................................       612
2005........................................................       529
2006........................................................       474
Thereafter..................................................     3,532
                                                               -------
  Future minimum lease payments.............................   $12,748
                                                               =======

     UDS previously entered into a long-term operating lease arrangement, which expires in July 2003, with Jamestown Funding, L.P. for several of its convenience stores. Included in the Jamestown lease arrangement is one of the Business' retail convenience stores. After the non-cancelable lease term, the Jamestown lease may be extended by agreement of the parties, or the Business may purchase or arrange for the sale of the convenience store. The amount necessary to purchase the convenience store as of December 31, 2001 would have been $1,578,000.

     In conjunction with the acquisition of the Golden Eagle Refinery, UDS assumed a long-term contract for the supply of hydrogen, which expires in 2009. The hydrogen contract has take-or-pay provisions requiring a monthly payment totaling approximately $1,000,000, which is adjusted periodically based on certain market indices. Also in conjunction with the acquisition of the Golden Eagle Refinery, UDS assumed an operating lease for the MTBE facility located at the refinery, which expires in 2010. At the time of the acquisition,

              GOLDEN EAGLE REFINING AND MARKETING ASSETS BUSINESS
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

governmental regulations required that the use of MTBE blended gasolines be phased out by 2004. The Golden Eagle Refinery is completing various capital projects, which will allow it to phase out MTBE effective December 31, 2002. Accordingly, a lease termination obligation for the MTBE facility lease of $36,088,000 was accrued as part of the allocation of the purchase price.

  San Francisco Baykeeper's Citizen Suit

     On February 16, 2001, an environmental group named San Francisco Baykeeper (Baykeeper) filed a complaint against Ultramar alleging violations of the Clean Water Act, the California Water Code, and a storm water pollution prevention plan pertaining to a petroleum coke loading terminal in Pittsburg, California owned by Ultramar. In January 2002, Ultramar and Baykeeper entered into a settlement agreement that is presently awaiting court approval. The settlement will require Ultramar to reimburse Baykeeper's legal costs, evaluate the use of the coke terminal and either discontinue its use of the terminal or implement best available technology. The owner of the terminal will have up to four years to implement this settlement agreement. Pursuant to the pending sale and purchase agreement related to the Business between Ultramar and Tesoro Refining and Marketing Company (Tesoro) dated as of February 4, 2002, as amended (Sale and Purchase Agreement), which is discussed in Note 16: Sale and Purchase Agreement with Tesoro below, Tesoro will assume the obligations for implementation of this settlement agreement.

  Communities For A Better Environment

     On March 31, 2001, two environmental groups, Communities for a Better Environment and San Francisco Baykeeper (collectively Plaintiffs), filed a lawsuit challenging certain orders by the California State Water Resources Control Board and the San Francisco Regional Water Quality Control Board (collectively the Boards) that grant the Golden Eagle Refinery a water discharge permit, also known as a National Pollutant Discharge Elimination System (NPDES) permit. The lawsuit was brought in the form of a petition for writ of mandamus against the Boards. Ultramar is named as the real party in interest.

     The NPDES permit sets an interim limit and proposals for establishing a final limit on certain discharges from the refinery. The interim limit could extend until 2010. The Plaintiffs make three claims, namely that (a) the permit lacks any "Water Quality Based Effluent Limitation," in violation of the Clean Water Act, because the interim limit is performance-based, not water quality based, (b) the new permit violates the Clean Water Act's anti-backsliding requirement, because the interim limit is less stringent than the facility's prior NPDES permit, and (c) the schedule for interim and final limits violates legal limitations in the Clean Water Act and state law, in part because the period for interim limitations is allegedly too long.

     If the Plaintiffs prevail, then the refinery's ultimate permit limits could be reduced to the prior limits, to an alternative final limit, or to some other stringent limit. If the refinery is required to meet one of these more stringent limits, the Business could incur significant capital expenditures to comply with that limit. Pursuant to the pending Sale and Purchase Agreement with Tesoro, Tesoro will assume the defense and obligations associated with this litigation.

  General

     There are various other legal proceedings and claims pending against the Business which arise in the ordinary course of business. It is management's opinion, based upon advice of counsel, that these matters, individually or in the aggregate, will not have a material adverse effect on the results of operations or financial position of the Business.

              GOLDEN EAGLE REFINING AND MARKETING ASSETS BUSINESS
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 12:  ENVIRONMENTAL MATTERS

     The operations of the Business are subject to environmental laws and regulations adopted by various federal, state and local governmental authorities in the jurisdictions in which it operates. Although management believes its operations are in general compliance with applicable environmental regulations, risks of additional costs and liabilities are inherent in petroleum refining and retail marketing operations, and there can be no assurance that significant costs and liabilities will not be incurred. Moreover, it is possible that other developments, such as increasingly stringent environmental laws and regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations, could result in substantial costs and liabilities. Accordingly, the Business has adopted policies, practices and procedures in the areas of pollution control, product safety, occupational health and the production, handling, storage, use and disposal of hazardous materials to prevent material environmental or other damage, and to limit the financial liability which could result from those events. However, some risk of environmental or other damage is inherent in the Business, as it is with other companies engaged in similar businesses.

     In conjunction with the acquisition of the Golden Eagle Refinery from Tosco Corporation on August 31, 2000, Tosco Corporation agreed to indemnify UDS for up to $50,000,000 of environmental liabilities that are discovered subsequent to the acquisition. Excluded from this indemnification are liabilities that result from a change in environmental law after August 31, 2000.

     The balances of and changes in accruals for environmental matters, which are primarily related to retail operations and are principally included in other long-term liabilities, consisted of the following:

                                                          YEAR ENDED    FOUR MONTHS ENDED
                                                         DECEMBER 31,     DECEMBER 31,
                                                             2001             2000
                                                         ------------   -----------------
                                                                  (IN THOUSANDS)
Balance at beginning of period.........................     $3,446           $2,898
  Additions to accrual.................................        223              548
  Payments.............................................       (806)              --
                                                            ------           ------
Balance at end of period...............................     $2,863           $3,446
                                                            ======           ======

     The accruals noted above represent the Business' best estimate of the costs which will be incurred over an extended period for restoration and environmental remediation at various sites. However, environmental exposures are difficult to assess and estimate due to unknown factors such as the magnitude of possible contamination, the timing and extent of remediation, the determination of the Business' liability in proportion to other parties, improvements in cleanup technologies and the extent to which environmental laws and regulations may change in the future. The liabilities reflected above have not been reduced by possible recoveries from third parties and projected cash expenditures have not been discounted.

NOTE 13:  BUSINESS SEGMENTS

     The Business has two reportable segments, refining and retail. The refining segment includes the Golden Eagle Refinery, and related wholesale marketing operations. The retail segment includes the operations of the 70 company-operated convenience stores in Northern California. Operations that are not included in the two reportable segments are included in the Corporate category and consist primarily of general and administrative expenditures. The Business' operations are located in the State of California.

     The reportable segments are strategic business units that offer different products and services. They have been historically managed separately as each business requires different technology and marketing strategies. The accounting policies for the segments are the same as those described in the summary of significant

              GOLDEN EAGLE REFINING AND MARKETING ASSETS BUSINESS
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

accounting policies. The Business evaluates performance based on earnings before interest, taxes and depreciation and amortization (EBITDA). The calculation of EBITDA is not based on United States generally accepted accounting principles and should not be considered as an alternative to net income or cash flows from operating activities (which are determined in accordance with US GAAP). This measure may not be comparable to similarly titled measures used by other entities as other entities may not calculate EBITDA in the same manner as the Business. Intersegment sales are generally derived from transactions made at prevailing market rates. Total expenditures include capital expenditures, acquisition costs, catalysts, and deferred refinery turnaround costs.

                                           REFINING     RETAIL    CORPORATE     TOTAL
                                          ----------   --------   ---------   ----------
                                                          (IN THOUSANDS)
YEAR ENDED DECEMBER 31, 2001:
  Sales and other revenues from external
     customers..........................  $1,730,154   $290,442   $     --    $2,020,596
  Intersegment sales....................     152,482         --         --       152,482
  EBITDA................................     190,237     16,209    (15,378)      191,068
  Depreciation and amortization.........      41,855      2,114         --        43,969
  Operating income (loss)...............     148,382     14,095    (15,378)      147,099
  Total assets..........................   1,160,257     40,748         --     1,201,005
  Total expenditures....................     326,732         61         --       326,793

FOUR MONTHS ENDED DECEMBER 31, 2000:
  Sales and other revenues from external
     customers..........................     737,312    104,449         --       841,761
  Intersegment sales....................      60,994         --         --        60,994
  EBITDA................................      88,266      3,466     (5,794)       85,938
  Depreciation and amortization.........      11,575        654         --        12,229
  Operating income (loss)...............      76,691      2,812     (5,794)       73,709
  Total assets..........................     864,673     40,435         --       905,108
  Total expenditures....................      20,964      1,450         --        22,414

     Sales and other revenues from external customers for the Business' principal products were as follows:

                                                          YEAR ENDED    FOUR MONTHS ENDED
                                                         DECEMBER 31,      DECEMBER 31,
                                                             2001              2000
                                                         ------------   ------------------
                                                                  (IN THOUSANDS)
REFINING:
  Gasoline and blendstocks.............................   $1,171,950         $491,623
  Distillates (diesel and jet fuel)....................      463,940          211,788
  Other................................................       94,264           33,901
RETAIL:
  Fuel sales (gasoline and diesel).....................      242,989           89,848
  Merchandise sales....................................       47,453           14,601
                                                          ----------         --------
     Total sales and other revenues from external
       customers.......................................   $2,020,596         $841,761
                                                          ==========         ========

              GOLDEN EAGLE REFINING AND MARKETING ASSETS BUSINESS
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 14:  FINANCIAL INSTRUMENTS

Financial instruments consisted of the following:

                                                               DECEMBER 31,
                                                              ---------------
                                                               2001     2000
                                                              ------   ------
                                                              (IN THOUSANDS)
Cash........................................................  $  189   $  171
Employee notes receivable...................................   3,329    2,842
Commodity price swap contracts:
  Derivative assets, net....................................   1,226       --
  Derivative liabilities....................................   2,967       --

     As of December 31, 2001, the carrying value of the commodity price swaps approximated fair value and the Business had no commodity futures contracts outstanding. As of December 31, 2000, the Business had no commodity price swaps or futures contracts outstanding.

     The Business is subject to the market risk associated with changes in the market price of the crude oil and refined products underlying the derivative instruments; however, the effect of these changes in values is generally mitigated by changes in the sales price of the Business' refined products.

NOTE 15:  SUBSEQUENT EVENT

  Union Oil Company of California Litigation

     On January 22, 2002, Union Oil Company of California (Unocal) filed a patent infringement lawsuit against Valero in California federal court. The complaint seeks a 5.75 cent per gallon royalty on all reformulated gasoline infringing on Unocal's '393 and '126 patents. These patents cover certain compositions of cleaner-burning gasoline. The complaint seeks treble damages for Valero's alleged willful infringement of Unocal's patents. In a previous lawsuit, Unocal prevailed against five other major refiners involving its '393 patent.

     In August 2001, the FTC announced that it was commencing an antitrust investigation concerning Unocal's conduct with a joint industry research group while Unocal was prosecuting its patents at the U.S. Patent and Trademark Office
(PTO). An injunction against Unocal's enforcement of its patents is a potential outcome of the FTC investigation. In 2001, the PTO commenced a reexamination of Unocal's '393 patent, and in January 2002, the PTO issued a nonfinal rejection of all claims of the '393 patent. Unocal has the opportunity to respond. In January 2002, the PTO reversed an earlier denial and commenced reexamination of Unocal's '126 patent. Both reexaminations could affect the scope and validity of the patents.

     Notwithstanding the judgment against the other refiners in the previous litigation, management believes that it has several strong defenses to Unocal's lawsuit, including those arising from Unocal's misconduct, and management believes it will prevail in the lawsuit. However, an adverse result could have a materially adverse effect on the results of operations and financial position of the Business. Pursuant to the terms of the pending Sale and Purchase Agreement with Tesoro, Ultramar and its predecessors will retain liability for any infringement of Unocal's patents at the Golden Eagle Refinery prior to its sale to Tesoro.

NOTE 16: SALE AND PURCHASE AGREEMENT WITH TESORO

     In February 2002, Ultramar entered into the Sale and Purchase Agreement (as amended February 20, 2002) dated February 4, 2002, with Tesoro whereby Tesoro will acquire the Golden Eagle Refinery and associated wholesale marketing operation in Northern California and the network of 70 convenience stores located in the northern half of California. The total purchase price of $1,125,000,000 also includes an

              GOLDEN EAGLE REFINING AND MARKETING ASSETS BUSINESS
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

estimated amount for crude oil and refined product inventories and the assumption of various employee benefit and lease obligations, but excludes certain liabilities of the Business, including accounts payable, certain accrued liabilities, and income tax obligations.

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Tesoro Petroleum Corporation

     We have audited the accompanying consolidated balance sheets of Tesoro Petroleum Corporation and subsidiaries (the "Company") as of December 31, 2001 and 2000, and the related statements of consolidated operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Tesoro Petroleum Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

San Antonio, Texas
January 29, 2002
(February 20, 2002 as to Note Q, Subsequent Event)

                          TESORO PETROLEUM CORPORATION

                     STATEMENTS OF CONSOLIDATED OPERATIONS
                     (IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   --------   --------
REVENUES....................................................  $5,217.8   $5,104.4   $3,000.3
COSTS AND EXPENSES:
  Costs of sales and operating expenses.....................   4,857.5    4,820.3    2,794.8
  Selling, general and administrative expenses..............     104.2       85.2       75.0
  Depreciation and amortization.............................      57.4       45.5       42.9
                                                              --------   --------   --------
OPERATING INCOME............................................     198.7      153.4       87.6

Interest and financing costs, net of capitalized interest...     (52.8)     (32.7)     (37.6)
Interest income.............................................       1.0        2.8        1.2
                                                              --------   --------   --------
EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES.....     146.9      123.5       51.2
Income tax provision........................................      58.9       50.2       19.0
                                                              --------   --------   --------
EARNINGS FROM CONTINUING OPERATIONS, NET....................      88.0       73.3       32.2

Earnings from discontinued operations, net of income
  taxes.....................................................        --         --       42.8
                                                              --------   --------   --------
NET EARNINGS................................................      88.0       73.3       75.0
Preferred dividend requirements.............................       6.0       12.0       12.0
                                                              --------   --------   --------
NET EARNINGS APPLICABLE TO COMMON STOCK.....................  $   82.0   $   61.3   $   63.0
                                                              ========   ========   ========
EARNINGS PER SHARE FROM CONTINUING OPERATIONS
  Basic.....................................................  $   2.26   $   1.96   $   0.62
                                                              ========   ========   ========
  Diluted...................................................  $   2.10   $   1.75   $   0.62
                                                              ========   ========   ========
NET EARNINGS PER SHARE
  Basic.....................................................  $   2.26   $   1.96   $   1.94
                                                              ========   ========   ========
  Diluted...................................................  $   2.10   $   1.75   $   1.92
                                                              ========   ========   ========
WEIGHTED AVERAGE COMMON SHARES
  Basic.....................................................      36.2       31.2       32.4
                                                              ========   ========   ========
  Diluted...................................................      41.9       41.8       32.8
                                                              ========   ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          TESORO PETROLEUM CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
                                     ASSETS

CURRENT ASSETS
  Cash and cash equivalents.................................  $   51.9   $   14.1
  Receivables, less allowance for doubtful accounts.........     384.9      334.5
  Inventories...............................................     431.8      274.3
  Prepayments and other.....................................       9.4        7.3
                                                              --------   --------
       Total Current Assets.................................     878.0      630.2
                                                              --------   --------
PROPERTY, PLANT AND EQUIPMENT
  Refining..................................................   1,522.0      850.9
  Retail....................................................     228.8      140.7
  Marine Services...........................................      54.0       50.3
  Corporate.................................................      47.9       24.6
                                                              --------   --------
                                                               1,852.7    1,066.5
  Less accumulated depreciation and amortization............     330.4      285.1
                                                              --------   --------
     Net Property, Plant and Equipment......................   1,522.3      781.4
                                                              --------   --------
OTHER ASSETS................................................     262.0      132.0
                                                              --------   --------
          Total Assets......................................  $2,662.3   $1,543.6
                                                              ========   ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES
  Accounts payable..........................................  $  331.2   $  281.6
  Accrued liabilities.......................................     172.9       97.0
  Current maturities of debt and other obligations..........      34.4        3.8
                                                              --------   --------
       Total Current Liabilities............................     538.5      382.4
                                                              --------   --------
DEFERRED INCOME TAXES.......................................     136.9      107.2
                                                              --------   --------
OTHER LIABILITIES...........................................     117.4       77.3
                                                              --------   --------
DEBT AND OTHER OBLIGATIONS..................................   1,112.5      306.8
                                                              --------   --------
COMMITMENTS AND CONTINGENCIES (Note O)

STOCKHOLDERS' EQUITY
  Preferred stock, no par value; authorized 5,000,000
     shares: 7.25% Mandatorily Convertible Preferred Stock,
     103,500 shares issued and outstanding in 2000..........        --      165.0
  Common stock, par value $0.16 2/3; authorized 100,000,000
     shares; 43,371,825 shares issued (32,739,592 in
     2000)..................................................       7.2        5.4
  Additional paid-in capital................................     448.4      280.0
  Retained earnings.........................................     321.9      239.9
  Treasury stock, 1,958,147 common shares (1,920,281 in
     2000), at cost.........................................     (20.5)     (20.4)
                                                              --------   --------
       Total Stockholders' Equity...........................     757.0      669.9
                                                              --------   --------
          Total Liabilities and Stockholders' Equity........  $2,662.3   $1,543.6
                                                              ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          TESORO PETROLEUM CORPORATION

                STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY
                                 (IN MILLIONS)

                                      PREFERRED STOCK     COMMON STOCK     ADDITIONAL              TREASURY STOCK
                                      ----------------   ---------------    PAID-IN     RETAINED   ---------------
                                      SHARES   AMOUNT    SHARES   AMOUNT    CAPITAL     EARNINGS   SHARES   AMOUNT
                                      ------   -------   ------   ------   ----------   --------   ------   ------
AT JANUARY 1, 1999..................    0.1    $ 165.0    32.6     $5.4      $278.6      $115.6     (0.3)   $ (5.4)
  Net earnings......................     --         --      --       --          --        75.0       --        --
  Preferred dividend requirements...     --         --      --       --          --       (12.0)      --        --
  Other, primarily related to stock
     options........................     --         --     0.1       --         0.4          --       --       0.5
                                       ----    -------    ----     ----      ------      ------     ----    ------
AT DECEMBER 31, 1999................    0.1      165.0    32.7      5.4       279.0       178.6     (0.3)     (4.9)
  Net earnings......................     --         --      --       --          --        73.3       --        --
  Preferred dividend requirements...     --         --      --       --          --       (12.0)      --        --
  Shares repurchased and shares
     issued for stock options.......     --         --     0.1       --         1.0          --     (1.6)    (15.5)
                                       ----    -------    ----     ----      ------      ------     ----    ------
AT DECEMBER 31, 2000................    0.1      165.0    32.8      5.4       280.0       239.9     (1.9)    (20.4)
  Net earnings......................     --         --      --       --          --        88.0       --        --
  Preferred dividend requirements...     --         --      --       --          --        (6.0)      --        --
  Preferred stock conversion........   (0.1)    (165.0)   10.3      1.7       163.3          --       --        --
  Shares repurchased and shares
     issued for stock options and
     benefit plans..................     --         --     0.3      0.1         5.1          --     (0.1)     (0.1)
                                       ----    -------    ----     ----      ------      ------     ----    ------
AT DECEMBER 31, 2001................     --    $    --    43.4     $7.2      $448.4      $321.9     (2.0)   $(20.5)
                                       ====    =======    ====     ====      ======      ======     ====    ======

  The accompanying notes are an integral part of these consolidated financial statements.

                          TESORO PETROLEUM CORPORATION

                     STATEMENTS OF CONSOLIDATED CASH FLOWS
                                 (IN MILLIONS)

                                                               YEARS ENDED DECEMBER 31,
                                                              ---------------------------
                                                               2001      2000      1999
                                                              -------   -------   -------
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES
  Continuing operations:
     Earnings from continuing operations....................  $  88.0   $  73.3   $  32.2
     Adjustments to reconcile earnings from continuing
       operations to net cash from operating activities:
       Depreciation and amortization........................     57.4      45.5      42.9
       Amortization of refinery turnarounds and other
          non-cash charges..................................     33.8      22.0       8.2
       Deferred income taxes................................     35.5      21.4      12.7
       Changes in operating assets and liabilities:
          Receivables.......................................    (54.8)    (58.0)   (132.9)
          Inventories.......................................    (29.1)    (92.1)     25.5
          Other assets......................................    (15.4)    (14.0)      1.0
          Accounts payable and accrued liabilities..........     87.4      82.1      89.5
          Other liabilities and obligations.................     11.6      10.2       5.6
                                                              -------   -------   -------
          Total from continuing operations..................    214.4      90.4      84.7
  Discontinued operations...................................       --        --      28.0
                                                              -------   -------   -------
          Net cash from operating activities................    214.4      90.4     112.7
                                                              -------   -------   -------
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES
  Capital expenditures:
     Continuing operations..................................   (209.5)    (94.0)    (84.7)
     Discontinued operations................................       --        --     (56.5)
  Acquisitions of refining and retail operations............   (783.4)       --        --
  Proceeds from asset sales.................................     20.7       2.4     309.4
  Other.....................................................     (4.5)      3.6      (1.9)
                                                              -------   -------   -------
          Net cash from (used in) investing activities......   (976.7)    (88.0)    166.3
                                                              -------   -------   -------
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES
  Borrowings under term loans and other.....................    625.0        --      50.0
  Proceeds from debt offering, net of issuance costs........    209.9        --        --
  Refinancing and repayments of debt and other
     obligations............................................     (1.1)   (105.9)   (123.4)
  Repayments under revolving credit and interim facilities,
     net....................................................       --        --     (61.2)
  Payment of dividends on Preferred Stock...................     (9.0)     (9.0)    (15.0)
  Repurchases of Common Stock...............................     (3.5)    (15.5)       --
  Financing costs and other.................................    (21.2)      0.3       0.4
                                                              -------   -------   -------
          Net cash from (used in) financing activities......    800.1    (130.1)   (149.2)
                                                              -------   -------   -------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............     37.8    (127.7)    129.8
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................     14.1     141.8      12.0
                                                              -------   -------   -------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $  51.9   $  14.1   $ 141.8
                                                              =======   =======   =======
SUPPLEMENTAL CASH FLOW DISCLOSURES
  Interest paid, net of capitalized interest................  $  40.2   $  17.9   $  58.0
                                                              =======   =======   =======
  Income taxes paid.........................................  $  47.0   $  22.6   $  34.4
                                                              =======   =======   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                          TESORO PETROLEUM CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description and Nature of Business

     Tesoro Petroleum Corporation ("Tesoro" or the "Company") was incorporated in Delaware in 1968 and is an independent refiner and marketer of petroleum products and provider of marine logistics services. Tesoro owns and operates five petroleum refineries in the western and mid-continental United States with a combined rated crude oil capacity of 390,000 barrels per day and sells refined products to a wide variety of customers in the western and mid-continental United States and other countries on the Pacific Rim. Tesoro markets products to wholesale and retail customers, as well as commercial end-users. Tesoro's retail business includes a network of 677 branded retail stations. The Company also operates a network of terminals along the Texas and Louisiana Gulf Coast that provides fuel and logistical support services to the marine and offshore exploration and production industries.

     Tesoro's operations can be influenced by domestic and international, political, legislative and regulatory environments. In addition, significant changes in the prices or availability of crude oil and refined products could have a significant impact on results of operations, cash flows and financial position of the Company.

  Principles of Consolidation

     The accompanying Consolidated Financial Statements include the accounts of Tesoro and its subsidiaries. All significant intercompany accounts and transactions have been eliminated. Investments in 50% or less owned entities are accounted for using the equity method.

  Basis of Presentation

     Certain previously reported amounts have been reclassified to conform to the 2001 presentation. The Company has reclassified corporate general and administrative expenses and other expenses to selling, general and administrative, which is included as a charge to operating income in the Statements of Consolidated Operations. In addition, the Company has reclassified segment information to report the following segments: (i) Refining, (ii) Retail and (iii) Marine Services (see Note D).

     Unless otherwise stated, the Notes to Consolidated Financial Statements exclude discontinued operations (see Note E).

  Use of Estimates

     Preparation of the Company's Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     The Company considers all highly-liquid instruments, such as temporary cash investments, with a maturity of three months or less at the time of purchase to be cash equivalents. Cash equivalents are stated at cost, which approximates market value. The Company's policy is to invest cash in conservative, highly-rated instruments and to invest in various financial institutions to limit the amount of credit exposure in any one institution. The Company monitors the credit standing of these financial institutions.

                          TESORO PETROLEUM CORPORATION

  Financial Instruments

     The carrying amounts of financial instruments, including cash and cash equivalents, receivables, accounts payable and certain accrued liabilities, approximate fair value because of the short maturity of these instruments. The carrying amounts of the Company's variable rate debt approximates fair value. The carrying amounts of the Company's fixed-rate debt and other obligations may vary from the Company's estimates of the fair value of such items. At December 31, 2001, the fair market value of the Company's fixed-rate debt was estimated by management to be approximately $12 million more than its book value of $522 million.

  Inventories

     Inventories are stated at the lower of cost or market. The last-in, first-out ("LIFO") method is used to determine the cost of inventories of crude oil and refined products in the Refining and Retail segments. The cost of fuel at Marine Services terminals is determined on the first-in, first-out ("FIFO") method. The carrying value of petroleum inventories is sensitive to volatile market prices. Merchandise and materials and supplies are valued at average cost, not in excess of market value.

  Property, Plant and Equipment

     Additions to property, plant and equipment and major improvements and modifications are capitalized at cost. Depreciation of property, plant and equipment is generally computed on the straight-line method based upon the estimated useful life of each asset. The weighted average lives range from 27 to 28 years for refineries, 6 to 16 years for terminals, 11 to 16 years for retail stations, 9 to 29 years for transportation assets, and 3 to 13 years for corporate and other assets.

     The Company capitalizes interest on major projects during extended construction periods. Such interest is allocated to property, plant and equipment and amortized over the estimated useful lives of the related assets. Interest and financing costs incurred totaled $57.9 million, $33.4 million and $38.2 million in 2001, 2000 and 1999, respectively, of which $5.1 million, $0.7 million and $0.6 million was capitalized during 2001, 2000 and 1999, respectively.

  Environmental Expenditures

     Environmental expenditures that extend the life or increase the capacity of facilities, or expenditures that mitigate or prevent environmental contamination that is yet to occur, are capitalized. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable. Cost estimates are based on the expected timing and extent of remedial actions required by applicable governing agencies, experience gained from similar sites on which environmental assessments or remediation have been completed, and the amount of the Company's anticipated liability considering the proportional liability and financial abilities of other responsible parties. Generally, the timing of these accruals coincides with the completion of a feasibility study or the Company's commitment to a formal plan of action. Estimated liabilities are not discounted to present value.

  Other Assets

     The cost over the fair value of net assets acquired, or goodwill (excluding goodwill related to the 2001 acquisitions, as discussed in Note C) is amortized by the straight-line method over 28 years for Refining and Retail assets, and 20 years for Marine Services assets. Goodwill amortization, which amounted to $2.7 million in 2001, is included in depreciation and amortization in the Statements of Consolidated Operations. Goodwill will not be amortized in years subsequent to 2001 as required by Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets".

                          TESORO PETROLEUM CORPORATION

     Intangible assets other than goodwill consist primarily of purchased intangible assets which are stated at fair value as of the date acquired in a business combination, less accumulated amortization. Amortization is computed on a straight-line basis over estimated useful lives of 3 to 28 years. Amortization of intangible assets other than goodwill is primarily included in depreciation and amortization in the Statements of Consolidated Operations.

     Refinery processing units are shut down periodically for major scheduled maintenance, or turnarounds. Certain catalysts are used in refinery process units for periods exceeding one year. Also, ships, tugs and barges are drydocked for periodic maintenance. Turnaround, catalyst and drydocking costs are deferred and amortized on a straight-line basis over the expected periods of benefit generally ranging from 23 to 48 months. Amortization of such deferred costs is included in costs of sales and operating expenses in the Statements of Consolidated Operations.

     Debt issuance costs are deferred and amortized over the estimated terms of each instrument.

  Impairment of Long-Lived Assets

     Property, plant and equipment and other long-lived assets, such as goodwill and intangible assets, are reviewed for impairment whenever events or changes in business circumstances indicate the carrying values of the assets may not be recoverable. Impairment losses would be recorded when the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets.

  Revenue Recognition

     The Company recognizes revenues from product sales and services upon delivery to customers and when all significant obligations have been satisfied.

  Shipping and Handling Fees and Costs

     Shipping and handling fees charged to customers are included in revenues and the related costs are included in costs of sales and operating expenses in the Statements of Consolidated Operations.

  Excise Taxes

     Revenues and costs of sales and operating expenses included $81 million and $43 million of federal excise and state motor fuel taxes collected from customers and remitted to governmental agencies in 2001 and 2000, respectively. These taxes were primarily related to sales of gasoline and diesel in the Retail segment.

  Income Taxes

     Deferred tax assets and liabilities are recognized for future income tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. Measurement of deferred tax assets and liabilities is based on enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

  Stock-Based Compensation

     The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of

                          TESORO PETROLEUM CORPORATION
the quoted market price of the Company's Common Stock at the date of grant over the amount an employee must pay to acquire the stock (see Note N).

  Derivative Instruments

     Effective January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138. SFAS No. 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires all derivatives to be recorded on the balance sheet at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the designation if in a hedging relationship. The adoption of SFAS No. 133 did not have a significant impact on the Company's financial condition, results of operations or cash flows.

     The Company periodically enters into derivatives arrangements, on a limited basis, as part of its programs to acquire refinery feedstocks at reasonable costs and to manage margins on certain refined product sales. The Company also engages in limited non-hedging derivatives which are marked to market with changes in the fair value of the derivatives recognized in earnings in the Statements of Consolidated Operations and the carrying amounts included in other current assets or accrued liabilities in the Consolidated Balance Sheets. At December 31, 2001, the Company had open price swap transactions for 200,000 barrels of gasoline which will settle in the first quarter of 2002. Recording the fair value of these swaps resulted in a mark-to-market loss of $39,000 in 2001. As of December 31, 2001, the Company did not have any derivative instruments that were designated and accounted for as hedges. The Company believes that substantially all of its supply and marketing agreements are normal purchases and sales and that pricing provisions in other agreements are not embedded derivatives.

  New Accounting Standards and Disclosures

     SFAS No. 141 and SFAS No. 142

     In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires the purchase method of accounting for all business combinations initiated after June 30, 2001 and that certain acquired intangible assets in a business combination be recognized as assets separate from goodwill. SFAS No. 142 requires that goodwill and other intangibles determined to have an indefinite life are no longer to be amortized but are to be tested for impairment at least annually. SFAS No. 142 requires that an impairment test related to the carrying values of existing goodwill be completed within the first six months of 2002. Impairment losses on existing goodwill, if any, would be recorded as the cumulative effect of a change in accounting principle as of the beginning of 2002. SFAS No. 141 and 142 apply to the acquisitions in 2001 discussed in Note C. The Company believes that the carrying amount of its goodwill has not been impaired although the detailed evaluations required by SFAS 142 have not been completed.

     SFAS No. 143

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires an asset retirement obligation to be recorded at fair value during the period incurred and an equal amount recorded as an increase in the value of the related long-lived asset. The capitalized cost is depreciated over the useful life of the asset and the obligation is accreted to its present value each period. SFAS No. 143 is effective for the Company beginning January 1, 2003 with earlier adoption encouraged. The Company is currently evaluating the impact the standard will have on its future results of operations and financial condition.

                          TESORO PETROLEUM CORPORATION

     SFAS No. 144

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", effective beginning January 1, 2002. SFAS No. 144 retains the requirement to recognize an impairment loss only where the carrying value of a long-lived asset is not recoverable from its undiscounted cash flows and to measure such loss as the difference between the carrying amount and fair value of the asset. SFAS No. 144, among other things, changes the criteria that have to be met to classify an asset as held-for-sale and requires that operating losses from discontinued operations be recognized in the period that the losses are incurred rather than as of the measurement date. The Company adopted the accounting standard effective January 1, 2002 which did not have a significant impact on the Company's financial condition or results of operations. For information regarding the Company's evaluation of strategic opportunities for the Marine Services segment, see Note D.

  Proposed Statement of Position

     The American Institute of Certified Public Accountants has issued an Exposure Draft for a Proposed Statement of Position, "Accounting for Certain Costs and Activities Related to Property, Plant and Equipment" which would require major maintenance activities to be expensed as costs are incurred. If this proposed Statement of Position is adopted in its current form, the Company will be required to write off the balance of deferred maintenance costs, which totaled $44.1 million at December 31, 2001, and expense future costs as incurred.

NOTE B -- EARNINGS PER SHARE

     Basic earnings per share are determined by dividing net earnings applicable to Common Stock by the weighted average number of common shares outstanding during the period. The calculation of diluted earnings per share takes into account the effects of potentially dilutive shares outstanding during the period, principally the maximum shares which would have been issued assuming conversion of Preferred Stock at the beginning of the period and stock options. The assumed conversion of Preferred Stock to Common Stock produced anti-dilutive results in 1999, and, in accordance with SFAS No. 128, "Earnings per Share," was not included in the dilutive calculation. The Preferred Stock was converted into 10.35 million shares of Common Stock in July 2001. Earnings per share calculations are presented below (in millions except per share amounts):

                                                              2001    2000    1999
                                                              -----   -----   -----
BASIC:
  Numerator:
     Earnings from continuing operations....................  $88.0   $73.3   $32.2
     Earnings from discontinued operations, aftertax........     --      --    42.8
                                                              -----   -----   -----
     Net earnings...........................................   88.0    73.3    75.0
     Less dividends on Preferred Stock......................    6.0    12.0    12.0
                                                              -----   -----   -----
     Net earnings applicable to common shares...............  $82.0   $61.3   $63.0
                                                              =====   =====   =====
  Denominator:
     Weighted average common shares outstanding.............   36.2    31.2    32.4
                                                              =====   =====   =====
  Basic Earnings Per Share:
     Continuing operations..................................  $2.26   $1.96   $0.62
     Discontinued operations, aftertax......................     --      --    1.32
                                                              -----   -----   -----
     Net earnings...........................................  $2.26   $1.96   $1.94
                                                              =====   =====   =====

                          TESORO PETROLEUM CORPORATION

                                                              2001    2000    1999
                                                              -----   -----   -----
DILUTED:
  Numerator:
     Net earnings applicable to common shares...............  $82.0   $61.3   $63.0
     Plus income impact of assumed conversion of Preferred
       Stock (dilutive in 2001 and 2000)....................    6.0    12.0      --
                                                              -----   -----   -----
     Total..................................................  $88.0   $73.3   $63.0
                                                              =====   =====   =====
  Denominator:
     Weighted average common shares outstanding.............   36.2    31.2    32.4
     Add potentially dilutive securities:
       Incremental dilutive shares from assumed exercise of
          stock options and other...........................    0.5     0.3     0.4
       Incremental dilutive shares from assumed conversion
          of Preferred Stock (dilutive in 2001 and 2000)....    5.2    10.3      --
                                                              -----   -----   -----
     Total diluted shares...................................   41.9    41.8    32.8
                                                              =====   =====   =====
  Diluted Earnings Per Share:
     Continuing operations..................................  $2.10   $1.75   $0.62
     Discontinued operations, aftertax......................     --      --    1.30
                                                              -----   -----   -----
     Net earnings...........................................  $2.10   $1.75   $1.92
                                                              =====   =====   =====

NOTE C -- ACQUISITIONS AND EXPANSIONS

  Acquisitions of Mid-Continent Refineries and Related Retail Operations

     On September 6, 2001, the Company acquired two refineries in North Dakota and Utah and related storage, distribution and retail assets from certain affiliates of BP p.l.c. ("BP"). The acquired assets include a 60,000 barrels per day ("bpd") refinery in Mandan, North Dakota and a 55,000 bpd refinery in Salt Lake City, Utah. The acquired assets also include related bulk storage facilities, eight product distribution terminals, and retail assets consisting of 42 retail stations and contracts to supply a jobber network of over 280 retail stations. In connection with the acquisition of the North Dakota refinery, the Company purchased the North Dakota-based, common-carrier crude oil pipeline and gathering system ("Pipeline System") from certain affiliates of BP on November 1, 2001. The Pipeline System is the primary crude supply carrier for the Company's Mandan, North Dakota refinery. The purchase of the Pipeline System and the acquisition of the North Dakota and Utah refineries and related storage, distribution and retail assets are collectively referred to as the "Mid-Continent Acquisition." The Mid-Continent Acquisition enables the Company to increase the size and scope of its operations, diversify its earnings and geographic exposure, and build a platform for additional growth. The Company paid $756.1 million in cash (including $83.0 million for hydrocarbon inventories) for these assets. The purchase price was determined through a competitive bid process. In addition, the Company incurred direct costs related to this transaction of $8.4 million. The Mid-Continent Acquisition was funded through borrowings under a new senior secured credit facility and a senior subordinated notes offering (see Note F).

     In connection with the Mid-Continent Acquisition, Tesoro assumed certain liabilities and obligations (including costs associated with transferred employees and environmental matters) related to the acquired assets, subject to specified levels of indemnification. These include, subject to certain exceptions, certain of the sellers' obligations, liabilities, costs and expenses for violations of health, safety and environmental laws relating to the assets, including certain known and unknown obligations, liabilities, costs and expenses arising or incurred prior to, on or after the closing dates. In addition, the Company has agreed to indemnify the sellers

                          TESORO PETROLEUM CORPORATION
for all losses of any kind incurred in connection with or related to these assumed liabilities. See Note O for environmental matters related to the Mid-Continent Acquisition.

     Under SFAS No. 141, "Business Combinations", the Mid-Continent Acquisition was accounted for as a purchase, whereby the purchase price was allocated to the assets acquired and liabilities assumed based upon their respective fair market values at the date of acquisition. The accompanying financial statements reflect the preliminary purchase price allocation, which remains subject to change pending completion of independent appraisals and other evaluations. The 2001 financial statements include the results of operations of the Mid-Continent Acquisition since the dates of acquisition.

     The preliminary purchase price allocation as of December 31, 2001, including direct costs incurred in the Mid-Continent Acquisition, is as follows (in millions):

Inventories.................................................   $127.5
Property, plant and equipment...............................    582.5
Goodwill....................................................     34.7
Other intangible assets.....................................     67.9
Deferred turnaround costs...................................     10.6
Net deferred tax assets.....................................      9.1
Product exchange payable....................................    (32.6)
Accrued liabilities.........................................    (10.6)
Other liabilities...........................................    (24.6)
                                                               ------
  Total purchase price......................................   $764.5
                                                               ======

     The acquired other intangible assets of $67.9 million have a weighted-average useful life of approximately 19 years. The other intangible assets consist of refinery permits and plans totaling $23.9 million (27 year weighted-average life), jobber agreements totaling $23.5 million (20 year weighted-average life), customer contracts totaling $16.7 million (5 year weighted-average life), and refinery technology totaling $3.8 million (28 year weighted-average life). The Company recorded $34.7 million of goodwill, of which $21.0 million is expected to be deductible for tax purposes. The goodwill was preliminarily assigned to the Refining and Retail segments in the amounts of $25.7 million and $9.0 million, respectively.

     The following unaudited pro forma financial information for the years ended December 31, 2001 and 2000 gives effect to (i) the Mid-Continent Acquisition,
(ii) the financing of the Company's Senior Secured Credit Facility, as amended, and (iii) the issuance of the 9 5/8% Senior Subordinated Notes (see Note F), as if each had occurred at the beginning of the periods presented. This pro forma information is not necessarily indicative of the results of future operations.

                                                                     YEARS ENDED
                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 2001          2000
                                                              -----------   -----------
                                                              (IN MILLIONS, EXCEPT PER
                                                                   SHARE AMOUNTS)
Revenues....................................................   $6,190.1      $6,588.2
Net earnings................................................   $  128.5      $   91.1
Net earnings per share:
  Basic.....................................................   $   3.38      $   2.54
  Diluted...................................................   $   3.07      $   2.18

  Refining Expansions

     During 2000, the Company commenced a heavy oil conversion project at its Washington refinery which will enable the Company to process a larger proportion of lower-cost heavy crude oils, to manufacture a larger

                          TESORO PETROLEUM CORPORATION
proportion of higher-value gasoline and to reduce production of lower-value heavy products. The project, which is estimated to cost approximately $116 million (including capitalized interest), is expected to be completed by the end of the first quarter of 2002. The Company's capital spending totaled approximately $97 million through 2001 for this project.

  Retail Expansions

     In January 2000, the Company entered into an agreement with Wal-Mart Stores, Inc. ("Wal-Mart") to build and operate retail fueling facilities on sites at selected existing and future Wal-Mart store locations in the western United States. The Company introduced the new "Mirastar" brand which is used exclusively in its program with Wal-Mart. Capital spending for the Mirastar sites and other retail projects, including costs of Company-owned and operated facilities and expansion of Tesoro's branded jobber/dealer network, totaled approximately $43 million and $31 million during 2001 and 2000, respectively. In addition, in November 2001, the Company acquired 46 retail fueling facilities, including 37 retail stations with convenience stores and nine commercial card lock facilities, located in Washington, Oregon and Idaho.

NOTE D -- OPERATING SEGMENTS

     The Company's revenues are derived from three operating segments: (i) Refining, (ii) Retail and (iii) Marine Services. Management has identified these segments for managing operations and investing activities. During the fourth quarter of 2001, management began evaluating separate financial information of the Company's retail operations in assessing performance and allocating resources, reflecting the Company's retail growth through internal expansion, the acquisition of retail sites from BP in September 2001 and the acquisition of certain other retail sites. The Company has reclassified previously reported segment information to present the Retail segment separately from the Refining segment.

     Refining currently owns and operates five petroleum refineries located in Alaska and Washington (the "Pacific Northwest"), Hawaii (the "Mid-Pacific") and North Dakota and Utah (the "Mid-Continent"). These refineries manufacture gasoline and gasoline blendstocks, jet fuel, diesel fuel, heavy oils and other refined products. These products, together with products purchased from third parties, are sold at wholesale through terminal facilities and other locations, primarily in Alaska, California, Hawaii, Idaho, Minnesota, North Dakota, Utah and Washington. Refining also sells petroleum products to unbranded marketers and occasionally exports products to other markets in the Asia/Pacific area.

     Retail sells gasoline, diesel fuel and convenience store items through Company-owned retail stations and branded jobber/dealers in 18 western states from Minnesota to Alaska and Hawaii. Retail operates under the Tesoro, Mirastar and other brands. Mirastar sites have been developed exclusively for Wal-Mart stores in an agreement covering seventeen western states. Other branded jobber/dealers are part of the retail system acquired from BP in September 2001.

     Marine Services markets and distributes petroleum products, water, drilling mud and other supplies and services primarily to the marine and offshore exploration and production industries operating in the Gulf of Mexico. This segment operates through terminals along the Texas and Louisiana Gulf Coast. The Company is evaluating various strategic opportunities to capitalize on the value of the Marine Services assets, including a possible sale of all or a part of this business.

     The operating segments follow the same accounting policies used for the Company's Consolidated Financial Statements and described in the summary of significant policies in Note A. Management evaluates the performance of its segments and allocates resources based on segment operating income and EBITDA, as described below.

     Segment operating income includes those revenues and expenses that are directly attributable to management of the respective segment. Intersegment sales are primarily from Refining to Retail made at

                          TESORO PETROLEUM CORPORATION
prevailing market rates. Income taxes, interest and financing costs, interest income and corporate general and administrative expenses are not included in determining segment operating income.

     EBITDA represents earnings before extraordinary items, interest and financing costs, interest income, income taxes, and depreciation and amortization. While not purporting to reflect any U.S. GAAP measurement of the Company's operations or cash flows, EBITDA is used by management for additional analysis. Operating segment EBITDA is equal to segment operating income before depreciation and amortization related to each segment. Identifiable assets are those assets utilized by the segment. Corporate assets are principally cash and other assets that are not associated with an operating segment.

     Segment information as of and for each of the three years in the period ended December 31, 2001 is as follows (in millions):

                                                           2001       2000       1999
                                                         --------   --------   --------
REVENUES
  Refining:
     Refined products..................................  $4,625.2   $4,499.3   $2,772.1
     Crude oil resales and other.......................     262.8      326.2       28.9
  Retail:
     Fuel..............................................     420.6      249.6      175.8
     Merchandise and other.............................      70.6       55.4       51.6
  Marine Services......................................     172.5      186.8      111.2
  Intersegment sales from Refining to Retail...........    (333.9)    (212.9)    (139.3)
                                                         --------   --------   --------
       Total Revenues..................................  $5,217.8   $5,104.4   $3,000.3
                                                         ========   ========   ========
OPERATING INCOME
  Refining.............................................  $  224.5   $  190.8   $  112.7
  Retail...............................................      24.9       (1.7)      12.4
  Marine Services......................................       9.9       10.4        5.9
                                                         --------   --------   --------
       Total Segment Operating Income..................     259.3      199.5      131.0
  Corporate and Unallocated Costs......................     (60.6)     (46.1)     (43.4)
                                                         --------   --------   --------
  Operating Income.....................................  $  198.7   $  153.4   $   87.6
                                                         ========   ========   ========
EBITDA
  Continuing Operations:
     Refining..........................................  $  265.2   $  224.6   $  145.1
     Retail............................................      36.0        4.9       17.9
     Marine Services...................................      12.7       13.1        8.5
                                                         --------   --------   --------
       Total Segment EBITDA............................     313.9      242.6      171.5
  Corporate and Unallocated............................     (57.8)     (43.7)     (41.0)
                                                         --------   --------   --------
       Total Continuing EBITDA.........................     256.1      198.9      130.5
  Depreciation and Amortization from Continuing
     Operations........................................     (57.4)     (45.5)     (42.9)
                                                         --------   --------   --------
  Operating Income.....................................  $  198.7   $  153.4   $   87.6
                                                         ========   ========   ========

                          TESORO PETROLEUM CORPORATION

                                                           2001       2000       1999
                                                         --------   --------   --------
DEPRECIATION AND AMORTIZATION
  Continuing Operations:
     Refining..........................................  $   40.7   $   33.8   $   32.4
     Retail............................................      11.1        6.6        5.5
     Marine Services...................................       2.8        2.7        2.6
     Corporate.........................................       2.8        2.4        2.4
                                                         --------   --------   --------
       Total Continuing Operations.....................      57.4       45.5       42.9
  Discontinued Operations..............................        --         --       27.3
                                                         --------   --------   --------
       Total Depreciation and Amortization.............  $   57.4   $   45.5   $   70.2
                                                         ========   ========   ========
CAPITAL EXPENDITURES
  Continuing Operations(a):
     Refining..........................................  $  140.0   $   56.5   $   54.7
     Retail............................................      43.2       31.0       17.7
     Marine Services...................................       3.1        3.2        1.5
     Corporate.........................................      23.2        3.3       10.8
                                                         --------   --------   --------
       Total Continuing Operations.....................     209.5       94.0       84.7
  Discontinued Operations..............................        --         --       56.5
                                                         --------   --------   --------
       Total Capital Expenditures......................  $  209.5   $   94.0   $  141.2
                                                         ========   ========   ========
IDENTIFIABLE ASSETS
  Refining.............................................  $2,164.9   $1,245.6   $1,117.3
  Retail...............................................     283.8      149.6      106.3
  Marine Services......................................      62.0       76.8       66.5
  Corporate............................................     151.6       71.6      196.4
                                                         --------   --------   --------
       Total Assets....................................  $2,662.3   $1,543.6   $1,486.5
                                                         ========   ========   ========

---------------

(a) Excluding refining and retail asset acquisitions of $783.4 million in 2001 (see Note C).

                          TESORO PETROLEUM CORPORATION

NOTE E -- DISCONTINUED OPERATIONS

     In December 1999, the Company completed the sales of its domestic and Bolivian exploration and production operations. The net cash proceeds of approximately $307 million were used primarily to reduce debt in 1999 and early 2000. Earnings from discontinued operations for the year ended December 31, 1999 were as follows (in millions):

Operating Results from Discontinued Operations:
  Revenues..................................................   $65.4
  Costs and expenses........................................    44.6
  Allocated interest expense................................    10.6
                                                               -----
     Results of operations, pretax..........................    10.2
  Income tax expense........................................     6.5
                                                               -----
     Results of operations, aftertax........................     3.7
                                                               -----
Gain from Sales of Discontinued Operations:
  Gain, pretax..............................................    62.2
  Income tax expense........................................    23.1
                                                               -----
  Gain, aftertax............................................    39.1
                                                               -----
       Total Discontinued Operations........................   $42.8
                                                               =====

NOTE F -- DEBT AND OTHER OBLIGATIONS

     Debt and other obligations at December 31, 2001 and 2000 consisted of the following (in millions):

                                                                2001      2000
                                                              --------   ------
Senior Secured Credit Facility-Term Loans...................  $  625.0   $   --
9 5/8% Senior Subordinated Notes............................     215.0       --
9% Senior Subordinated Notes (net of unamortized discount of
  $2.4 in 2001 and $2.7 in 2000)............................     297.6    297.3
Liability to the Department of Energy, interest at 6%.......       2.6      5.3
Other, primarily capital leases.............................       6.7      8.0
                                                              --------   ------
  Total debt and other obligations..........................   1,146.9    310.6
Less current maturities.....................................      34.4      3.8
                                                              --------   ------
  Debt and other obligations, less current maturities.......  $1,112.5   $306.8
                                                              ========   ======

     At December 31, 2001, aggregate maturities of outstanding debt and other obligations for each of the five years following December 31, 2001 were as follows: 2002 -- $34.4 million; 2003 -- $40.6 million; 2004 -- $40.7 million;
2005 -- $40.7 million; and 2006 -- $49.3 million. Gross borrowings and repayments under revolving credit lines and interim facilities amounted to $958 million during 2001 and $866 million during 2000. In 1999, gross repayments under a revolving credit line amounted to $550 million, while gross borrowings amounted to $489 million.

  Senior Secured Credit Facility

     In September 2001, the Company entered into a senior secured credit facility (the "Senior Secured Credit Facility"). The Senior Secured Credit Facility replaced the Company's previous unsecured credit facility which provided for $250 million in total commitments. The Senior Secured Credit Facility, as amended, consists of a five-year $175 million revolving credit facility (with a $90 million sublimit for letters of credit), a five-year $85 million tranche A term loan, a five-year $90 million delayed draw term loan (used to

                          TESORO PETROLEUM CORPORATION
fund the purchase of the Pipeline System), a six-year $450 million tranche B term loan and a $200 million capital markets term loan. In November 2001, the Company repaid the $200 million capital markets term loan with the proceeds of the 9 5/8% Senior Subordinated Notes, as described below. At December 31, 2001, the Company had no borrowings and $0.8 million in letters of credit outstanding under the revolving credit facility. Total unused credit available under the revolving credit facility at December 31, 2001 was $174.2 million.

     The Senior Secured Credit Facility is guaranteed by substantially all of the Company's active domestic subsidiaries and is secured by substantially all of the Company's material present and future assets as well as all material present and future assets of the Company's domestic subsidiaries (with certain exceptions for pipeline, retail and marine services assets), and is additionally secured by a pledge of all of the stock of all current active and future domestic subsidiaries and 66% of the stock of the Company's current and future foreign subsidiaries.

     The Senior Secured Credit Facility requires the Company to maintain specified levels of interest and fixed charge coverage and sets limitations on the Company's debt-to-capital and leverage ratios. It also contains other covenants and restrictions customary in credit arrangements of this kind. The terms allow for payment of cash dividends on the Company's Common Stock and repurchases of shares of its Common Stock, not to exceed $15 million in any year.

     Borrowings rates under the senior secured credit facility are based on a pricing grid. Borrowings bear interest at either a base rate (4.75% at December 31, 2001) or a eurodollar rate (ranging from 2.10% to 2.14% at December 31,
2001), plus an applicable margin. The applicable margin at December 31, 2001 for the tranche A term loan, the delayed draw term loan and the revolving credit facility is 1.25% in the case of the base rate and 2.25% in the case of the eurodollar rate. The applicable margin for the tranche B term loan is 1.75% in the case of the base rate and 2.75% in the case of the eurodollar rate. Additionally, the tranche B eurodollar rate is deemed to be no less than 3.0%. These margins are the highest margins applicable to the respective base and eurodollar rates and will vary in relation to ratios of the Company's consolidated total debt to consolidated EBITDA, as defined in the Senior Secured Credit Facility. In addition, at any time during which the Senior Secured Credit Facility is rated at least BBB- by Standard and Poor's Rating Services and Baa3 by Moody's Investors Service, Inc., each applicable margin will be reduced by 0.125%. The Company is also charged various fees and expenses in connection with the Senior Secured Credit Facility, including commitment fees and various letter of credit fees.

  9 5/8% Senior Subordinated Notes

     In November 2001, the Company issued $215 million aggregate principal amount of 9 5/8% senior subordinated notes due November 1, 2008 ("9 5/8% Senior Subordinated Notes"). The 9 5/8% Senior Subordinated Notes have a seven-year maturity with no sinking fund requirements and are subject to optional redemption by the Company after four years at declining premiums. The Company, for the first three years, may redeem up to 35% of the aggregate principal amount at a redemption price of 109.625% with net cash proceeds of one or more equity offerings. The indenture for the 9 5/8% Senior Subordinated Notes contains covenants and restrictions which are customary for notes of this nature. The restrictions under the indenture are less restrictive than those in the Senior Secured Credit Facility. To the extent the Company's fixed charge coverage ratio, as defined in the indenture, allows for the incurrence of additional indebtedness, the Company is allowed to pay cash dividends on Common Stock and repurchase shares of Common Stock. The proceeds from the 9 5/8% Senior Subordinated Notes were used to repay the indebtedness incurred under the capital markets term loan, to pay accrued interest on the capital markets term loan, to pay certain fees and expenses related to the 9 5/8% Senior Subordinated Notes and for general corporate purposes. The 9 5/8% Senior Subordinated Notes are guaranteed by substantially all of the Company's active domestic subsidiaries.

                          TESORO PETROLEUM CORPORATION

  9% Senior Subordinated Notes

     In 1998, the Company issued $300 million aggregate principal amount of 9% Senior Subordinated Notes due 2008, Series B ("9% Senior Subordinated Notes"). The 9% Senior Subordinated Notes have a ten-year maturity without sinking fund requirements and are subject to optional redemption by the Company after five years at declining premiums. The indenture for the 9% Senior Subordinated Notes contains covenants and restrictions which are customary for notes of this nature. The restrictions under the indenture are less restrictive than those in the Senior Secured Credit Facility. To the extent the Company's fixed charge coverage ratio, as defined in the indenture, allows for the incurrence of additional indebtedness, the Company is allowed to pay cash dividends on Common Stock and repurchase shares of Common Stock. The effective interest rate on the 9% Senior Subordinated Notes is 9.16%, after giving effect to the discount at the date of issue. The 9% Senior Subordinated Notes are guaranteed by substantially all of the Company's active domestic subsidiaries.

  Capital Leases

     Capital leases are primarily for tugs and barges used in transportation of petroleum products in Hawaii. At December 31, 2001 and 2000, the cost of fixed assets under capital leases was $9.3 million gross (accumulated amortization of $3.7 million) and $10.0 million gross (accumulated amortization of $3.1 million), respectively. Capital lease obligations included in debt totaled $6.6 million and $7.7 million at December 31, 2001 and 2000, respectively.

NOTE G -- STOCKHOLDERS' EQUITY

     The Company has a universal shelf registration statement ("Shelf Registration") for debt or equity securities to be used for acquisitions or general corporate purposes. At December 31, 2001, the amount available under the Shelf Registration was $343 million.

     In July 1998, the Company issued 10,350,000 Premium Income Equity Securities ("PIES(SM)"), representing fractional interests in the Company's 7.25% Mandatorily Convertible Preferred Stock, for gross proceeds of $165 million. Effective July 1, 2001, the PIES(SM) automatically converted into 10,350,000 shares of Common Stock. The final quarterly cash dividends on the PIES(SM) were paid on July 2, 2001.

     In February 2000, the Company's Board of Directors authorized the repurchase of up to 3 million shares of Common Stock. Under the program, the Company may make repurchases from time to time in the open market and through privately-negotiated transactions. Purchases depend on price, market conditions and other factors and have been made primarily from internally-generated cash flow. The stock may be used to meet employee benefit plan requirements and other corporate purposes. During the year ended December 31, 2000, the Company repurchased 1.6 million shares of Common Stock for $15.5 million, or an average cost per share of $9.54. In 2001, the Company repurchased an additional 304,000 shares of its Common Stock at an average cost of $11.50 per share, or an aggregate of approximately $3.5 million, bringing the cumulative shares repurchased under the program to 1,931,400.

     See Note F for information concerning restrictions on the repurchase of Common Stock and Note N for information relating to stock-based compensation and Common Stock reserved for exercise of options.

                          TESORO PETROLEUM CORPORATION

NOTE H -- INCOME TAXES

     The income tax provision on earnings from continuing operations for the years ended December 31, 2001, 2000 and 1999 included the following (in millions):

                                                              2001    2000    1999
                                                              -----   -----   -----
Current:
  Federal...................................................  $17.7   $24.2   $ 5.9
  State.....................................................    5.7     4.6     0.4
Deferred:
  Federal...................................................   32.9    19.4    10.5
  State.....................................................    2.6     2.0     2.2
                                                              -----   -----   -----
     Income Tax Provision...................................  $58.9   $50.2   $19.0
                                                              =====   =====   =====

     Deferred income taxes and benefits are provided for differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. Temporary differences and the resulting deferred tax liabilities and assets at December 31, 2001 and 2000 are summarized as follows (in millions):

                                                               2001      2000
                                                              -------   -------
Current Deferred Federal Tax Liability -- LIFO inventory....  $  (9.2)  $  (6.6)
Current Deferred Federal Tax Assets -- Accrued
  liabilities...............................................     12.1       6.6
Current Deferred State Tax Asset, Net.......................      0.4        --
                                                              -------   -------
     Current Deferred Tax Asset, Net........................  $   3.3   $    --
                                                              =======   =======
Noncurrent Deferred Federal Tax Liabilities:
  Accelerated depreciation and property related items.......  $(140.2)  $(115.2)
  Deferred maintenance costs, including refinery
     turnarounds............................................    (13.4)     (9.4)
                                                              -------   -------
     Total Deferred Federal Tax Liability...................   (153.6)   (124.6)
                                                              -------   -------
Noncurrent Deferred Federal Tax Assets:
  Accrued pension and other postretirement benefits.........     24.4      22.6
  Other accrued liabilities.................................     12.8       7.2
  Alternative minimum tax credit............................       --       6.2
                                                              -------   -------
     Total Deferred Federal Tax Assets......................     37.2      36.0
                                                              -------   -------
Noncurrent Deferred State Tax Liability, Net................    (20.5)    (18.6)
                                                              -------   -------
     Noncurrent Deferred Tax Liability, Net.................  $(136.9)  $(107.2)
                                                              =======   =======

     In 2001, the Mid-Continent Acquisition described in Note C resulted in net deferred federal tax assets of $8.0 million and net deferred state tax assets of $1.1 million as of the dates of acquisition.

                          TESORO PETROLEUM CORPORATION

     The reconciliation of income tax expense at the U.S. statutory rate to the income tax expense pertaining to continuing operations is as follows (in millions):

                                                               2001     2000    1999
                                                              ------   ------   -----
Earnings from Continuing Operations Before Income Taxes.....  $146.9   $123.5   $51.2
                                                              ======   ======   =====
Income Taxes at U.S. Federal Statutory Rate.................  $ 51.4   $ 43.2   $17.9
Effect of:
  State income taxes, net of federal income tax benefit.....     5.3      4.3     1.5
  Non-deductible items......................................     2.0      1.5     0.5
  Other.....................................................     0.2      1.2    (0.9)
                                                              ------   ------   -----
Income Tax Provision........................................  $ 58.9   $ 50.2   $19.0
                                                              ======   ======   =====

     The Company's income tax returns are subject to examinations by federal, state and local tax authorities. The Company believes that it has made adequate provisions for income taxes that may become payable with respect to examinations of open tax years.

NOTE I -- RECEIVABLES

     Concentrations of credit risk with respect to accounts receivable are influenced by the large number of customers comprising the Company's customer base and their dispersion across various industry groups and geographic areas of operations. The Company performs ongoing credit evaluations of its customers' financial condition and in certain circumstances requires letters of credit or other collateral arrangements. The Company's allowance for doubtful accounts is reflected as a reduction of receivables in the Consolidated Balance Sheets and amounted to $3.2 million and $2.1 million at December 31, 2001 and 2000, respectively.

NOTE J -- INVENTORIES

     Components of inventories at December 31, 2001 and 2000 were as follows (in millions):

                                                               2001     2000
                                                              ------   ------
Crude oil and refined products, at LIFO.....................  $398.4   $248.0
Fuel products, at FIFO......................................     2.1      4.5
Merchandise and other.......................................     7.9      5.6
Materials and supplies......................................    23.4     16.2
                                                              ------   ------
     Total Inventories......................................  $431.8   $274.3
                                                              ======   ======

     At December 31, 2001 and 2000, inventories valued using LIFO were lower than replacement cost by approximately $3 million and $120 million, respectively. During 1999, certain inventory quantities were reduced, resulting in a liquidation of applicable LIFO inventory quantities carried at lower costs prevailing in previous years. This LIFO liquidation resulted in a decrease in cost of sales of $8.4 million and an increase in earnings from continuing operations of approximately $5.3 million aftertax, or $0.16 per share, during 1999.

                          TESORO PETROLEUM CORPORATION

NOTE K -- OTHER ASSETS

     Other assets consisted of the following at December 31, 2001 and 2000 (in millions):

                                                               2001     2000
                                                              ------   ------
Goodwill, net of accumulated amortization of $10.4 in 2001
  and $7.7 in 2000..........................................  $ 95.2   $ 63.2
Deferred maintenance costs, including refinery turnarounds,
  net.......................................................    44.1     34.4
Debt issuance costs, net....................................    29.7     10.2
Intangibles, net of accumulated amortization of $4.5 in 2001
  and $1.8 in 2000..........................................    73.3      4.1
Other assets, net...........................................    19.7     20.1
                                                              ------   ------
     Total Other Assets.....................................  $262.0   $132.0
                                                              ======   ======

NOTE L -- ACCRUED LIABILITIES

     The Company's current accrued liabilities and noncurrent other liabilities as shown in the Consolidated Balance Sheets at December 31, 2001 and 2000 included the following (in millions):

                                                               2001    2000
                                                              ------   -----
Accrued Liabilities -- Current:
  Accrued taxes other than income taxes, primarily excise
     taxes..................................................  $ 87.8   $28.1
  Accrued employee costs....................................    39.5    27.1
  Other.....................................................    45.6    41.8
                                                              ------   -----
     Total Accrued Liabilities -- Current...................  $172.9   $97.0
                                                              ======   =====
Other Liabilities -- Noncurrent:
  Accrued pension and other postretirement benefits.........  $ 85.1   $67.6
  Other.....................................................    32.3     9.7
                                                              ------   -----
     Total Other Liabilities -- Noncurrent..................  $117.4   $77.3
                                                              ======   =====

NOTE M -- BENEFIT PLANS

  Pension and Other Postretirement Benefits

     The Company sponsors defined benefit pension plans, including an employee retirement plan, executive security plans and a non-employee director retirement plan.

     For all eligible employees, the Company provides a qualified noncontributory retirement plan ("Retirement Plan"). Plan benefits are based on years of service and compensation. The Company's funding policy is to make contributions at a minimum in accordance with the requirements of applicable laws and regulations, but no more than the amount deductible for income tax purposes. Retirement plan assets are primarily comprised of common stock and bond funds.

     The Company's executive security plans ("ESP Plans") provide executive officers and other key personnel with supplemental death or retirement plan benefits. Such benefits are provided by two nonqualified, noncontributory plans and are based on years of service and compensation. The Company makes contributions to one plan, the "Funded ESP Plan", based upon estimated requirements. Assets of the Funded ESP plan consist of a group annuity contract.

     The Company had previously established an unfunded non-employee director retirement plan ("Director Retirement Plan") which provided eligible directors retirement payments upon meeting certain age and other requirements. In 1997, the Director Retirement Plan was frozen with accrued benefits of current directors transferred to the Company's Board of Directors Phantom Stock Plan ("Phantom Stock Plan") (see

                          TESORO PETROLEUM CORPORATION

Note N). After the amendment and transfer, only those retired directors or beneficiaries who had begun to receive benefits remained participants in the Director Retirement Plan.

     SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," requires the Company to disclose the aggregate projected benefit obligations, accumulated benefit obligations and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets. At December 31, 2001, the projected benefit obligations, accumulated benefit obligations and fair values of plan assets aggregated $112.8 million, $86.3 million and $57.6 million, respectively, for three of the plans. The assets of the Funded ESP Plan exceeded its accumulated benefit obligation at year-end 2001. At December 31, 2000, the projected benefit obligations, accumulated benefit obligations and fair values of plan assets aggregated $92.9 million, $71.5 million and $62.3 million, respectively, for three of the plans. The assets of the Funded ESP Plan exceeded its accumulated benefit obligation at year-end 2000.

     The Company provides to retirees who were participating in the Company's group insurance program at retirement, health care and, to those who qualify, life insurance benefits. Health care is provided to qualified dependents of participating retirees. These benefits are provided through unfunded, defined benefit plans or through contracts with area health-providers on a premium basis. The health care plans are contributory, with retiree contributions adjusted periodically, and contain other cost-sharing features such as deductibles and coinsurance. The life insurance plan is noncontributory. The Company funds its share of the cost of postretirement health care and life insurance benefits on a pay-as-you go basis.

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care and life insurance plans. A one-percentage-point change in assumed health care cost trend rates could have the following effects (in millions):

                                                            1-PERCENTAGE-    1-PERCENTAGE-
                                                            POINT INCREASE   POINT DECREASE
                                                            --------------   --------------
Effect on total of service and interest cost components...      $ 1.2            $(0.9)
Effect on postretirement benefit obligations..............      $12.1            $(8.5)

                          TESORO PETROLEUM CORPORATION

     Financial information related to the Company's pension plans and other postretirement benefits is presented below (in millions except percentages):

                                                                             OTHER
                                                PENSION BENEFITS    POSTRETIREMENT BENEFITS
                                               ------------------   ------------------------
                                                2001        2000      2001           2000
                                               ------      ------   ---------      ---------
Change in benefit obligation:
  Benefit obligation at beginning of year....  $108.1      $ 94.4    $ 52.3         $ 38.1
  Service cost...............................     8.3         6.1       2.9            1.6
  Interest cost..............................     8.5         7.5       4.3            3.2
  Actuarial loss.............................     0.6         6.4       8.3           11.2
  Benefits paid..............................    (6.7)       (6.2)     (1.9)          (1.8)
  Curtailments, special termination benefits
     and other...............................      --        (0.1)       --             --
  Plan amendments............................     9.0          --       2.0             --
  Acquisitions...............................     1.5          --      12.3             --
                                               ------      ------    ------         ------
     Benefit obligation at end of year.......   129.3       108.1      80.2           52.3
                                               ------      ------    ------         ------
Change in plan assets:
  Fair value of plan assets at beginning of
     year....................................    74.4        79.2        --             --
  Actual return on plan assets...............    (2.7)       (0.4)       --             --
  Employer contributions.....................     8.5         1.7        --             --
  Benefits paid..............................    (6.6)       (6.1)       --             --
                                               ------      ------    ------         ------
     Fair value of plan assets at end of
       year..................................    73.6        74.4        --             --
                                               ------      ------    ------         ------
Funded status................................   (55.7)      (33.7)    (80.2)         (52.3)
Unrecognized prior service cost..............     9.2         0.5       2.6            0.7
Unrecognized net transition asset............      --         0.1        --             --
Unrecognized net actuarial loss..............    27.6        20.5      12.8            4.6
                                               ------      ------    ------         ------
     Accrued benefit cost....................  $(18.9)     $(12.6)   $(64.8)        $(47.0)
                                               ======      ======    ======         ======
Amounts included in Consolidated Balance
  Sheets:
  Accrued and other liabilities..............  $(28.1)     $(20.6)   $(64.8)        $(47.0)
  Other assets...............................     9.2         8.0        --             --
                                               ------      ------    ------         ------
     Net amount recognized...................  $(18.9)     $(12.6)   $(64.8)        $(47.0)
                                               ======      ======    ======         ======

                                                                              OTHER
                                                 PENSION BENEFITS    POSTRETIREMENT BENEFITS
                                                ------------------   ------------------------
                                                2001   2000   1999    2001     2000     1999
                                                ----   ----   ----   ------   ------   ------
Assumed weighted average % as of December 31:
  Discount rate...............................  7.18   7.58   8.25    7.25     7.50     8.25
  Rate of compensation increase...............  5.00   5.40   5.62    4.75     5.75     5.75
  Expected return on plan assets..............  8.03   8.07   8.10      --       --       --

     In 2001, the Company announced amendments to the pension plan by adding a lump-sum distribution option and enhanced early retirement provisions for long-term employees. These changes, along with changes to comply with new regulations, increased the Company's pension benefit obligation by $9 million and postretirement benefit obligation by $2 million during 2001.

                          TESORO PETROLEUM CORPORATION

     The weighted average annual assumed rate of increase in the per capita cost of covered health care benefits was assumed to be 7.25% for retirees younger than 65 for 2001, decreasing gradually to 5% by the year 2010, and an initial 9.1% for retirees 65 and older, decreasing gradually to 5.5% by the year 2010 and remaining level thereafter.

                                                                              OTHER
                                              PENSION BENEFITS       POSTRETIREMENT BENEFITS
                                            ---------------------   -------------------------
                                            2001    2000    1999     2001     2000      1999
                                            -----   -----   -----   ------   -------   ------
Components of net periodic benefit cost:
  Service cost............................  $ 8.3   $ 6.1   $ 6.6    $2.9     $ 1.6     $1.9
  Interest cost...........................    8.5     7.5     6.2     4.3       3.2      2.8
  Expected return on plan assets..........   (6.3)   (5.9)   (5.0)     --        --       --
  Amortization of unrecognized transition
     asset................................     --      --    (0.6)     --        --       --
  Recognized net actuarial loss (gain)....    2.8     2.2     1.5     0.2      (0.2)      --
  Curtailments, settlements and special
     termination benefits.................     --     0.5    (0.4)     --        --       --
                                            -----   -----   -----    ----     -----     ----
       Net periodic benefit cost..........  $13.3   $10.4   $ 8.3    $7.4     $ 4.6     $4.7
                                            =====   =====   =====    ====     =====     ====

  Thrift Plan and Retail Savings Plan

     The Company sponsors an employee thrift plan ("Thrift Plan") which provides for contributions, subject to certain limitations, by eligible employees into designated investment funds with a matching contribution by the Company. Employees may elect tax deferred treatment in accordance with the provisions of
Section 401(k) of the Internal Revenue Code. Effective November 1, 2001, the Thrift Plan was amended to change the Company's 100% matching contribution, from a maximum of 6% to 7% of the employee's eligible earnings, with at least 50% of the Company's matching contribution directed for initial investment in Common Stock of the Company. Participants may transfer out of Tesoro's Common Stock at any time, but are limited to four such transfers each calendar year. The Company's contributions amounted to $6.5 million, $5.4 million and $6.8 million during 2001, 2000 and 1999, respectively, of which $3.4 million consisted of treasury stock reissuances in 2001. There were no similar reissuances in 2000 or 1999.

     Effective January 1, 2001, the Company began sponsoring a new savings plan, in lieu of the Thrift Plan, for eligible retail employees who have completed one year of service and have worked at least 1,000 hours within that time. Eligible employees receive a mandatory employer contribution equal to 3% of eligible earnings. If employees elect to make pretax contributions, the Company also contributes an employer match contribution equal to $0.50 for each $1.00 of employee contributions, up to 6% of eligible earnings. At least 50% of the mandatory and matching employer contributions must be directed for initial investment in Common Stock of the Company. Participants may transfer out of Tesoro's Common Stock at any time, but are limited to four such transfers each calendar year. The Company's contributions amounted to $0.1 million during 2001.

NOTE N -- STOCK-BASED COMPENSATION

  Incentive Stock Plans

     The Company has three employee incentive stock plans, the Key Employee Stock Option Plan, as amended ("1999 Plan"), the Amended and Restated Executive Long-Term Incentive Plan ("1993 Plan") and Amended Incentive Stock Plan of 1982 ("1982 Plan"). In addition, the Company has the 1995 Non-Employee Director Stock Option Plan ("1995 Plan"). At December 31, 2001, the Company had 5,387,177 shares of unissued Common Stock reserved for these employee incentive stock plans and non-employee director plan.

                          TESORO PETROLEUM CORPORATION

     Under the 1993 Plan, shares of Common Stock may be granted in a variety of forms, including restricted stock, incentive stock options, nonqualified stock options, stock appreciation rights and performance share and performance unit awards. At the Company's 2000 Annual Meeting of Stockholders held in May 2000, an amendment was approved by the shareholders which increased the number of shares available for grant under the 1993 Plan from 4,250,000 to 5,250,000. Stock options may be granted at exercise prices not less than the fair market value on the date the options are granted. The options granted generally become exercisable after one year in 20%, 25% or 33% increments per year and expire ten years from the date of grant. The 1993 Plan will expire, unless earlier terminated, as to the issuance of awards in the year 2003. At December 31, 2001, the Company had 439,040 shares available for future grants under the 1993 Plan.

     In November 1999, the Company's Board of Directors approved the 1999 Plan which provides for the granting of stock options to eligible persons employed by the Company who are not executive officers of the Company. Under the 1999 Plan, the total number of stock options which may be granted is 800,000 shares. Stock options may be granted at not less than the fair market value on the date the options are granted and generally become exercisable after one year in 25% increments. The options expire after ten years from the date of grant. The Board of Directors may amend, terminate or suspend the 1999 Plan at any time. At December 31, 2001, the Company had 81,000 shares available for future grants under the 1999 Plan.

     The 1982 Plan expired in 1994 as to issuance of stock appreciation rights, stock options and stock awards; however, grants made before the expiration date, that have not been fully exercised, remain outstanding pursuant to their terms.

     The 1995 Plan provides for the grant of up to an aggregate of 150,000 nonqualified stock options to eligible non-employee directors of the Company. These automatic, non-discretionary stock options are granted at an exercise price equal to the fair market value per share of the Company's Common Stock as of the date of grant. The term of each option is ten years, and an option first becomes exercisable six months after the date of grant. The 1995 Plan will terminate as to issuance of stock options in February 2005. At December 31, 2001, the Company had 111,000 options outstanding and 16,000 shares available for future grants under the 1995 Plan.

     A summary of stock option activity for all plans is set forth below (shares in thousands):

                                                             NUMBER OF
                                                              OPTIONS     WEIGHTED-AVERAGE
                                                            OUTSTANDING    EXERCISE PRICE
                                                            -----------   ----------------
Outstanding January 1, 1999...............................    2,951.6          $13.28
  Granted.................................................      940.0           12.85
  Exercised...............................................      (42.5)          10.86
  Forfeited and expired...................................      (95.7)          14.63
                                                              -------
Outstanding December 31, 1999.............................    3,753.4           13.17
  Granted.................................................    1,492.0           10.01
  Exercised...............................................      (28.7)           7.42
  Forfeited and expired...................................     (193.5)          14.03
                                                              -------
Outstanding December 31, 2000.............................    5,023.2           12.23
  Granted.................................................       98.0           13.18
  Exercised...............................................     (249.7)           6.12
  Forfeited and expired...................................      (20.4)           9.21
                                                              -------
Outstanding at December 31, 2001..........................    4,851.1           12.57
                                                              =======

     At December 31, 2001, 2000 and 1999, exercisable stock options totaled 3.1 million, 2.4 million and 2.0 million, respectively.

                          TESORO PETROLEUM CORPORATION

     The following table summarizes information about stock options outstanding under all plans at December 31, 2001 (shares in thousands):

                                 OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
                  -------------------------------------------------   ------------------------------
                                WEIGHTED-AVERAGE
    RANGE OF        NUMBER         REMAINING       WEIGHTED-AVERAGE     NUMBER      WEIGHTED-AVERAGE
EXERCISE PRICES   OUTSTANDING   CONTRACTUAL LIFE    EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
----------------  -----------   ----------------   ----------------   -----------   ----------------
$ 5.25 to
  $ 8.59........      209.3        3.6 years            $ 7.73            209.3          $ 7.73
$ 8.60 to
  $11.94........    2,014.1        7.6 years             10.19            881.6           10.36
$11.95 to
  $15.28........    1,528.6        6.8 years             13.70          1,043.7           14.06
$15.29 to
  $18.63........    1,099.1        6.5 years             16.30            924.3           16.37
                    -------                                             -------
$ 5.25 to
  $18.63........    4,851.1        6.9 years             12.57          3,058.9           13.26
                    =======                                             =======

  Phantom Stock Plan

     Under the Phantom Stock Plan, a yearly credit of $7,250 is made in units to an account ("Account") of each non-employee director, based upon the closing market price of the Company's Common Stock on the date of credit. In addition, a director may elect to have the value of his cash retainer fee deposited quarterly into the Account in units. Certain non-employee directors also received a credit in their Account in 1997 arising from the transfer of their lump-sum accrued benefit under the frozen Director Retirement Plan. The value of each Account balance, which is a function of the amount, if any, by which the market value of the Company's Common Stock changes, is payable in cash at termination (if vested with three years of service) or at retirement, death or disability. The Company's results of operations included expense of $144,000, $201,000 and $44,000 in 2001, 2000 and 1999, respectively, related to the Phantom Stock Plan.

  Phantom Stock Agreement

     The chief executive officer of the Company holds 175,000 phantom stock options, which were granted in 1997 at 100% of the fair value of the Company's Common Stock on the grant date, or $16.9844 per share. At December 31, 2001, all of the 175,000 phantom stock options were exercisable. Upon exercise, the chief executive officer would be entitled to receive in cash the difference between the fair market value of the Common Stock on the date of the phantom stock option grant and the fair market value of Common Stock on the date of exercise. At the discretion of the Compensation Committee of the Board of Directors, these phantom stock options may be converted to traditional stock options under the 1993 Plan.

  Incentive Compensation

     In October 1998, the Company's Board of Directors unanimously approved the 1998 Performance Incentive Compensation Plan ("Performance Plan"), which is intended to advance the best interests of the Company and its stockholders by directly targeting Company performance to align with the ninetieth percentile historical stock-price growth rate for the Company's peer group. In addition, the Performance Plan will provide the Company's employees with additional compensation, contingent upon achievement of the targeted objectives, thereby encouraging them to continue in the employ of the Company. Under the Performance Plan, targeted objectives are comprised of the fair market value of the Company's Common Stock equaling or exceeding an average of $35 per share ("First Performance Target") and $45 per share ("Second Performance Target") on any 20 consecutive trading days during a period commencing on October 1, 1998 and ending on the earlier of September 30, 2002, or the date on which the Second Performance Target is achieved. No costs will be recorded until the First Performance Target is reached.

                          TESORO PETROLEUM CORPORATION

  Pro Forma Information on Stock-Based Compensation

     The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock-based compensation. Had compensation cost been determined based on the fair value at the grant dates for awards in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's pro forma net earnings in 2001, 2000 and 1999 would have been $85.3 million ($2.19 per basic share, $2.04 per diluted share), $68.9 million ($1.82 per basic share, $1.65 per diluted share), and $71.4 million ($1.83 per basic share, $1.81 per diluted share), respectively. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected volatility of 43%, 57% and 48%; risk free interest rates of 4.9%, 5.8% and 6.1%; expected lives of seven years; and no dividend yields. The estimated average fair value per share of options granted during 2001, 2000 and 1999 were $6.72, $6.21 and $7.48, respectively.

NOTE O -- COMMITMENTS AND CONTINGENCIES

  Operating Leases

     The Company has various noncancellable operating leases related to buildings, equipment, property, retail facilities, and ship charters. These leases have remaining primary terms generally up to ten years, with terms of certain rights-of-way extending up to 29 years, and generally contain multiple renewal options.

     During January 2000, the Company entered into an agreement with Wal-Mart to build and operate retail fueling facilities on sites at selected existing and future Wal-Mart store locations in the western United States. Under the agreement with Wal-Mart, each site is subject to a lease with a ten-year primary term and an option, exercisable at the Company's discretion, to extend a site's lease for two additional terms of five years each.

     To transport crude oil and refined products, the Company charters two ships which have primary terms of three and two years. The aggregate annual cost for these charters is approximately $22 million ending in 2003 with two one-year options for one ship and a single one-year option for the other ship. The Company entered into a one-year term charter on a third ship in the second half of 2001 with an annual cost of approximately $11 million.

     In the fourth quarter of 2001, the Company sold 18 gas-fired power generators that had been purchased and installed at the Washington refinery. At the same time, the Company leased back these generators for a three-year term. The lease contains extension and purchase options at fair market value. The annual lease commitments, included in the table below, amount to $3.1 million for each of the three years. The $15 million cost to purchase the generators was reported in capital expenditures, and the $15 million proceeds from their sale is reported as proceeds from asset sales in the Statement of Consolidated Cash Flows.

     The Company leases its corporate headquarters from a limited partnership in which the Company owns a 50% limited partnership interest. The initial term of the lease is 15 years with two five-year renewal options. Included in total rent expense below are lease payments and operating costs paid to the partnership totaling $2.5 million, $1.8 million and $0.5 million in 2001, 2000 and 1999, respectively. The Company accounts for its interest in the partnership using the equity method of accounting. As such, the partnership's assets, primarily land and buildings, totaling approximately $18 million and debt of approximately $14 million are not included in the accompanying Consolidated Financial Statements.

                          TESORO PETROLEUM CORPORATION

     Future minimum annual lease payments as of December 31, 2001, for operating leases having initial or remaining noncancellable lease terms in excess of one year, including the Wal-Mart leases, ship charters and corporate headquarters, were as follows (in millions):

2002........................................................   $ 52.7
2003........................................................     37.1
2004........................................................     26.7
2005........................................................     21.3
2006........................................................     20.7
Remainder...................................................    141.1

     Total rental expense for short-term and long-term leases, excluding marine charters, amounted to approximately $34 million in 2001, $26 million in 2000, and $27 million in 1999. Total marine charter expense was $32 million in 2001, $34 million in 2000 and $37 million in 1999. In addition, the Company leases tugs and barges for its Hawaii operations under capital leases (see Note F) whereby the Company pays operating costs, such as personnel, repairs, maintenance and drydocking costs, which amounted to approximately $8 million in 2001. The Company also enters into various short-term charters for vessels to transport refined products from the Company's refineries and terminals and to deliver products to customers.

  Other Commitments

     In the normal course of business, the Company has long-term commitments to purchase services, such as electricity, water, oxygen and sulfuric acid for use by certain of its refineries. The minimum annual payments under these contracts are estimated to total $11.6 million in 2002, $12.2 million in 2003, $12.2 million in 2004, $3.4 million in 2005, and $3.0 million in 2006. The remaining minimum commitment totals approximately $31.1 million over 10 years.

  Environmental and Other Matters

     The Company is a party to various litigation and contingent loss situations, including environmental and income tax matters, arising in the ordinary course of business. The Company has made accruals in accordance with SFAS No. 5, "Accounting for Contingencies," in order to provide for these matters. The ultimate effects of these matters cannot be predicted with certainty, and related accruals are based on management's best estimates, subject to future developments. Although the resolution of certain of these matters could have a material adverse impact on interim or annual results of operations, the Company believes that the outcome of these matters will not result in a material adverse effect on its liquidity or consolidated financial position.

     The Company is subject to extensive federal, state and local environmental laws and regulations. These laws, which change frequently, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites or install additional controls or other modifications or changes in use for certain emission sources.

     The Company is currently involved with the U.S. Environmental Protection Agency ("EPA") regarding a waste disposal site near Abbeville, Louisiana. The Company has been named a potentially responsible party under the Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "Superfund") at this location. Although the Superfund law may impose joint and several liability upon each party at the site, the extent of the Company's allocated financial contributions for cleanup is expected to be de minimis based upon the number of companies, volumes of waste involved and total estimated costs to close the site. The Company believes, based on these considerations and discussions with the EPA, that its liability at the Abbeville site will not exceed $25,000.

                          TESORO PETROLEUM CORPORATION

     In connection with the acquisition of the Hawaii refinery in 1998, affiliates of BHP and the Company executed a separate environmental agreement, whereby the BHP affiliates indemnified the Company for environmental costs arising out of conditions which existed at or prior to closing. This indemnification, which is in effect until 2008, is subject to a maximum limit of $9.5 million ($4.4 million remaining as of December 31, 2001). Under the environmental agreement, the first $5.0 million of these liabilities was the responsibility of the BHP affiliates and the next $6.0 million will be shared on the basis of 75% by the BHP affiliates and 25% by the Company. Certain environmental claims arising out of prior operations will not be subject to the $9.5 million limit or the ten-year time limit. The indemnity obligation of the BHP affiliates is guaranteed by BHP.

     Under the agreement related to the acquisition of the Washington refinery in 1998, an affiliate of Shell generally agreed to indemnify the Company for environmental liabilities at the Washington refinery arising out of conditions which existed at or prior to the closing date and identified by the Company prior to August 1, 2001. The Company did not identify any environmental liabilities prior to August 1, 2001 subject to the indemnity.

     The Company is also involved in remedial responses and has incurred cleanup expenditures associated with environmental matters at a number of sites, including certain of its owned properties. At December 31, 2001, the Company's accruals for environmental expenses totaled $38 million. Based on currently available information, including the participation of other parties or former owners in remediation actions, the Company believes these accruals are adequate.

     The Company continues to evaluate certain new revisions to the Clean Air Act regulations which will require a reduction in the sulfur content in gasoline by January 1, 2004. To meet the revised gasoline standard, the Company expects to make capital improvements of approximately $65 million in the aggregate through 2006 and $15 million in years after 2006.

     The EPA has also announced new standards that will require a reduction in sulfur content in diesel fuel manufactured for on-road consumption. In general, the new diesel fuel standards will become effective on June 1, 2006. The Company expects to spend approximately $35 million in capital improvements through 2006 and $30 million in years after 2006 to meet the new diesel fuel standards.

     The Company expects to spend approximately $35 million in the aggregate in capital improvements at its refineries over the next four years to comply with the second phase of Maximum Achievable Control Technologies for petroleum refineries ("Refinery MACT II") which was signed into law in January 2001. Management expects that the Refinery MACT II regulations will require new emission controls at certain processing units at several of the Company's refineries. The Company is currently evaluating a selection of control technologies to assure operations flexibility and compatibility with long-term air emission reduction goals.

     In connection with the Mid-Continent Acquisition, the Company assumed the sellers' obligations and liabilities under a consent decree among the United States, BP Exploration and Oil Co., Amoco Oil Company and Atlantic Richfield Company. BP entered into this consent decree for both the North Dakota and Utah refineries for various alleged violations. As the new owner of these refineries, the Company is required to address issues including leak detection and repair, flaring protection and sulfur recovery unit optimization. The Company estimates it will spend an aggregate of $18 million at the Mid-Continent refineries to comply with this consent decree. In addition, the Company has agreed to indemnify the sellers for all losses of any kind incurred in connection with the consent decree.

     The Company anticipates it will make additional capital improvements of approximately $9 million in 2002 primarily for improvements to storage tanks, tank farm secondary containment and pipelines. During 2001, the Company spent approximately $7 million on environmental capital projects.

                          TESORO PETROLEUM CORPORATION

     Conditions that require additional expenditures may transpire for various Company sites, including, but not limited to, the Company's refineries, tank farms, retail gasoline stations (operating and closed locations) and petroleum product terminals, and for compliance with the Clean Air Act and other state, federal and local requirements. The Company cannot currently determine the amount of such future expenditures.

     See Note N for information related to special incentive compensation.

NOTE P -- QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                             QUARTERS
                                             -----------------------------------------    TOTAL
                                              FIRST      SECOND     THIRD      FOURTH      YEAR
                                             --------   --------   --------   --------   --------
                                                    (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
2001
  Revenues.................................  $1,227.3   $1,299.6   $1,412.0   $1,278.9   $5,217.8
  Segment Operating Profit (as originally
     reported).............................  $   55.5   $   68.0   $   90.0   $   45.8   $  259.3
  Less: General and administrative
     expenses..............................     (10.5)     (10.8)     (16.1)     (16.2)     (53.6)
       Other expenses......................      (1.5)      (1.6)      (2.0)      (1.9)      (7.0)
                                             --------   --------   --------   --------   --------
  Operating Income.........................  $   43.5   $   55.6   $   71.9   $   27.7   $  198.7
                                             ========   ========   ========   ========   ========
  Net Earnings.............................  $   21.7   $   29.5   $   32.8   $    4.0   $   88.0
  Net Earnings Per Share:
     Basic.................................  $   0.61   $   0.85   $   0.79   $   0.10   $   2.26
     Diluted...............................  $   0.52   $   0.70   $   0.79   $   0.10   $   2.10
2000
  Revenues.................................  $1,055.3   $1,218.2   $1,394.6   $1,436.3   $5,104.4
  Segment Operating Profit (as originally
     reported).............................  $   34.0   $   42.5   $   64.1   $   58.9   $  199.5
  Less: General and administrative
     expenses..............................      (8.7)      (8.9)     (11.4)     (11.3)     (40.3)
       Other expenses......................      (1.9)      (1.5)      (2.0)      (0.4)      (5.8)
                                             --------   --------   --------   --------   --------
  Operating Income.........................  $   23.4   $   32.1   $   50.7   $   47.2   $  153.4
                                             ========   ========   ========   ========   ========
  Net Earnings.............................  $    9.3   $   14.6   $   25.0   $   24.4   $   73.3
  Net Earnings Per Share:
     Basic.................................  $   0.20   $   0.37   $   0.71   $   0.69   $   1.96
     Diluted...............................  $   0.20   $   0.35   $   0.60   $   0.59   $   1.75

     The third and fourth quarters of 2001 include the results of operations of the Mid-Continent Acquisition since the dates of acquisition.

NOTE Q -- SUBSEQUENT EVENT

     The Company entered into a sale and purchase agreement with Ultramar Inc., a subsidiary of Valero Energy Corporation, on February 4, 2002, which was amended on February 20, 2002. The Company agreed to acquire the 168,000 barrel-per-day Golden Eagle refinery located in Martinez, California near the San Francisco Bay Area along with 70 associated retail sites throughout northern California (collectively, the "Golden Eagle Assets"). The transaction, which is subject to approval by the Federal Trade Commission and the offices of the Attorneys General of the States of California and Oregon as well as other customary conditions, is anticipated to close in April 2002. Under the terms of the Golden Eagle Agreement, the Company paid a $53.75 million earnest money deposit in February 2002. If the acquisition is not consummated by May 31, 2002 and the failure to close is a result of the Company's default (including default because of the Company's

                          TESORO PETROLEUM CORPORATION
failure to obtain adequate financing for the acquisition) under the sale and purchase agreement, the Company will forfeit its earnest money deposit.

     At closing, the Company will pay the seller a cash purchase price of $995 million, less the deposit plus the value of inventory at closing, currently estimated to be $130 million. The Company intends to finance the acquisition with a combination of debt (including an amendment to the senior secured credit facility) and public or private equity.

     In addition to paying the purchase price for the Golden Eagle Assets, upon the closing of the acquisition, the Company has agreed to assume a substantial portion of the seller's obligations, responsibilities, liabilities, costs and expenses arising out of or incurred in connection with the operation of the Golden Eagle Assets. This includes, subject to certain exceptions, certain of the seller's obligations, liabilities, costs and expenses for violations of environmental laws relating to the assets, including certain known and unknown obligations, liabilities, costs and expenses arising or incurred prior to, on or after the closing date. Subject to certain conditions, the Company has also agreed to assume the seller's obligations pursuant to its settlement efforts with the EPA concerning the Section 114 refinery enforcement initiative under the Clean Air Act, except for any potential monetary penalties which the seller will retain.

     Following the closing of the pending acquisition of the Golden Eagle Assets, the Company also will assume and take assignment of certain of the seller's obligations and rights (including certain indemnity rights) arising out of or related to the agreement pursuant to which the seller purchased the refinery in 2000. The seller has agreed to use commercially reasonable efforts to persuade Phillips Petroleum Company, as successor to Tosco Corporation ("Phillips"), to consent to this assignment. If the seller cannot obtain a consent from Phillips, the seller has agreed to provide the Company with a "back-to-back" indemnity that will indemnify the Company against any liability for which the seller is entitled to recover under the corresponding indemnity. The seller's indemnity, however, is non-recourse to the seller and is limited to amounts the seller actually receives from Phillips, less any legal or other enforcement costs the seller incurs. Therefore, the indemnification that the Company may be entitled to receive may not be sufficient to cover any losses or damages that are incurred.

PROSPECTUS

                          TESORO PETROLEUM CORPORATION
                             SENIOR DEBT SECURITIES
                          SUBORDINATED DEBT SECURITIES
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                  COMMON STOCK
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS
                             ---------------------

                             TESORO CAPITAL TRUST I

                            TESORO CAPITAL TRUST II
                            TESORO CAPITAL TRUST III
                           TRUST PREFERRED SECURITIES
  (GUARANTEED TO THE EXTENT SET FORTH HEREIN BY TESORO PETROLEUM CORPORATION)
                             ---------------------

                             SUBSIDIARY GUARANTORS
                              (AS DEFINED HEREIN)
                    SUBSIDIARY GUARANTEES OF DEBT SECURITIES

     Tesoro Petroleum Corporation ("Tesoro" or the "Company") may offer and sell from time to time together or separately in one or more series its (i) unsecured debt securities which may be senior (the "Senior Debt Securities"), senior subordinated ("Senior Subordinated Debt Securities") or subordinated (the "Subordinated Debt Securities" and, together with the Senior Debt Securities and Senior Subordinated Debt Securities, the "Debt Securities") consisting of notes, debentures or other evidences of indebtedness, (ii) shares of preferred stock, no par value (the "Preferred Stock"), which may be issued in the terms of depositary shares evidenced by depositary receipts (the "Depositary Shares"),
(iii) Depositary Shares, (iv) shares of common stock, par value $0.16 2/3 per share (the "Common Stock"), (v) stock purchase contracts ("Stock Purchase Contracts") to purchase shares of Common Stock or Preferred Stock and (vi) stock purchase units ("Stock Purchase Units"), each representing ownership of a Stock Purchase Contract and Trust Preferred Securities (as defined below) or debt obligations of third parties, including U. S. Treasury securities, securing the holder's obligation to purchase Common Stock or Preferred Stock under the Stock Purchase Contract, or any combination of the foregoing, either individually or as units consisting of one or more of the foregoing, in each case in amounts, at prices and in terms to be determined at or prior to the time of sale. The Company's payment obligations under any series of Debt Securities may be jointly and severally guaranteed by certain of the Company's direct and indirect wholly-owned subsidiaries (each a "Guarantor," and collectively the "Guarantors").

     Tesoro Capital Trust I, Tesoro Capital Trust II and Tesoro Capital Trust III (individually, a "Tesoro Capital Trust" and collectively, the "Tesoro Capital Trusts"), each a statutory business trust formed under the laws of the State of Delaware, may offer and sell, from time to time, trust preferred securities, representing undivided beneficial interests in the assets of the respective Tesoro Capital Trusts ("Trust Preferred Securities"). Tesoro will be the beneficial owner of all the beneficial ownership interests represented by common securities of each of the Tesoro Capital Trusts (the "Trust Common Securities" and, together with the Trust Preferred Securities, the "Trust Securities"). Holders of the Trust Preferred Securities will be entitled to receive preferential cumulative cash distributions accumulating from the date of original issuance and payable periodically as specified in the applicable supplement to this prospectus (a "Prospectus Supplement"). Subordinated Debt Securities may be issued and sold by Tesoro from time to time in one or more series to a Tesoro Capital Trust, or a trustee of such Tesoro Capital Trust, in connection with the investment of the proceeds from the offering of Trust Securities of such Tesoro Capital Trust. The Subordinated Debt Securities purchased by a Tesoro Capital Trust may be subsequently distributed pro rata to holders of Trust Securities in connection with the dissolution of such Tesoro Capital Trust upon the occurrence of certain events as may be described in a related Prospectus Supplement. The payment of distributions with respect to Trust Preferred Securities of each of the Tesoro Capital Trusts out of monies held by each of the Tesoro Capital Trusts, and payment on liquidation, redemption or otherwise with respect to such Trust Preferred Securities, will be guaranteed by Tesoro to the extent described herein (each a "Trust Guarantee"). See "Description of the Trust Guarantees." Tesoro's obligations under the Trust Guarantees will be subordinate and junior in right of payment to all other liabilities of Tesoro and rank pari passu with the most senior preferred stock, if any, issued from time to time by Tesoro.

                                                        (Continued on next page)

    FOR A DISCUSSION OF CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN THE SECURITIES AND THE TRUST PREFERRED SECURITIES, SEE "RISK FACTORS" ON PAGE 3.
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                             ---------------------

May 14, 1998

(Continued from previous page)

     The Common Stock, the Preferred Stock, the Depositary Shares, Debt Securities, Stock Purchase Units, Stock Purchase Contracts and Trust Securities offered hereby are collectively hereinafter referred to as the "Securities." The Securities will be limited to an aggregate initial public offering price not to exceed approximately $600 million, or, in the case of Debt Securities, the equivalent thereof in one or more foreign currencies, including composite currencies. The Securities may be offered, separately or together, in separate series, in amounts, at prices and on terms to be determined at the time of sale and set forth in a related Prospectus Supplement.

     Certain specific terms of the particular Securities for which this Prospectus is being delivered will be set forth in a related Prospectus Supplement, including, where applicable, (i) in the case of Debt Securities and the Subsidiary Guarantees thereof, the specific designation, aggregate principal amount, authorized denominations, maturities, interest rate or rates (which may be fixed or variable), the date or dates on which interest, if any, shall be payable, the place or places where principal of and premium, if any, and interest, if any, on such Debt Securities of the series will be payable, terms of optional or mandatory redemption or any sinking fund or analogous provisions, currency or currencies, or currency unit or currency units of denomination and payment if other than U.S. dollars, the initial public offering price, terms relating to temporary or permanent global securities, provisions regarding convertibility or exchangeability, if any, provisions regarding registration of transfer or exchange, the proceeds to the Company and other special terms; (ii) in the case of Preferred Stock, the specific designations, the number of shares, dividend rights (including, if applicable, the manner of calculation thereof), and any liquidation, redemption, conversion, exchange, voting and other rights, the initial public offering price and other special terms; (iii) in the case of Depositary Shares, the aggregate number of Depositary Shares offered, the fractional share of Preferred Stock represented by each such Depositary Share and the purchase price thereof; (iv) in the case of Common Stock, the terms of the offering and sales thereof; (v) in the case of Stock Purchase Contracts, the number of shares of Common Stock issuable thereunder, the purchase price of the Common Stock, the date or dates on which the Common Stock is required to be purchased by the holders of the Stock Purchase Contracts, any periodic payments required to be made by the Company to the holders of the Stock Purchase Contracts or vice versa, and the terms of the offering and sale thereof, (vi) in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any Trust Preferred Securities or debt obligations of third parties securing the holder's obligation to purchase the Common Stock under the Stock Purchase Contracts, and the terms of the offering and the sale thereof, and (vii) in the case of the Trust Preferred Securities or the related Trust Guarantees, the specific designation, aggregate offering amount, denomination, term, coupon rate, time of payment of distributions, terms of redemption at the option of Tesoro or repayment at the option of the holder, provisions regarding convertibility or exchangeability for capital stock of Tesoro, the designation of the Trustee(s) acting under the applicable Indenture or Trust Guarantee and the public offering price.

     The Securities may be offered and sold to or through underwriters, dealers, or agents as designated from time to time, or through a combination of such methods, and also may be offered and sold directly to one or more other purchasers. See "Plan of Distribution." The names of, and the principal amounts or number of shares to be purchased by, underwriters, dealers or agents, and the compensation of such underwriters, dealers or agents, including any applicable fees, commissions, and discounts, will be set forth in the related Prospectus Supplement. No Securities may be sold without delivery of a Prospectus Supplement describing such series or issue of Securities and the method and terms of offering thereof.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE DEBT SECURITIES, INCLUDING STABILIZING AND SYNDICATE COVERING TRANSACTIONS. THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission:
7 World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also may be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material also may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. The Common Stock is listed for trading on the New York Stock Exchange (the "NYSE") and the Pacific Stock Exchange (the "PSE") under the trading symbol "TSO," and reports, proxy statements and other information concerning the Company may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, and at the offices of the PSE, 301 Pine Street, San Francisco, California 94104.

     No separate financial statements of the Tesoro Capital Trusts have been included or incorporated by reference herein. Neither the Tesoro Capital Trusts nor the Company considers such financial statements material to holders of Trust Preferred Securities because (i) all of the voting securities of each Tesoro Capital Trust will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) no Tesoro Capital Trust has independent operations but rather each exists for the purpose of issuing securities representing undivided beneficial interests in the assets of such Tesoro Capital Trust and investing the proceeds thereof in Subordinated Debt Securities, and
(iii) the obligations of the Tesoro Capital Trusts under the Trust Preferred Securities are fully and unconditionally guaranteed on a subordinated basis by the Company to the extent set forth herein. See "The Tesoro Capital Trusts" and "Description of Trust Guarantees." Upon the granting of relief by the Commission pursuant to SAB 53, the Company intends to provide only abbreviated information concerning the Tesoro Capital Trusts in the Company's Exchange Act reports.

     This Prospectus does not contain all of the information set forth in the Registration Statement of which this Prospectus is a part, filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to such Registration Statement for further information with respect to the Company, the Tesoro Capital Trusts and the Securities offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed with the Commission by the Company pursuant to the Exchange Act are incorporated herein by reference:

1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended on Form 10-K/A, filed April 30, 1998.

2. The Company's Current Report on Form 8-K, dated as of May 13, 1998.

3. The description of the Common Stock included in the Company's Registration Statement on Form 8-A dated April 21, 1969, as amended by a Form 8 dated April 23, 1969.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner of a Security, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all documents incorporated by reference in this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Tesoro Petroleum Corporation, 8700 Tesoro Drive, San Antonio, Texas 78217-6218, Attention: Vice President and Treasurer, (telephone: (800) 837-6768).

                       CERTAIN FORWARD-LOOKING STATEMENTS

     Statements in this Prospectus and the accompanying Prospectus Supplement (including the documents incorporated by reference herein) concerning the Company which are (a) projections of revenues, earnings, earnings per share, capital expenditures or other financial items, (b) statements of plans and objectives for future operations, including acquisitions, (c) statements of future economic performance, or (d) statements of assumptions or estimates underlying or supporting the foregoing are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The ultimate accuracy of forward-looking statements is subject to a wide range of business risks and changes in circumstances, and actual results and outcomes often differ from expectations. Any number of important factors could cause actual results to differ materially from those in the forward-looking statements herein, including the following: the timing and extent of changes in commodity prices and underlying demand and availability of crude oil and other refinery feedstocks, refined products, and natural gas; actions of customers and competitors; changes in the cost or availability of third-party vessels, pipelines and other means of transporting feedstocks and products; state and federal environmental, economic, safety and other policies and regulations, any changes therein, and any legal or regulatory delays or other factors beyond the Company's control; execution of planned capital projects; weather conditions affecting the Company's operations or the areas in which the Company's products are marketed; future well performance; the extent of Tesoro's success in acquiring oil and gas properties and in discovering, developing and producing reserves; political developments in foreign countries; the conditions of the capital markets and equity markets during the periods covered by the forward-looking statements; earthquakes or other natural disasters affecting operations; adverse rulings, judgments, or settlements in litigation or other legal matters, including unexpected environmental remediation costs in excess of any reserves; and adverse changes in the credit ratings assigned to the Company's trade credit. For more information with respect to the foregoing, see the Form 10-K. The Company undertakes no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                  THE COMPANY

     The Company and its subsidiaries are engaged in petroleum refining, distributing and marketing of petroleum products, marine logistics services and the exploration and production of natural gas and oil. These operations are conducted through three business segments: Refining and Marketing, Exploration and Production, and Marine Services.

     The Company's Refining and Marketing segment operates a petroleum refinery at Kenai, Alaska, markets refined products through a large network of branded stations in Alaska and is expanding its marketing presence in the Pacific Northwest. This segment is also a major supplier of jet fuel to the Anchorage airport and diesel fuel to Alaska's fishing and marine industry. The Company's Marine Services segment operates through a network of 23 marine terminals located in Louisiana and Texas and on the West Coast, distributing petroleum products and providing logistics services to the offshore Gulf of Mexico drilling industry and other customers. The Company's Exploration and Production segment focuses on exploration, development and production of natural gas and oil onshore in Texas, Louisiana and Bolivia. The Company's net proved worldwide reserves totaled 517 billion cubic feet equivalents of natural gas at year-end 1997. The Company is focused on its long-term strategy to maximize returns and develop full value of its assets through strategic expansions, acquisitions and diversifications in all three of its operating segments.

     Tesoro was incorporated in Delaware in 1968 (a successor by merger to a California corporation incorporated in 1939). Its principal executive offices are located at 8700 Tesoro Drive, San Antonio, Texas 78217-6218 and its telephone number is (800) 837-6768.

                              RECENT DEVELOPMENTS

HAWAII REFINERY ACQUISITION

     On March 18, 1998, Tesoro entered into a stock sale agreement ("Hawaii Stock Sale Agreement") to purchase (the "Hawaii Acquisition") all of the outstanding stock of two subsidiaries of The Broken Hill Proprietary Company Limited ("BHP") (together, "BHP Hawaii"). BHP Hawaii owns and operates a 95,000-barrel per day refinery in Kapolei, Hawaii, on the island of Oahu, approximately 20 miles west of Honolulu, and 32 retail gasoline stations on the islands of Oahu, Maui and Hawaii. The Hawaii Acquisition, which is subject to regulatory review and other customary conditions, is anticipated to close on May 29, 1998. Under the terms of the Hawaii Stock Sale Agreement, the Company has deposited $5 million into an escrow account for this acquisition.

     At closing the cash purchase price for the Hawaii Acquisition is currently estimated to be approximately $275 million less the $5 million escrow deposit. In addition, Tesoro will issue an unsecured, non-interest bearing promissory note (the "BHP Note") in the amount of $50 million, payable in five equal annual installments of $10 million each, beginning on the eleventh anniversary date of the closing. The BHP Note provides for earlier payment if the financial performance of BHP Hawaii exceeds certain thresholds. The purchase price will be adjusted after the closing for the amount by which the working capital of BHP Hawaii differs from $100 million at the closing date.

     In order to ensure the continuity of crude supply to Hawaii Refinery, Tesoro will also enter into a two year agreement with an affiliate of BHP to assist Tesoro in acquiring crude oil feedstock sources outside of North America and arranging for transportation of such crude oil to the Hawaii Refinery.

WASHINGTON STATE REFINERY ACQUISITION

     On May 1, 1998, the Company entered into a stock purchase agreement ("Anacortes Stock Purchase Agreement") with Shell Refining Holding Company ("Seller") and Shell Anacortes Refining Company ("SARC"), both subsidiaries of Shell Oil Company, whereby the Company will purchase all of the outstanding stock of SARC. SARC owns and operates a 108,000-barrel a day refinery in Anacortes, Washington, which is approximately 60 miles north of Seattle. The acquisition, which is subject to approval by the Federal Trade Commission and the offices of the attorneys general of the States of Oregon and

Washington as well as other customary conditions, is anticipated to close in mid to late summer. Under the terms of the Anacortes Stock Purchase Agreement, the Company has paid a $5 million deposit and has agreed to pay the balance of the purchase price into an escrow by June 30, 1998 if the stock purchase has not closed by that date.

     At closing the Company will pay the Seller a cash purchase price of $237 million, less the deposit and any escrowed amounts, for the stock of SARC, plus the value of the working capital of SARC at the time of closing which is estimated to be approximately $60 million. The SARC Stock Purchase Agreement contains representations and warranties and other general provisions that are customary for transactions of this nature.

                           THE TESORO CAPITAL TRUSTS

     Each of Tesoro Capital Trust I, Tesoro Capital Trust II and Tesoro Capital Trust III is a statutory business trust created under Delaware law pursuant to
(i) a separate declaration of trust (each a "Declaration") executed by Tesoro, as sponsor for such Tesoro Capital Trust (the "Sponsor"), and the Trustees (as defined herein) for such Tesoro Capital Trust and (ii) the filing of a certificate of trust with the Delaware Secretary of State. Each Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "TIA"). Each Tesoro Capital Trust exists for the exclusive purposes of (i) issuing and selling the Trust Securities, (ii) investing the gross proceeds from the sale of the Trust Securities in Subordinated Debt Securities issued by Tesoro and (iii) engaging in only those other activities necessary or incidental thereto.

     All of the Trust Common Securities issued by each of the Tesoro Capital Trusts will be directly or indirectly owned by Tesoro. The Trust Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Trust Preferred Securities except that upon an event of default under the applicable Declaration, the rights of the holders of the Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption, and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. Tesoro will, directly or indirectly, acquire Trust Common Securities in an aggregate liquidation amount equal to 3% of the total capital of each Tesoro Capital Trust. A majority of the Trustees (the "Regular Trustees") of each Tesoro Capital Trust will be persons who are employees or officers of or affiliated with Tesoro. One trustee of each Tesoro Capital Trust will be a financial institution that will be unaffiliated with Tesoro and that will act as property trustee and as indenture trustee for purposes of the Trust Indenture Act, pursuant to the terms set forth in a Prospectus Supplement (the "Property Trustee"). In addition, unless the Property Trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, one trustee of each Tesoro Capital Trust will have its principal place of business or reside in the State of Delaware (the "Delaware Trustee" and, together with the Regular Trustees and the Property Trustee, the "Trustees"). Each Tesoro Capital Trust's business and affairs will be conducted by the Trustees appointed by the Company, as the direct or indirect holder of all the Trust Common Securities. Except in certain limited circumstances, the holder of the Trust Common Securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the Trustees of a Tesoro Capital Trust. The duties and obligations of the Trustees shall be governed by the Declaration of each Tesoro Capital Trust. The Company will pay all fees and expenses related to the Tesoro Capital Trusts and the offering of Trust Securities, the payment of which will be guaranteed by the Company. The office of the Delaware Trustee for each Tesoro Capital Trust in the State of Delaware is Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19890. The principal place of business of each Tesoro Capital Trust shall be c/o Tesoro Petroleum Corporation, 8700 Tesoro Drive, San Antonio 78217-6218 (telephone: (800) 837-6768).

                           THE SUBSIDIARY GUARANTORS

     The Subsidiary Guarantors, listed on the "Table of Other Co-Registrants" set forth immediately following the cover page of the Registration Statement of which this Prospectus is a part, constitute substantially all of the direct and indirect active subsidiaries of the Company, as of the date of this Prospectus. Each or all Subsidiary Guarantors may jointly and severally guarantee the payment obligations of the Company under any series of Debt Securities offered by this Prospectus, as set forth in a related Prospectus Supplement.

                                USE OF PROCEEDS

     Unless otherwise specified in a Prospectus Supplement, the net proceeds received by the Company from the sale of the Securities will be used to finance acquisitions, refinance certain existing indebtedness and for general corporate purposes. Funds not required immediately for such purposes may be invested in marketable securities and short-term investments. The Tesoro Capital Trusts will use all proceeds received from the sale of the Trust Preferred Securities to purchase Subordinated Debt Securities from the Company.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                               YEARS ENDED DECEMBER 31,
                                                         -------------------------------------
                                                         1997    1996    1995    1994    1993
                                                         -----   -----   -----   -----   -----
Ratio of Earning to Fixed Charges......................  3.61x   5.64x   3.28x   2.00x   1.97x
Ratio of Earnings to Combined Fixed Charges and
  Preferred Stock Dividend Requirements................  3.61x   5.64x   3.28x   1.80x   1.33x

     For purposes of calculating this ratio: (i) "fixed charges" consist of interest expense (whether expensed or capitalized), amortization of debt discount and issuance costs and the portion of rental expense estimated to be equivalent to interest; and (ii) "earnings" represent earnings before income taxes and extraordinary loss on extinguishments of debt plus fixed charges, excluding capitalized interest.

                                  RISK FACTORS

     THE SECURITIES TO BE OFFERED HEREBY MAY INVOLVE A HIGH DEGREE OF RISK. SUCH RISKS WILL BE SET FORTH IN THE PROSPECTUS SUPPLEMENT RELATING TO SUCH SECURITY. IN ADDITION, CERTAIN RISK FACTORS, IF ANY, RELATING TO THE COMPANY'S BUSINESS WILL BE SET FORTH IN A PROSPECTUS SUPPLEMENT.

                         DESCRIPTION OF DEBT SECURITIES

     The following is a description of certain general terms and provisions of the Debt Securities. The particular terms of any series of Debt Securities will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

     Debt Securities may be issued from time to time in one or more series by the Company. The Debt Securities will constitute either indebtedness designated as Senior Indebtedness ("Senior Debt Securities"), indebtedness designated as Senior Subordinated Indebtedness ("Senior Subordinated Debt Securities") or indebtedness designated as Subordinated Indebtedness ("Subordinated Debt Securities"). The Company may issue Debt Securities with different terms from those of Debt Securities previously issued without the consent of holders of previously issued series of Debt Securities. The particular terms of each series of Debt Securities offered by a particular Prospectus Supplement will be described therein. Senior Debt Securities, Senior Subordinated Debt Securities and Subordinated Debt Securities will each be issued under a separate indenture (individually, an "Indenture" and, collectively, the "Indentures") to be entered into prior to the issuance of such Debt Securities. See "-- Subordination". There will be a separate Trustee (individually, a "Trustee" and, collectively, the "Trustees") under each Indenture. Information regarding the Trustee under an Indenture will be included in any Prospectus Supplement relating to the Debt Securities issued thereunder.

     The following discussion includes a summary description of material terms of the Indentures, other than terms that are specific to a particular series of Debt Securities and related Subsidiary Guarantees, if any, and that will be described in the Prospectus Supplement relating to such series. The following summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures, including the definitions therein of certain terms capitalized in this Prospectus. Wherever particular Sections or Articles or defined terms of the Indentures are referred to herein or in a Prospectus Supplement, such Sections or defined terms are incorporated herein or therein by reference.

     To the extent applicable to the Debt Securities of a particular series, as indicated in the applicable Prospectus Supplement, there are no provisions of the Indentures that afford holders of the Debt Securities protection in the event of a highly leveraged transaction involving the Company.

GENERAL

     The Senior Debt Securities will be issued under an indenture (the "Senior Indenture"), to be entered into among the Company, any Subsidiary Guarantors and a Senior Indenture Trustee. The Senior Subordinated Debt Securities will be issued under a separate Indenture (the "Senior Subordinated Indenture") to be entered into among the Company, any Subsidiary Guarantor and a Senior Subordinated Indenture Trustee. The Subordinated Debt Securities will be issued under a separate indenture (the "Subordinated Indenture") also to be entered into between the Company, any Subsidiary Guarantors and the Subordinated Trustee. The Senior Indenture, the Senior Subordinated Indenture and the Subordinated Indenture are sometimes collectively referred to herein as the "Indentures" and individually as an "Indenture." The Indentures are subject to and governed by the TIA, and may be supplemented from time to time following execution.

     The terms of the Debt Securities include those stated in the applicable Indenture and those made part of such Indenture by reference to the TIA. The Debt Securities are subject to all such terms, and holders of Debt Securities are referred to the applicable Indenture and the TIA for a statement of those terms.

     The statements set forth below in this section are brief summaries of certain provisions contained in the Indentures, do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, the Indentures, including the definitions of certain terms therein, and the TIA. Capitalized terms used in this section and not otherwise defined in this section have the respective meanings assigned to them in the Indentures. For purposes of this section, the term "Company" refers to Tesoro Petroleum Corporation only and does not include its subsidiaries.

TERMS

     The Debt Securities will be direct, unsecured obligations of the Company. The indebtedness represented by the Senior Debt Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The indebtedness represented by the Senior Subordinated Securities will be subordinated in right of payment to the prior payment in full of all Senior Debt (as defined in a related Prospectus Supplement and the Applicable Indenture) of the Company and senior to any future junior subordinated indebtedness of the Company as described below under "-- Subordination." The indebtedness represented by the Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt (as defined in a related Prospectus Supplement and the Applicable Indenture) of the Company as described below under "-- Subordination."

     In the event Subordinated Debt Securities are issued to a Tesoro Capital Trust or a trustee of such trust in connection with the issuance of Trust Securities by such Tesoro Capital Trust, such Subordinated Debt Securities subsequently may be distributed pro rata to the holders of such Trust Securities in connection with the dissolution of such Tesoro Capital Trust upon the occurrence of certain events described in the Prospectus Supplement relating to such Trust Securities. Only one series of Subordinated Debt Securities will be issued to a Tesoro Capital Trust or a trustee of such trust in connection with the issuance of Trust Securities by such Tesoro Capital Trust.

     Reference is made to the Prospectus Supplement relating to the particular series offered thereby for the terms of such Debt Securities, including where applicable: (a) the form and title of the Debt Securities and whether such Debt Securities are Senior Debt Securities, Senior Subordinated Securities or Subordinated Debt Securities; (b) the aggregate principal amount of the Debt Securities and any limit on such aggregate principal amount; (c) the date or dates on which the Debt Securities may be issued; (d) the date or dates on which the principal of and premium, if any, on the Debt Securities shall be payable;
(e) the rate or rates (which may be fixed or variable) at which the Debt Securities shall bear interest, if any, and the date or dates from which such interest shall accrue; (f) the dates on which interest, if any, shall be payable and the record dates for the interest payment dates; (g) the place or places where the principal of and premium, if any, and interest, if any, on the Debt Securities of the series will be payable; (h) the period or periods, if any, within which, the price or prices at which, and the terms and conditions upon which, the Debt Securities may be redeemed at the option of the Company or otherwise; (i) any optional or mandatory redemption or any sinking fund or analogous provisions; (j) if other than denominations of $1,000 and integral multiples thereof, the denominations in which the Debt Securities of the series shall be issuable; (k) if other than the principal amount thereof, the portion of the principal amount of the Debt Securities which shall be payable upon declaration of the acceleration of the maturity thereof in accordance with the provisions of the applicable Indenture; (l) whether payment of the principal of and premium, if any, and interest, if any, on the Debt Securities shall be without deduction for taxes, assessments, or governmental charges paid by the holders; (m) the currency or currencies, or currency unit or currency units, in which the principal of and premium, if any, and interest, if any, on the Debt Securities shall be denominated, payable, redeemable or purchasable, as the case may be; (n) any Events of Default with respect to the Debt Securities that differ from those set forth in the applicable Indenture; (o) whether the Debt Securities will be convertible; (p) whether the Debt Securities of such series shall be issued as a global certificate or certificates and, in such case, the identity of the depositary for such series; (q) provisions regarding the convertibility or exchangeability of the Debt Securities; (r) covenants restricting the Company's and its subsidiaries' ability to make certain types of payments and investments, incur indebtedness and dispose of assets; and (s) any other terms not inconsistent with the provisions of the applicable Indenture.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Debt Securities of any series will be issued only in fully registered form in denominations of $1,000 or any integral multiple thereof. The Debt Securities of a series may be issuable in the form of one or more global certificates, which will be denominated in an amount equal to all or a portion of the aggregate principal amount of such Debt Securities. See "-- Global Debt Securities."

     Each Indenture provides that the Debt Securities may be issued in one or more series, in each case as established from time to time in, or pursuant to authority granted by, a resolution of the board of directors of the Company or as established in one or more indentures supplemental to such Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

     One or more series of Debt Securities offered hereby may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. The federal income tax consequences and special considerations applicable to any such series of Debt Securities will be described generally in the Prospectus Supplement relating thereto.

GLOBAL DEBT SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with, or on behalf of, a depositary (the "Global Note Depositary"), or its nominee, identified in the Prospectus Supplement relating to such series. Unless and until such global certificate or certificates are exchanged in whole or in part for Debt Securities in individually certificated form, a global Debt Security may not be transferred or exchanged except as a whole to a nominee of the Global Note Depositary for such global Debt Security, or by a nominee for the Global Note Depositary to the Global Note Depositary, or to a successor of the Global Note Depositary or a nominee of such successor, except in the circumstances described in the applicable Prospectus Supplement.

     The specific terms of the depositary arrangement with respect to a series of Debt Securities and the rights of, and limitations on, owners of beneficial interests in a global Debt Security representing all or a portion of a series of Debt Securities will be described in the Prospectus Supplement relating to such series.

SUBSIDIARY GUARANTEES

     The Company's payment obligations under any series of the Debt Securities may be jointly and severally guaranteed (the "Subsidiary Guarantees") by one or more Subsidiaries of the Company (the "Guarantors"), including the Subsidiary Guarantors named herein. Any Subsidiary of the Company that guarantees any Indebtedness of the Company may be required to execute a Subsidiary Guarantee and become a Guarantor under the applicable Indenture. The terms of any such Subsidiary Guarantee will be set forth in the applicable Prospectus Supplement. However, the obligations of each Guarantor under its Subsidiary Guarantee will be limited to the maximum amount the Guarantors are permitted to guarantee under applicable law without creating a "fraudulent conveyance."

     Each Indenture may restrict the consolidation or merger with or into a Guarantor or provide for the release of a Subsidiary Guarantee, as set forth in a related Prospectus Supplement and the Applicable Indenture.

     Each of the Indentures may provide that if any Subsidiary of the Company guarantees any Indebtedness of the Company that is not a party to the Indenture, then such Subsidiary shall (i) execute a supplemental indenture in form and substance satisfactory to the Trustee thereunder providing that such Subsidiary shall become a Guarantor under the applicable Indenture and (ii) deliver an opinion of counsel to the effect, inter alia, that such supplemental indenture has been duly authorized and executed by such Subsidiary.

CHANGE OF CONTROL

     Each of the Indentures will provide that, with respect to a series of Debt Securities, in the event that there shall occur a Change of Control (as defined in a related Prospectus Supplement and the Applicable Indenture), then the Company may be required to make an Offer (as described under "-- Procedures for Offers" below) to purchase all or any part (equal to $1,000 or an integral multiple thereof) of each holder's Debt Securities of the applicable series at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase. Such right to require the repurchase of Debt

Securities shall not continue after a discharge of the Company from its obligations with respect to the Debt Securities. See "-- Defeasance."

     A Change of Control purchase feature of a series of Debt Securities may, in certain circumstances, make it more difficult or discourage a takeover of the Company and, as a result, may make removal of incumbent management more difficult. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future.

     If a Change of Control were to occur, the Company may not have sufficient liquid assets to satisfy its obligation to purchase all of the Debt Securities that might be delivered by holders seeking to exercise the purchase right and make any payments that may become necessary, if not waived.

     The provisions of each of the Indentures would not necessarily afford holders of the Debt Securities protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect such holders.

COVENANTS

     The particular covenants, including covenants relating to the issuance of Subordinated Debt Securities to a Tesoro Capital Trust or a trustee of such Tesoro Capital Trust, relating to any series of Debt Securities will be described in the Prospectus Supplement relating to such series. If any such covenants are described, the Prospectus Supplement will also state whether the "covenant defeasance" provisions described below also apply.

PROCEDURES FOR OFFERS

     Within 30 days following a Change of Control, the Company will mail to each holder of Debt Securities, at such holder's registered address, a notice stating: (i) the Offer is being made as a result of a Change of Control, the length of time the Offer shall remain open, and the maximum aggregate principal amount of Debt Securities that will be accepted for payment pursuant to such Offer, (ii) the purchase price, the amount of accrued and unpaid interest as of the Purchase Date, and the Purchase Date, (iii) the circumstances and material facts regarding such Change of Control, to the extent known to the Company (including, but not limited to, information with respect to pro forma and historical financial information after giving effect to such Change of Control, and information regarding the Person or Persons acquiring control), and (iv) such other information required by each of the Indentures and applicable laws and regulations.

     On the Purchase Date for any Offer, the Company will (1) accept for payment all Debt Securities tendered pursuant to such Offer, (2) deposit with the Paying Agent the aggregate purchase price of all Debt Securities accepted for payment and any accrued and unpaid interest on such Debt Securities as of the Purchase Date, and (3) deliver or cause to be delivered to each of the Trustees all Debt Securities tendered pursuant to the Offer. If less than all Debt Securities tendered pursuant to any Offer are accepted for payment by the Company for any reason, selection of the Debt Securities to be purchased will be in compliance with the requirements of the principal national securities exchange, if any, on which any series of Debt Securities is listed or, if not so listed, by lot or by such method as each of the Trustees shall deem fair and appropriate; provided that Debt Securities accepted for payment in part shall only be purchased in integral multiples of $1,000. The Paying Agent will promptly mail to each holder of Debt Securities accepted for payment an amount equal to the purchase price for such Debt Securities plus any accrued and unpaid interest. Each of the Trustees will promptly authenticate and mail to holders of Debt Securities accepted for payment in part new Debt Securities equal in principal amount to any unpurchased portion of each holder's Debt Securities, and any Debt Securities not accepted for payment in whole or in part shall be promptly returned to the holder thereof. On and after a Purchase Date, interest will cease to accrue on the Debt Securities accepted for payment. The Company will announce the results of the Offer to holders of the Debt Securities on or as soon as practicable after the Purchase Date.

     The Company will comply with all applicable requirements of Rule 14e-1 under the Exchange Act and all other applicable securities laws and regulations thereunder, to the extent applicable, in connection with any offer.

EVENTS OF DEFAULT

     Each Indenture provides that the following will be Events of Default with respect to any series of Debt Securities issued thereunder: (a) failure to pay any interest on any Debt Security of such series when due, continued for 30 days; (b) failure to pay principal of (or premium, if any, on) any Debt Security of such series when due; (c) failure to perform or comply with any covenant or warranty of the Company contained in the Debt Securities of such series or in the applicable Indenture, continued for 30 days after written notice as provided in the Indenture (other than a default otherwise specifically dealt with in the applicable Indenture or in any supplemental indenture); (d) failure to deposit a sinking fund payment, if any, when and as due by the terms of a Debt Security of such series; (e) except as permitted by the applicable Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee (other than by reason of the termination of the Indenture or the release of any such Subsidiary Guarantee in accordance with the Indenture); (f) certain events in bankruptcy, insolvency or reorganization affecting the Company or any Guarantor; and (g) any other Event of Default set forth in the applicable supplemental indenture and Prospectus Supplement relating to the Debt Securities of such series.

     If an Event of Default under either Indenture with respect to Debt Securities of any series at the time outstanding shall occur and be continuing, then in every such case either the applicable Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series may accelerate the maturity of all Debt Securities of that series; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the applicable Indenture.

     Each Indenture provides that no holder of any Debt Security will have any right to institute any proceeding with respect to the applicable Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee thereunder written notice of a continuing Event of Default and unless the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of such series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a Debt Security for enforcement of payment of the principal of (and premium, if any) or interest on such Debt Security on or after the respective due dates expressed in such Debt Security.

     Subject to provisions in each Indenture relating to its duties in case an Event of Default shall have occurred and be continuing, neither Trustee is under an obligation to exercise any of its rights or powers under such Indenture at the request or direction of any holders of Debt Securities then outstanding under such Indenture, unless such holders shall have offered to the Trustee thereunder reasonable indemnity. Subject to the provisions in each Indenture for the indemnification of the Trustee thereunder, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee or exercising any trust or power conferred on such Trustee.

     The Company will be required to furnish to each Trustee annually a statement as to the performance by the Company of certain of its obligations under the applicable Indenture and as to any default in such performance.

DEFEASANCE

     Each Indenture provides that, at the option of the Company, (A) if applicable, the Company will be discharged from any and all obligations in respect of the Debt Securities of any series issued under such Indenture or (B) if applicable, the Company may omit to comply with certain restrictive covenants, and that such omission shall not be deemed to be an Event of Default under the applicable Indenture and the Debt Securities of any series issued thereunder, and that such Debt Securities shall no longer be subject to the subordination provisions in the case of either (A) or (B) upon irrevocable deposit with the applicable Trustee, in trust, of money and/or U.S. government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized accounting firm to pay the principal of and premium, if any, and each installment of interest, if any, on such Debt Securities. With respect to clause (B), the obligations under the applicable Indenture other than with respect to such covenants and the Events of Default other than the Event of Default relating to such covenants above shall remain in full force and effect. Such trust may only be established if, among other things (i) with respect to clause (A), the Company has received from, or there has been published by, the IRS a ruling or there has been a change in law, which in the Opinion of Counsel provides that holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (B), the Company has delivered to the applicable Trustee an Opinion of Counsel to the effect that the holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (ii) no Event of Default or event that, with the passing of time or the giving of notice, or both, shall constitute an Event of Default with respect to such Debt Securities shall have occurred or be continuing; (iii) the Company has delivered to the applicable Trustee an Opinion of Counsel to the effect that such deposit shall not cause such Trustee or the trust so created to be subject to the Investment Company Act of 1940; and (iv) certain other customary conditions precedent.

SUBORDINATION

     Upon any distribution to creditors of the Company in a liquidation, dissolution or reorganization, the payment of the principal of and interest on the Senior Subordinated Debt Securities and Subordinated Debt Securities will be subordinated to the extent provided in the respective Senior Subordinated Indenture and Subordinated Indenture in right of payment to the prior payment in full of all Senior Debt, but the obligation of the Company to make payment of the principal of and interest on the Senior Subordinated Debt Securities or Subordinated Debt Securities will not otherwise be affected. Except as provided in a Prospectus Supplement, no payment of principal or interest may be made on the Senior Subordinated Debt Securities or Subordinated Debt Securities at any time if a default on Senior Debt exists that permits the holders of such Senior Debt to accelerate its maturity and the default is the subject of judicial proceedings or the Company receives notice of the default. The Subordinated Indenture may also provide that Subordinated Debt Securities issued thereunder are subordinated and junior in right of payment to the prior payment in full of all existing or future Senior Subordinated Debt Securities. After all Senior Debt is paid in full and until the Senior Subordinated Debt Securities or Subordinated Debt Securities (as the case may be) are paid in full, Holders will be subrogated to the rights of holders of Senior Debt to the extent that distributions otherwise payable to Holders have been applied to the payment of Senior Debt. By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than holders of the Subordinated Debt Securities.

MODIFICATION AND WAIVER

     Modifications and amendments of either Indenture may be made by the Company and the applicable Trustee with the consent of the holders of a majority in aggregate principal amount of all outstanding Debt Securities issued under such Indenture which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any such Debt Security, (b) reduce the principal amount of (or the premium), or interest on, any such Debt Security, (c) change the place or currency of payment of principal of (or premium), or interest on, any such Debt Security, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security, (e) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, (f) reduce the percentage of aggregate principal amount of outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults, or (g) modify any provisions of such Indenture relating to the modification and amendment of such Indenture or the waiver of past defaults or covenants, except as otherwise specified in a Prospectus Supplement.

     The holders of a majority in aggregate principal amount of the outstanding Debt Securities of a series may waive compliance by the Company with certain restrictive provisions of the applicable Indenture. The holders of a majority in aggregate principal amount of the outstanding Debt Securities of a series may waive any past default under the applicable Indenture. In the case of any series of Subordinated Debt Securities held as trust assets of a Tesoro Capital Trust, the consent of the holders of all of the holders of the Preferred Trust Securities and Common Trust Securities of such Tesoro Capital Trust may be required under the Declaration of Trust of such Tesoro Capital Trust.

THE TRUSTEE

     Both Indentures provide that, except during the continuance of an Event of Default, the Trustee thereunder will perform only such duties as are specifically set forth in the applicable Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under such Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     Both Indentures and the provisions of the TIA incorporated by reference therein contain limitations on the rights of each of the Trustees, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. Each of the Trustees are permitted to engage in other transactions with the Company or any Affiliate; provided, however, that if it acquires any conflicting interest (as defined in the applicable Indenture or in the TIA), it must eliminate such conflict or resign.

NO PERSONAL LIABILITY OF OFFICERS, DIRECTORS, EMPLOYEES OR STOCKHOLDERS

     No director, officer, employee or stockholder, as such, of the Company or any of its affiliates shall have any personal liability in respect of the obligations of the Company under either of the Indentures or the Debt Securities by reason of his, her or its status as such.

APPLICABLE LAW

     The Indentures are, and the Debt Securities offered hereby will be, governed by, and construed in accordance with, the laws of the State of New York.

                         DESCRIPTION OF PREFERRED STOCK

     The Company's Board of Directors, without any further action by the stockholders of the Company, is authorized to issue up to 5,000,000 shares of Preferred Stock, and to divide the Preferred Stock into one or more series, and to fix by resolution or resolutions any of the designations, powers, preferences and rights, and the qualifications, limitations, or restrictions of the shares of each such series, including, but not limited to, dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences, and the number of shares constituting each such series. The issuance of Preferred Stock may have the effect of delaying, deterring, or preventing a Change in Control of the Company. Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular series of Preferred Stock will be described in the Prospectus Supplement relating to that series.

The description of the terms of the particular series of Preferred Stock set forth in the related Prospectus Supplement does not purport to be complete and is qualified in its entirety by reference to the certificate of designation relating to the particular series of Preferred Stock.

     The designations, powers, preferences and rights, and the qualifications, limitations, or restrictions of the Preferred Stock of each series will be fixed by the certificate of designation relating to such series. The Prospectus Supplement relating to each series will specify the terms of the Preferred Stock as follows:

          (a) The maximum number of shares to constitute such series and the distinctive designation thereof;

          (b) The annual dividend rate, if any, on shares of such series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate, and whether dividends will be cumulative;

          (c) The price at which, and the terms and conditions on which, the shares of such series may be redeemed, including the time during which shares of such series may be redeemed and any accumulated dividends thereon that the holders of shares of such series shall be entitled to receive upon the redemption thereof;

          (d) The liquidation preference, if any, and any accumulated dividends thereon, that the holders of shares of such series shall be entitled to receive upon the liquidation, dissolution, or winding up of the affairs of the Company;

          (e) Whether or not the shares of such series will be subject to operation of a retirement or sinking fund, and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of such series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;

          (f) The terms and conditions, if any, on which the shares of such series shall be convertible into, or exchangeable for, debt securities, shares of any other class or classes of capital stock of the Company, or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange, whether such conversion or exchange will be mandatory and the method, if any, of adjusting the same;

        (g) The voting rights, if any, on the shares of such series; and

          (h) Any or all other preferences and relative, participating, operational, or other special rights, qualifications, limitations, or restrictions thereof.

     The federal income tax consequences and special considerations applicable to any such series of Preferred Stock will be generally described in the Prospectus Supplement relating thereto.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     The following summary and the summary in any Prospectus Supplement of the terms and provisions of the Depositary Shares and Depositary Receipts does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable Deposit Agreement, which will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part.

     The Company may, at its option, elect to offer fractional interests in shares of Preferred Stock, rather than full shares of Preferred Stock. In the event such option is exercised, the Company will issue to the public receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the applicable Prospectus Supplement) of a share of a particular series of Preferred Stock as described below.

     The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (a "Deposit Agreement") between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (a "Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock underlying by such Depositary Share, to all the rights and preferences of the Preferred Stock underlying such Depositary Share (including dividend, voting, redemption, conversion and liquidation rights).

     The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional interests in shares of Preferred Stock in accordance with the terms of the offering.

     Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense. In addition, subject to the terms of the Deposit Agreement, holders of Depositary Shares are entitled to withdraw and receive, upon surrender of Depositary Receipts, certificates evidencing the fractional number of shares of Preferred Stock (but only whole shares thereof) represented by such Depositary Receipts. Partial shares of Preferred Stock will not be issued.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the number of such Depositary Shares owned by such holders. The Depositary will distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributable will be held by the Depositary (without liability for interest thereon) and will be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Receipts then outstanding.

     In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, in proportion to the number of such Depositary Shares owned by such holders, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable to effect such distribution, including the sale of such property and distribution of the net proceeds from such sale to such holders.

REDEMPTION OF DEPOSITARY SHARES

     If a series of Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever the Company redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of Preferred Stock so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

VOTING THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the Preferred Stock represented by Depositary Shares are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of the Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Preferred Stock represented by Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Shares representing such Preferred Stock.

AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding under such Deposit Agreement. Each Deposit Agreement will provide that each holder of Depositary Shares at the time any such amendment becomes effective that continues to hold such Depositary Shares will be deemed to have consented to such amendment and will be bound thereby. A Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares relating thereto have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock underlying such Depositary Shares in connection with any liquidation, dissolution or winding up of holdings and such distribution has been distributed to the holders of the related Depositary Receipts.

CHARGES OF DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of any Depositary in connection with the initial deposit of the Preferred Stock and the initial issuance of the Depositary Shares and any redemption or conversion of the Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of Preferred Stock upon surrender of Depositary Receipts, as are expressly provided in the relevant Deposit Agreement to be for their accounts.

MISCELLANEOUS

     The Depositary will forward to holders of Depositary Receipts all reports and communications from the Company that are delivered to the Depositary and which the Company is required to furnish to the holders of the Preferred Stock.

     Neither any Depositary nor the Company will assume any obligation or will be subject to any liability under a Deposit Agreement to holders of the Depositary Shares other than for its negligence or willful misconduct. Neither any Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under a Deposit Agreement. The obligations of the Company and any Depositary under a Deposit Agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. The Company and any Depositary may rely on written advice of counsel or accountants, on information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed in good faith to be competent to give such information and on documents believes to be genuine and to have been signed or presented by the proper party or parties.

RESIGNATION AND REMOVAL OF DEPOSITARY

     A Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove any Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000.

                          DESCRIPTION OF COMMON STOCK

     The Company's Certificate of Incorporation, as amended, currently authorizes the Company to issue up to 50,000,000 shares of Common Stock. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. In the event of a liquidation, dissolution, or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. There are no redemption provisions with respect to any shares of Common Stock. All of the outstanding shares of Common Stock are, and the Common Stock offered hereby will be, upon issuance against full payment of the purchase price therefor, fully paid and nonassessable. As of April 22, 1998 there were issued and outstanding 26,668,910 shares of Common Stock.

     The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services L.L.C.

                  DESCRIPTION OF THE STOCK PURCHASE CONTRACTS
                          AND THE STOCK PURCHASE UNITS

     The Company may issue Stock Purchase Contracts, including contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of shares of Common Stock or Preferred Stock at a future date or dates. The consideration per share of Common Stock or Preferred Stock may be fixed at the time of the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. Any such formula may include anti-dilution provisions to adjust the number of shares issuable pursuant to such Stock Purchase Contracts upon the occurrence of certain events. The Stock Purchase Contracts may be issued separately or as a part of Stock Purchase Units consisting of a Stock Purchase Contract and Debt Securities, Trust Preferred Securities or debt obligations of third parties, including U. S. Treasury securities, securing the holders' obligations to purchase the Common Stock or Preferred Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to the holders of the Stock Purchase Contracts or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

     The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the Prospectus Supplement will not necessarily be complete, and reference will be made to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depository arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

     Each Tesoro Capital Trust may issue, from time to time, only one series of Trust Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Declaration of each Tesoro Capital Trust authorizes the Regular Trustees of such Tesoro Capital Trust to issue on behalf of such Tesoro Capital Trust one series of Trust Preferred Securities. The Declaration will be qualified as an indenture under the TIA. The Trust Preferred Securities will have such terms, including distributions, redemption, voting, conversion, exchange, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the Declaration or made part of the Declaration by the Trust Indenture Act. Reference is made to the Prospectus Supplement relating to the Trust Preferred Securities of the Tesoro Capital Trust for specific terms, including (a) the distinctive designation of such Trust Preferred Securities;

(b) the number of Trust Preferred Securities issued by such Tesoro Capital Trust; (c) the annual distribution rate (or method of determining such rate) for Trust Preferred Securities issued by such Tesoro Capital Trust and the date or dates upon which such distributions shall be payable; provided, however, that distributions on such Trust Preferred Securities shall be payable on a quarterly basis to holders of such Trust Preferred Securities as of a record date in each quarter during which such Trust Preferred Securities are outstanding; (d) whether distributions on Trust Preferred Securities issued by such Tesoro Capital Trust shall be cumulative, and, in the case of Trust Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Trust Preferred Securities issued by such Tesoro Capital Trust shall be cumulative;
(e) the amount or amounts which shall be paid out of the assets of such Tesoro Capital Trust to the holders of Trust Preferred Securities of such Tesoro Capital Trust upon voluntary or involuntary dissolution, winding-up or termination of such Tesoro Capital Trust; (f) the obligation, if any, of such Tesoro Capital Trust to purchase or redeem Trust Preferred Securities issued by such Tesoro Capital Trust and the price or prices at which, the period or periods within which, and the terms and conditions upon which, Trust Preferred Securities issued by such Tesoro Capital Trust shall be purchased or redeemed, in whole or in part, pursuant to such obligation; (g) the voting rights, if any, of Trust Preferred Securities issued by such Tesoro Capital Trust in addition to those required by law, including the number of votes per Trust Preferred Security and any requirement for the approval by the holders of Trust Preferred Securities, or of Trust Preferred Securities issued by one or more Tesoro Capital Trusts, or of both, as a condition to specified action or amendments to the Declaration of such Tesoro Capital Trust; (h) the terms and conditions, if any, upon which the assets of such Tesoro Capital Trust may be distributed to holders of Trust Preferred Securities; (i) provisions regarding convertibility or exchangeability of the Trust Preferred Securities for capital stock of Tesoro; (j) if applicable, any securities exchange upon which the Trust Preferred Securities shall be listed; and (k) any other relevant rights, preferences, privileges, limitations or restrictions of Trust Preferred Securities issued by such Tesoro Capital Trust not inconsistent with the Declaration of such Tesoro Capital Trust or with applicable law. All Trust Preferred Securities offered hereby will be guaranteed by the Company to the extent set forth below under "Description of the Trust Guarantees." Any U.S. federal income tax considerations applicable to any offering of Trust Preferred Securities will be described in the Prospectus Supplement relating thereto.

     In connection with the issuance of Trust Preferred Securities, each Tesoro Capital Trust will issue one series of Trust Common Securities. The Declaration of each Tesoro Capital Trust authorizes the Regular Trustees of such trust to issue on behalf of such Tesoro Capital Trust one series of Trust Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the Trust Common Securities issued by a Tesoro Capital Trust will be substantially identical to the terms of the Trust Preferred Securities issued by such Tesoro Capital Trust, and the Trust Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Trust Preferred Securities except that, upon an event of default under the Declaration, the rights of the holders of the Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. Except in certain limited circumstances, the Trust Common Securities will also carry the right to vote to appoint, remove or replace any of the Trustees of a Tesoro Capital Trust. All of the Trust Common Securities of each Tesoro Capital Trust will be directly or indirectly owned by the Company.

                      DESCRIPTION OF THE TRUST GUARANTEES

     Set forth below is a summary of information concerning the Trust Guarantees which will be executed and delivered by Tesoro from time to time for the benefit of the holders of the Trust Preferred Securities. Each Trust Guarantee will be qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company will act as indenture trustee under each Trust Guarantee (the "Trust Guarantee Trustee"). The terms of each Trust Guarantee will be those set forth in such Trust Guarantee and those made part of such Trust Guarantee by the Trust Indenture Act. The summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Trust Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act.

Each Trust Guarantee will be held by the Trust Guarantee Trustee for the benefit of the holders of the Trust Preferred Securities of the applicable Tesoro Capital Trust.

GENERAL

     Pursuant to each Trust Guarantee, Tesoro will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the Trust Preferred Securities issued by a Tesoro Capital Trust, the Trust Guarantee Payments (as defined herein) (except to the extent paid by such Tesoro Capital Trust), as and when due, regardless of any defense, right of set-off or counterclaim which such Tesoro Capital Trust may have or assert. The following payments with respect to Trust Preferred Securities issued by a Tesoro Capital Trust to the extent not paid by such Tesoro Capital Trust (the "Trust Guarantee Payments"), will be subject to the Trust Guarantee thereon (without duplication): (i) any accrued and unpaid distributions which are required to be paid on such Trust Preferred Securities, to the extent such Tesoro Capital Trust shall have funds available therefor; (ii) the redemption price, including all accrued and unpaid distributions (the "Redemption Price"), to the extent such Tesoro Capital Trust has funds available therefor with respect to any Trust Preferred Securities called for redemption by such Tesoro Capital Trust; and
(iii) upon a voluntary or involuntary dissolution, winding-up or termination of such Tesoro Capital Trust (other than in connection with the distribution of the assets of such Tesoro Capital Trust to the holders of Trust Preferred Securities or the redemption of all of the Trust Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Trust Preferred Securities to the date of payment, to the extent such Tesoro Capital Trust has funds available therefor and (b) the amount of assets of such Tesoro Capital Trust remaining available for distribution to holders of such Trust Preferred Securities in liquidation of such Tesoro Capital Trust. Tesoro's obligation to make a Trust Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Trust Preferred Securities or by causing the applicable Tesoro Capital Trust to pay such amounts to such holders.

     Each Trust Guarantee will be a full and unconditional guarantee with respect to the Trust Preferred Securities issued by the applicable Tesoro Capital Trust, but will not apply to any payment of distributions except to the extent such Tesoro Capital Trust shall have funds available therefor. If Tesoro does not make interest payments on the Subordinated Debt Securities purchased by a Tesoro Capital Trust, such Tesoro Capital Trust will not pay distributions on the Trust Preferred Securities issued by such Tesoro Capital Trust and will not have funds available therefor. See "Description of the Subordinated Debt Securities -- Certain Covenants."

     Tesoro has also agreed separately to irrevocably and unconditionally guarantee the obligations of the Tesoro Capital Trusts with respect to the Trust Common Securities (the "Trust Common Securities Guarantees") to the same extent as the Trust Guarantees, except that upon an event of default under the Subordinated Indenture, holders of Trust Preferred Securities shall have priority over holders of Trust Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS

     In each Trust Guarantee, Tesoro will covenant that, so long as any Trust Preferred Securities issued by the applicable Tesoro Capital Trust remain outstanding, if there shall have occurred any event that would constitute an event of default under such Trust Guarantee or the Declaration of such Tesoro Capital Trust, then (a) Tesoro shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make any liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of Tesoro Common Stock in connection with the satisfaction by Tesoro of its obligations under any employee benefit plans or the satisfaction by Tesoro of its obligations pursuant to any contract or security requiring Tesoro to purchase shares of Company Common Stock or, (ii) the purchase of fractional interests in shares of Company capital stock as a result of a reclassification of Company capital stock or the exchange or conversion of one class or series of Company capital stock for another class or series of Company capital stock or make any guarantee payments with respect to the foregoing and (b) Tesoro shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by Tesoro which rank pari passu with or junior to the Subordinated Debt Securities.

MODIFICATION OF THE TRUST GUARANTEES; ASSIGNMENT

     Except with respect to any changes which do not adversely affect the rights of holders of Trust Preferred Securities (in which case no vote will be required), each Trust Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Trust Preferred Securities issued by the applicable Tesoro Capital Trust. The manner of obtaining any such approval of holders of such Trust Preferred Securities will be as set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in a Trust Guarantee shall bind the successors, assigns, receivers, trustees and representatives of Tesoro and shall inure to the benefit of the holders of the Trust Preferred Securities of the applicable Tesoro Capital Trust then outstanding.

TERMINATION

     Each Trust Guarantee will terminate as to the Trust Preferred Securities issued by the applicable Tesoro Capital Trust upon the first to occur of (a) full payment of the Redemption Price of all Trust Preferred Securities of such Tesoro Capital Trust, (b) distribution of the assets of such Tesoro Capital Trust to the holders of the Trust Preferred Securities of such Tesoro Capital Trust, and (c) full payment of the amounts payable upon liquidation of such Tesoro Capital Trust in accordance with the Declaration of such Tesoro Capital Trust. Each Trust Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities issued by the applicable Tesoro Capital Trust must restore payment of any sums paid under such Trust Preferred Securities or such Trust Guarantee.

EVENTS OF DEFAULT

     An event of default under a Trust Guarantee will occur upon the failure of Tesoro to perform any of its payment or other obligations thereunder.

     The holders of a majority in liquidation amount of the Trust Preferred Securities relating to such Trust Guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trust Guarantee Trustee in respect of the Trust Guarantee or to direct the exercise of any trust or power conferred upon the Trust Guarantee Trustee under such Trust Preferred Securities. If the Trust Guarantee Trustee fails to enforce such Trust Guarantee, any holder of Trust Preferred Securities relating to such Trust Guarantee may institute a legal proceeding directly against Tesoro to enforce the Trust Guarantee Trustee's rights under such Trust Guarantee, without first instituting a legal proceeding against the relevant Tesoro Capital Trust, the Trust Guarantee Trustee or any other person or entity. Notwithstanding the foregoing, if Tesoro has failed to make a guarantee payment, a holder of Trust Preferred Securities may directly institute a proceeding against Tesoro for enforcement of the Trust Guarantee for such payment. Tesoro waives any right or remedy to require that any action be brought first against such Tesoro Capital Trust or any other person or entity before proceeding directly against Tesoro.

STATUS OF THE TRUST GUARANTEES

     The Trust Guarantees will constitute unsecured obligations of Tesoro and will rank (i) subordinate and junior in right of payment to all other liabilities of Tesoro; (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by Tesoro and with any guarantee now or hereafter entered into by Tesoro in respect of any preferred or preference stock of any affiliate of Tesoro; and (iii) senior to the Tesoro Common Stock. The terms of the Trust Preferred Securities provide that each holder of Trust Preferred Securities issued by the applicable Tesoro Capital Trust, by acceptance thereof, agrees to the subordination provisions and other terms of the Trust Guarantee relating thereto.

     The Trust Guarantees will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the Trust Guarantee without instituting a legal proceeding against any other person or entity).

INFORMATION CONCERNING THE TRUST GUARANTEE TRUSTEE

     The Trust Guarantee Trustee, prior to the occurrence of a default with respect to a Trust Guarantee, undertakes to perform only such duties as are specifically set forth in such Trust Guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Trust Guarantee Trustee is under no obligation to exercise any of the powers vested in it by a Trust Guarantee at the request of any holder of Trust Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby.

     The Company and certain of its affiliates may, from time to time, maintain a banking relationship with the Trust Guarantee Trustee.

GOVERNING LAW

     The Trust Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

               RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
           THE SUBORDINATED DEBT SECURITIES AND THE TRUST GUARANTEES

     As long as Tesoro makes payments of interest and other payments when due on the Subordinated Debt Securities, such payments will be sufficient to cover distributions and other payments due on the Trust Preferred Securities, primarily because (i) the aggregate principal amount of the Subordinated Debt Securities will be equal to the sum of the aggregate stated liquidation preference of the Trust Securities; (ii) the interest rate and interest and other payment dates of the Subordinated Debt Securities will match the distribution rate and distribution and other payment dates for the Trust Preferred Securities; (iii) Tesoro shall pay for all and any costs, expenses and liabilities of the Tesoro Capital Trusts except the Tesoro Capital Trusts' obligations to holders of the Trust Preferred Securities under the Trust Preferred Securities of the Tesoro Capital Trusts; and (iv) the Declaration of each Tesoro Capital Trust further provides that such Tesoro Capital Trust will not engage in any activity that is not consistent with the limited purposes of such Tesoro Capital Trust.

     Payments of distributions and other amounts due on the Trust Preferred Securities of a Tesoro Capital Trust (to the extent such Tesoro Capital Trust has funds available for the payment of such distributions) are irrevocably guaranteed by Tesoro as and to the extent set forth under "Description of Trust Guarantees." Taken together, Tesoro's obligations under the Subordinated Debt Securities, the Subordinated Indenture, the Declarations of the Tesoro Capital Trusts and the Trust Guarantees provide a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of each of the Tesoro Capital Trust's obligations under the Trust Preferred Securities. If and to the extent that Tesoro does not make payments on the Subordinated Debt Securities, the Tesoro Capital Trusts will not pay distributions or other amounts due on the Trust Preferred Securities. The Trust Guarantees do not cover payment of distributions when a Tesoro Capital Trust does not have sufficient funds to pay such distributions. In such event, the remedies of a holder of the Trust Preferred Securities of such Tesoro Capital Trust are described herein under "Description of the Trust Guarantees -- Events of Default." The obligations of Tesoro under the Trust Guarantees are subordinate and junior in right of payment to all Senior Indebtedness of Tesoro.

     Notwithstanding anything to the contrary in the Subordinated Indenture and to the extent set forth therein, Tesoro has the right to set-off any payment it is otherwise required to make thereunder with and to the extent Tesoro has theretofore made, or is concurrently on the date of such payment making, a payment under a Trust Guarantee.

     A holder of Trust Preferred Securities of a Tesoro Capital Trust may institute a legal proceeding directly against Tesoro to enforce its rights under the Trust Guarantee with respect to such Tesoro Capital Trust without first instituting a legal proceeding against the Trust Guarantee Trustee, such Tesoro Capital Trust or any other person or entity.

     The Trust Preferred Securities of a Tesoro Capital Trust evidence a beneficial interest in such Tesoro Capital Trust. The Tesoro Capital Trusts exist for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in Subordinated Debt Securities. A principal difference between the rights of a holder of Trust Preferred Securities and a holder of Subordinated Debt Securities is that a holder of Subordinated Debt Securities is entitled to receive from Tesoro the principal amount of and interest accrued on Subordinated Debt Securities held, while a holder of Trust Preferred Securities is entitled to receive distributions from a Tesoro Capital Trust (or from Tesoro under the Trust Guarantee) if and to the extent such Tesoro Capital Trust has funds available for the payment of such distributions.

     Upon any voluntary or involuntary termination, winding-up or liquidation of a Tesoro Capital Trust involving the liquidation of the Subordinated Debt Securities, the holders of the Trust Preferred Securities of such Tesoro Capital Trust will be entitled to receive, out of assets held by such Tesoro Capital Trust and after satisfaction of liabilities to creditors of such Tesoro Capital Trust as provided by applicable law, the liquidation distribution in cash. See "Description of Trust Preferred Securities." Upon any voluntary or involuntary liquidation or bankruptcy of Tesoro, the Property Trustee of a Tesoro Capital Trust, as holder of the Subordinated Debt Securities of such Trust, would be a subordinated creditor of Tesoro, subordinated in right of payment to all Senior Indebtedness of Tesoro, but entitled to receive payment in full of principal and interest, before any shareholders of Tesoro receive payments or distributions. Since Tesoro is the guarantor under the Trust Guarantees and has agreed to pay for all costs, expenses and liabilities of the Tesoro Capital Trusts (other than the Tesoro Capital Trusts' obligations to the holders of the Trust Preferred Securities), the positions of a holder of Trust Preferred Securities and a holder of Subordinated Debt Securities relative to other creditors and to shareholders of Tesoro in the event of liquidation or bankruptcy of Tesoro would be substantially the same.

     A default or event of default under any Senior Indebtedness of Tesoro will not constitute a default or Event of Default under the Subordinated Indenture. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness of Tesoro, the subordination provisions of the Subordinated Indenture provide that no payments may be made in respect of the Subordinated Debt Securities until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Subordinated Debt Securities would constitute an Event of Default under the Subordinated Indenture with respect thereto.

                              PLAN OF DISTRIBUTION

     The Company and any Tesoro Capital Trust may offer or sell the Securities and the Trust Preferred Securities, respectively, to or through one or more underwriters, dealers or agents as designated from time to time, or through a combination of such methods and also may offer or sell the Securities and the Trust Preferred Securities, respectively, directly to one or more other purchasers. The Company and any Tesoro Capital Trust may sell the Securities and the Trust Preferred Securities, respectively, as soon as practicable after effectiveness of the Registration Statement of which this Prospectus is a part.

     A Prospectus Supplement will set forth the terms of the offering of the particular series of Securities offered thereby, including: (i) the name or names of any underwriters or agents; (ii) the initial public offering or purchase price of such series of Securities; (iii) any underwriting discounts, commissions, and other items constituting underwriters' compensation and any other discount, concessions, or commissions allowed or reallowed or paid by any underwriters to other dealers; (iv) any commissions paid to any agents; (v) the net proceeds to the Company from the sales; (vi) the net proceeds to a Tesoro Capital Trust; and (vii) any securities exchanges or markets on which the Securities may be listed.

     Unless otherwise set forth in the Prospectus Supplement relating to a particular series of Securities, the obligations of the underwriters to purchase such series of Securities will be subject to certain conditions precedent and each of the underwriters with respect to such series of Securities will be obligated to purchase all of the Securities of such series allocated to it if any such Securities are purchased. Any initial public offering price and any discounts or concessions allowed, reallowed, or paid to dealers may be changed from time to time.

     The Securities may also be offered and sold, if so indicated in the applicable Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company or the Tesoro Capital Trust, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company or the Tesoro Capital Trust, and its compensation will be described in the applicable Prospectus Supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the Securities remarketed thereby.

     The Securities may be offered and sold by the Company or any Tesoro Capital Trust, respectively, directly or through agents designated by the Company or any Tesoro Capital Trust from time to time. Unless otherwise indicated in the related Prospectus Supplement, each such agent will be acting on a best efforts basis for the period of its appointment. Any agent participating in the distribution of Securities may be deemed to be an "underwriter," as that term is defined in the Securities Act, of the Securities so offered and sold. The Securities also may be sold to dealers at the applicable price to the public set forth in the Prospectus Supplement relating to such series of Securities. Such dealers may be deemed to be "underwriters" within the meaning of the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company or a Tesoro Capital Trust, to indemnification by the Company or such Tesoro Capital Trust against certain civil liabilities, including liabilities under the Securities Act.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, the Company in the ordinary course of business.

     Other than the Common Stock, Preferred Stock and Senior Debt Securities, all Securities offered will be a new issue of securities with no established trading market. Any underwriter to whom Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The Securities may or may not be listed on a national securities exchange or a foreign securities exchange, except that the Common Stock is listed for trading on the NYSE and the PSE. Any Common Stock sold pursuant to a Prospectus Supplement will be listed for trading on the NYSE and the PSE, subject to official notice of issuance. No assurance can be given as to the liquidity of or the trading markets for any Securities.

                                 LEGAL MATTERS

     The validity of the Securities will be passed upon for the Company and the Trusts by Fulbright & Jaworski L.L.P., Washington, D.C. Certain matters of Delaware law relating to the validity of the Trust Preferred Securities will be
passed upon for the Company and the Tesoro Capital Trusts by           ,
Wilmington, Delaware, special Delaware counsel to the Company and the Tesoro Capital Trusts. If the Securities are being distributed in an underwritten offering, the validity of the Securities will be passed upon for the underwriters by counsel identified in the related Prospectus Supplement.

                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The information incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 relating to estimated proved reserves of oil and gas and the related estimates of future net cash flows and present values thereof as of December 31, 1995, December 31, 1996 and December 31, 1997 have been prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers, and are incorporated by reference herein upon the authority of such firm as an expert in petroleum engineering.

                                  [GLOBE LOGO]

                               20,000,000 Shares

                                 [TESORO LOGO]

                                  Common Stock
                          ---------------------------
                             Prospectus Supplement
                                           , 2002
                          ---------------------------
                                LEHMAN BROTHERS
                              GOLDMAN, SACHS & CO.
                            FRIEDMAN BILLINGS RAMSEY